Filed Pursuant to 424(b)(3)

Registration No. 333-128662

CNL INCOME PROPERTIES, INC.

Supplement No. Four dated December 7, 2006

to Prospectus dated April 4, 2006

This Supplement is part of, and should be read in conjunction with, the prospectus dated April 4, 2006. This Prospectus Supplement replaces all prior Supplements and Sticker Supplements to the prospectus. Capitalized terms used in this Prospectus Supplement have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Income Properties” include CNL Income Properties, Inc. and its subsidiaries.

Information as to the number and types of properties we have entered into initial commitments to acquire, properties we have acquired and loans we have made is presented as of December 1, 2006, and all references to property acquisitions, commitments and loans should be read in that context. Properties that we enter into initial commitments to acquire, as well as properties we acquire and loans we make after December 1, 2006, will be reported in a subsequent supplement.

RECENT DEVELOPMENTS

At December 1, 2006, we had a portfolio of 40 lifestyle properties, including interests in retail and commercial properties at seven resort villages, one merchandise mart, two waterpark resorts, two outdoor waterpark resorts, one sky lift attraction, one dealership, 13 golf courses, two ski properties and 11 family entertainment centers. We have made four loans, three of which are outstanding, and have committed to make one additional loan. We have also committed to acquire one additional golf course property, four additional ski properties and the retail and commercial properties at one resort village property. All of the properties in which we own an interest are, or will be, leased on a long-term basis to either affiliated or third-party tenants and managed by third-party operators that we consider to be significant industry leaders.

On December 1, 2006, we committed to acquire four ski resorts from affiliates of Booth Creek Ski Holdings, Inc. for a purchase price of $170.0 million. The four ski properties to be acquired are the Northstar-at-TahoeTM Resort in Lake Tahoe, California, the Sierra-at-Tahoe® Resort in South Lake Tahoe, California, the Summit-at-Snoqualmie Resort in Snoqualmie Pass, Washington and the Loon Mountain Resort in Lincoln, New Hampshire (collectively, the “Booth Creek Ski Properties”).

The Northstar-at-Tahoe Resort is located near the north end of Lake Tahoe, California. The resort’s 8,600-foot Mount Pluto features 2,480 acres of skiable terrain and a 2,280-foot vertical drop. The resort’s 79 ski trails are served by 16 chairlifts. The resort also has approximately 50 kilometers of groomed trails for cross-country skiing and snowshoeing and on-mountain terrain parks for snowboarders and adventurous skiers. Other amenities include restaurants, shops, a 36,000 square-foot skier services facility, a 19,000 square-foot ski lodge, a 10,000 square-foot rental equipment facility and a 5,800 square-foot children’s ski school facility. Summer activities include an 18-hole golf course, mountain biking trails, tennis courts, horseback riding, fly-fishing and swimming pools. The resort consists of approximately 7,300 acres of privately owned land.

The Sierra-at-Tahoe Resort is located near South Lake Tahoe, California. The resort’s 8,852-foot peak offers 1,680 skiable acres and a 2,212-foot vertical drop. The resort’s 46 ski trails are served by 12 chairlifts. The resort operates a 46,000 square-foot base lodge, which offers food, retail and other skier services. The resort consists of approximately 20 acres of fee simple land and 1,669 acres of land leased under a Special Use Permit from the United States Department of Agriculture, Forest Service (the “Forest Service”).

The Summit-at-Snoqualmie Resort is located in the Cascade Mountains in Snoqualmie Pass, Washington and consists of four separate resorts (the “Summit”), which collectively offer 1,697 acres of skiable terrain. In total, the Summit has 96 designated trails and downhill runs served by 26 chairlifts, which combine to transport approximately 33,000 skiers uphill per hour. The Summit features a Nordic center which offers approximately 55 kilometers of cross-country skiing and a tubing center which offers special tubing lifts and groomed lanes. The Summit offers ten lodges which provide an aggregate of approximately 122,000 square-feet of restaurant space, and is one of the largest learn-to-ski areas in the United States, with approximately 15% to 20% of its annual skier days typically being attributable to guests enrolled in ski school programs. In addition, the Summit is the largest night skiing complex in the United States, with approximately 20% to 25% of its skier visits each season being recorded at night. The Summit consists of 686 acres of its 4,102 gross acreage, leases approximately 440 acres under a private permit, utilizes 1,280 acres for cross-country skiing under an annual operating agreement with the Forest Service and utilizes 1,697 acres of mountain terrain under a Forest Service Special Use Permit.

The Loon Mountain Resort is located in the White Mountains in Lincoln, New Hampshire. The resort’s 3,050-foot peak features 275 skiable acres and a 2,100-foot vertical drop. The resort’s 50 trails are served by ten operating lifts. Amenities at the resort include a base lodge with a food and beverage services, two restaurants, a 17,600-square-foot lodge, a retail shop, a rental shop and an equipment repair shop. The resort also features a 17,300 square-foot children’s center, trails for cross-country skiing, snowshoe tours, tubing runs, horseback riding, indoor and outdoor climbing walls and a steam engine railroad for shuttling visitors. The resort consists of approximately 60 acres and leases 1,366 acres of land in the White Mountain National Forest under a Special Use Permit issued by the Forest Service permitting year-round recreational use.

As part of our agreement to acquire the Booth Creek Ski Properties, we have also committed to acquire 46 condominiumized retail and commercial spaces at the Northstar Commercial Village in Lake Tahoe, California for $22.0 million and to extend a $12.0 million loan to Booth Creek Resort Properties LLC. Booth Creek Resort Properties LLC is an entity newly formed by the current principals of Booth Creek Ski Holdings, Inc. to acquire certain properties and operating assets from Booth Creek Ski Holdings, Inc. We expect to enter into long-term, triple net leases with wholly-owned subsidiaries of Booth Creek Resort Properties LLC to operate the Booth Creek Ski Properties and with Northstar Group Commercial Properties, LLC to operate the Northstar Commercial Properties. Northstar Commercial Village is a newly developed village located at the base of Northstar Mountain in Lake Tahoe, California.

The $12.0 million loan to Booth Creek Resort Properties LLC is expected to be collateralized by a first mortgage or the substantial equivalent on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land at the Northstar-at-Tahoe Resort in Lake Tahoe, California referred to as the Porcupine Hill Estates subdivision.

We expect to close on these transactions on or prior to December 20, 2006. The transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

On November 16, 2006, we acquired six golf course properties, committed to purchase one additional golf course property and purchased a 47.5% interest in the partnership that owns the Cowboys Golf Club in Grapevine, Texas for an aggregate purchase price of $59.0 million (the “EAGL Properties”). One of the EAGL Properties, the Clear Creek Golf Club, was closed into escrow pending receipt of a consent assigning the underlying ground lease, and we expect to close the purchase of that property by the end of December 2006. We expect to acquire the remaining interests in the partnership that owns the Cowboys Golf Club in a separate transaction by the end of the first quarter of 2007. If we do not acquire the remaining interests in the partnership, or if we acquire the remaining partnership interests and fail to operate the Cowboys Golf Club according to certain standards, we will lose the right to use the Cowboys name and logo at the property under the terms of our license agreement. The acquisition of the Clear Creek Golf Club and the partnership interests in the Cowboys Golf Club are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

The following table sets forth the name and location of each of the EAGL Properties:

Name	Location
Mansfield National Golf Club (subject to a ground lease)	Dallas-Fort Worth, Texas

Plantation Golf Club	Dallas-Fort Worth, Texas

Name	Location
Lake Park Golf Club (subject to a concession agreement)	Dallas-Fort Worth, Texas

Golf Club at Fossil Creek	Fort Worth, Texas

The Golf Club at Cinco Ranch	Houston, Texas

Canyon Springs Golf Club	San Antonio, Texas

Clear Creek Golf Club* (subject to a concession agreement)	Houston, Texas

Cowboys Golf Club (subject to a ground lease)	Grapevine, Texas

*	Closed into escrow

All of the EAGL Properties are public golf courses and each of the properties features an 18-hole golf course and, generally, a golf range, a practice facility and a clubhouse that includes a pro shop and a restaurant. In addition to an 18-hole golf course, Lake Park Golf Club also features a 9-hole executive golf course.

We have entered into long-term, triple-net leases with EAGL Golf, a golf course investment and management company, for all of the EAGL Properties except the Cowboys Golf Club. The EAGL Cowboys Property is currently being managed pursuant to an agreement that was entered into with EAGL Golf in connection with our acquisition of the EAGL Properties. In the event that we acquire the remaining interests in the Cowboys Golf Club, we expect to enter into a new long-term, triple-net lease with EAGL Golf under similar terms to the leases we have for the other EAGL Properties.

On October 6, 2006, we acquired 11 family entertainment center properties (“FECs”) for a purchase price of $35.2 million. The properties range in size from five to 18 acres and feature various combinations of activities such as miniature golf, go-karts, video arcades, laser tag, batting cages, bumper boats, paintball, rock climbing, amusement rides and casual dining. We have entered into long-term, triple-net leases with Zuma Holdings, LLC, an affiliate of Trancas Capital, LLC, for the management of each of the 11 properties. The following table sets forth the brand name and location of the acquired properties:

Name	Location
Zuma Fun Center	Charlotte, North Carolina

Zuma Fun Center	Knoxville, Tennessee

Zuma Fun Center	North Houston, Texas

Zuma Fun Center	South Houston, Texas

Mountasia Family Fun Center	North Richland Hills, Texas

Grand Prix Tampa	Tampa, Florida

Fiddlesticks Fun Center	Tempe, Arizona

Funtasticks Fun Center	Tucson, Arizona

Camelot Park (subject to a ground lease)	Bakersfield, California

Name	Location
Putt Putt Fun Center (subject to a ground lease)	Lubbock, Texas

Putt Putt Fun Center (subject to a ground lease)	Raleigh, North Carolina

On October 16, 2006, we acquired the Weston Hills Country Club, a private golf club in Weston, Florida, for a purchase price of $35.0 million. Heritage Golf, through a subsidiary, also currently operates our Palmetto Hall Property. We have agreed to pay Heritage Golf a supplemental purchase price of up to $5.3 million in the aggregate if certain calculation and performance targets are met in 2009 with respect to the Weston Hills Country Club. The club features two 18-hole golf courses designed by Robert Trent Jones, Jr. and includes a 15-acre teaching center, a 50,000-square-foot clubhouse with a pro shop and dining room, tennis courts and a swimming pool. A subsidiary of Heritage Golf operates the golf course under a triple-net lease, which is cross-defaulted with our Palmetto Hall Property and two other properties we have acquired from Heritage affiliates.

On October 16, 2006, we also acquired Heritage Golf Group West Coast, Inc., an entity formed by Heritage Golf, for a purchase price of $57.0 million and reimbursable capital expenses of $533,000. We have agreed to pay Heritage Golf a supplemental purchase price of up to $8.6 million in the aggregate if certain performance targets are met in 2009 with respect to the two golf courses owned by Heritage West Coast: the Valencia Country Club, a private golf club located in Santa Clarita, California and the Talega Golf Club, a public golf course located in San Clemente, California. The Valencia Property consists of an 18-hole golf course designed by Robert Trent Jones, Sr., a practice center, a 45,000-square-foot clubhouse with a pro shop, a ballroom and a restaurant. The Talega Property consists of an 18-hole public golf course and a 13,450-square-foot clubhouse with a restaurant and a pro shop. We have entered into long-term, triple-net leases with an entity formed by Heritage Golf to operate the golf courses.

On September 8, 2006, we acquired Bear Creek Golf Club in Dallas, Texas for a purchase price of $11.1 million. This property features two 18-hole public golf courses, a practice facility and a 5,700-square-foot clubhouse with a pro shop and a bar and grill. We entered into a long-term, triple-net lease with an affiliate of Billy Casper Golf, LLC, a golf course investment and management company, to operate the golf courses.

On August 10, 2006, as a condition for clearing our offering in Pennsylvania, we made an undertaking to the Pennsylvania Securities Commission to amend certain provisions of Section 10 and Section 12 of our amended and restated Articles of Incorporation (the “Articles”). Our board has adopted resolutions amending, and has recommended that our stockholders approve amendments to, Section 10 and Section 12 of our Articles.

If the proposed amendments are not approved by our stockholders at our next annual meeting, we have assured the Pennsylvania Securities Commission that we will immediately cease making offers and sales of our securities to Pennsylvania residents and that we will not offer or sell our securities in the Commonwealth of Pennsylvania in the future. Additionally, pursuant to Section 504 of the Pennsylvania Securities Act of 1972, as amended, and the regulations promulgated thereunder, we have agreed to extend to all residents of the Commonwealth of Pennsylvania that have purchased our shares pursuant to our current registration statement filed with the SEC (SEC File No. 333-128662) which was declared effective on April 4, 2006, a written offer of rescission. Thus, if these proposals are not approved by our stockholders, we may have to return monies to investors who are residents of the Commonwealth of Pennsylvania. Doing so, however, could have a material adverse effect on our business and financial condition depending on the amount of proceeds that we raise under our current offering from Pennsylvania residents. The proposed amendments are discussed in more detail below under “Summary of the Articles of Incorporation and Bylaws.”

Additional information regarding these amendments will be included in our proxy statement for our 2007 annual meeting of stockholders, which we anticipate will be held in the second half of June 2007. We will distribute that proxy statement to our stockholders in advance of the meeting in accordance with our bylaws and applicable law. A copy of the proxy statement also will be available on the SEC’s website at www.sec.gov. Our stockholders are urged to carefully read that proxy statement when it becomes available.

On October 1, 2006, our board of directors declared a distribution of $0.0483 per share to stockholders of record on October 1, 2006. On October 17, 2006, our board declared a distribution of $0.0492 per share to stockholders of record on November 1, 2006. On November 8, 2006, our board declared a distribution of $0.05 per share to stockholders of record on December 1, 2006. All of the foregoing dividends will be paid by December 31, 2006.

All references to “Wachovia Bank” throughout the prospectus are replaced with “USBank Corporate Trust Services.”

COVER PAGE

The following paragraph updates the legends on the cover page of the prospectus:

We will only use proceeds from this offering for the purposes stated in the “Use of Proceeds” section of the prospectus. Subscription funds will initially be held in an interest-bearing escrow account for our benefit.

SUITABILITY STANDARDS

HOW TO SUBSCRIBE

The following paragraph updates and replaces the second paragraph of this section on page iii of the prospectus:

If you meet the suitability standards described above and wish to subscribe for shares, complete and execute the subscription agreement and deliver it to your broker-dealer with a check for the full purchase price of the shares. Checks should continue to be made payable to “WBNA Escrow Agent for CNL Income Properties, Inc.” Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more, may instruct their customers to make their checks for shares for which they have subscribed payable directly to them. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to provide additional documents to participating broker-dealers. We may reject any subscription in whole or in part, regardless of whether you meet the minimum suitability standards.

THE OFFERING

As of October 31, 2006, we had received $226.2 million (22,749,077 shares) in subscriptions proceeds for this offering, including $7.7 million (807,573 shares) received through our reinvestment plan. As of that same date, we had received $747.4 million (74,857,421 shares) in total proceeds in connection with our public offerings, including proceeds received through our reinvestment plan. This amount excludes $200,000 for 20,000 shares purchased by our Advisor preceding the commencement of our initial offering and $1.2 million for 117,708 restricted common shares issued to CNL Financial Group, Inc. in December 2004.

RISK FACTORS

REAL ESTATE AND OTHER INVESTMENT RISKS

The following risk factor heading is added to the last paragraph on page 20 of the prospectus under the section titled “There are risks associated with lending:”

Borrower defaults may be costly for us due to litigation expenses of recovering funds and the possibility that borrowers are unable to pay their debt to us.

The following risk factor is added after the first full risk factor on page 17 of the prospectus:

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; maintenance of our Investment Company Act exemption imposes limits on our operations. We are not registered as an investment company under the Investment Company Act of 1940, as amended, based on exclusions that we believe are available to us. We have conducted our operations and intend to continue to conduct our operations so as not to become regulated as an investment company under the Investment Company Act. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us.

If we fail to maintain an exemption or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid registering as an investment company or (b) to register as an investment company. If we were registered as an investment company, we would have to comply with a variety of substantive requirements that would:

•	place limits on our capital structure

•	impose restrictions on specified investments

•	prohibit transactions with affiliates

•	require us to change the composition of our board of directors

•	require us to comply with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate assets or real estate related assets. These investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in real estate assets within one year of terminating the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. Doing so would likely reduce the cash available for distribution to you.

Further, to maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. To avoid regulation as an investment company, we must be engaged primarily in a business other than that of owning, holding, trading or investing in securities. We may invest in assets that are determined to be securities rather than interests in, or liens upon, real estate. If a sufficient amount of our assets were determined to be securities instead of interests in, or liens upon, real estate, we would be required to register as an investment company.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business. Also, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate our Advisory Agreement and all other agreements with affiliates. Any of these results would be likely to have a material adverse effect on our business, our financial results and our ability to make distributions to stockholders.

The following risk factor is added after the first full risk factor on page 19 of the prospectus:

Compliance with the Americans with Disabilities Act may reduce our expected distributions. Under the Americans with Disabilities Act, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

The following risk factor is added on page 23 of the prospectus:

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability. Terrorist attacks may negatively affect our operations and your investment. We may acquire real estate assets located in areas that are susceptible to attack. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our financial condition, results of operations and ability to pay distributions to you.

BUSINESS

SKI RESORTS

The following information supplements the second paragraph of the Ski Resorts section under the heading “Industry Overview,” which begins on page 59 of the prospectus:

Industry sources have estimated that over the next five years skier and snowboarder visits could reach 60 million in a single season. During the 2005/2006 ski season, skier and snowboarder visits have increased to 5.8 million visits.

OTHER ATTRACTIONS

The following information supplements the Other Attractions section, which begins on page 66 of the prospectus:

Family Entertainment Centers. Family Entertainment Centers (FECs) comprise the local park segment of the amusement park industry. Typically, FECs draw their core audience from within a 25-mile radius of their location. According to the PricewaterhouseCoopers LLP “Global Entertainment and Media Outlook: 2006-2010” report, the amusement park industry collectively accounts for approximately $11.0 billion in annual revenues. A recent CB Richard Ellis, Inc. profile on the industry states that the FEC segment has accounted for approximately $3.0 billion of this revenue opportunity. The FEC industry has continued to demonstrate growth over the years in its demographic reach, average spending per-capita and visiting patterns, all of which contribute to the health of the industry.

PROPERTY ACQUISITIONS

The following information updates and replaces the first two sentences in the section relating to “Merchandise Marts” under the heading “Dallas Market Center Property,” which begins on page 67 of the prospectus:

Dallas Market Center Property

Through a partnership with the Dallas Market Center (“DMC”), a Dallas company affiliated with Crow Holdings, Inc., we own an 80% interest in the Dallas Market Center (the “DMC Partnership”). We acquired our initial interest in the DMC Partnership and the Dallas Market Center through a series of three investments contributing approximately $71.1 million in equity.

The following information updates and replaces the first sentence in the section relating to “Destination Retail and Entertainment Centers” under the heading “Intrawest Resort Village Properties” beginning on page 69 of the prospectus:

Intrawest Resort Village Properties

In December 2004, we acquired an 80% interest, through unconsolidated entities (the “Intrawest Partnership”), and invested approximately $41.9 million in retail and commercial properties at seven resort villages in the U.S. and Canada (the “Resort Village Properties”), six of which are located near ski resorts and one of which is located near a beach and golf resort.

As of October 26, 2006, Intrawest Corporation was acquired by funds managed by Fortress Investment Group LLC. Intrawest Corporation subsequently changed its name to Intrawest ULC. There was no impact on the Intrawest Partnership or the Resort Village Properties.

The following table replaces the table on pages 76 and 77 of the prospectus:

The following table presents the historical operating data of the Resort Village Properties including average occupancy rates and effective annual rents per square foot for the past five years or the period during which the property has been in operation, whichever is longer.

Location	Fiscal year (1)	Average occupancy rate	Effective annual rent per square foot (2)
Blue Mountain	2005	97%	$30.60	(3)
	2004	95%	19.87	(3)
	2003	100%	23.73	(3)
	2002	— (4)	—	(4)

Whistler Creekside	2005	93%	$31.15	(3)
	2004	86%	8.46	(3)(5)
	2003	100%	—	(5)
	2002	100%	—	(5)
	2001	100%	—	(5)

Copper (6)	2005	94%	$18.93
	2004	73%	18.42
	2003	82%	19.94
	2002	81%	15.21

Mammoth	2005	95%	$37.15
	2004	86%	25.40
	2003	0%	—	(7)

Sandestin (8)	2005	100%	$25.19
	2004	100%	36.24
	2003	100%	20.54
	2002	0%	—	(8)

Snowshoe	2005	95%	$25.34
	2004	86%	22.22
	2003	83%	21.72
	2002	91%	21.50
	2001	91%	—

Location	Fiscal year (1)	Average occupancy rate	Effective annual rent per square foot (2)

Stratton	2005	99%	$19.72
	2004	100%	25.35
	2003	100%	15.97
	2002	100%	21.55
	2001	100%	10.67

FOOTNOTES:

(1)	Data presented for 2005 is for the calendar year ended December 31 and data presented for 2001-2004 is presented for fiscal year ended June 30.
(2)	The effective annual rent per square foot for each Resort Village Property was calculated by dividing the total annual rent by the total leasable square footage in the Resort Village Property at year end (including vacant spaces), subject to adjustment per notes 1, and 4-6.
(3)	Amount converted from Canadian dollars to U.S. dollars as of the applicable year-end date. The exchange rate at December 31, 2005 was $0.858 U.S. dollar for $1.00 Canadian dollar. The exchange rate at June 30, 2004 was $0.744 U.S. dollar for $1.00 Canadian dollar. The exchange rate at June 30, 2003 was $0.743 U.S. dollar for $1.00 Canadian dollar.
(4)	Construction of the first building was completed in fiscal year 2002; however, no tenants occupied the space until fiscal year 2003. A new building was completed during fiscal year 2003 and was under lease-up during fiscal year 2004.
(5)	The annual revenue used to calculate the effective annual rent per square foot does not reflect rent for Intrawest and its related party tenants who were not charged rent during the periods prior to the sale of the Canadian Resort Village Properties. The occupancy rate, however, reflects the occupancy of all commercial space at Whistler Creekside that is included in this transaction, including commercial space occupied by Intrawest and its affiliates.
(6)	Annual revenue used to calculate the effective annual rent per square foot does not reflect rent for Intrawest and its related party tenants who were not charged rent during the periods prior to the sale of the U.S. Resort Village Properties. The underlying square footage data used to calculate the occupancy excludes the retail and commercial space occupied by Intrawest and its related party tenants who were not charged rent.
(7)	Construction of the retail and commercial space was completed in fiscal year 2003; however, no tenants occupied the space until fiscal year 2004.
(8)	Construction of the retail and commercial space was completed on the first building in fiscal year 2002; however, no tenants occupied the space until fiscal year 2003.

The fifth paragraph of the section relating to “Other Attractions” under the heading “Great Wolf Waterpark Resorts” on page 78 of the prospectus is deleted.

The following information on new acquisitions supplements the Property Acquisitions section, which begins on page 67 of the prospectus:

SKI PROPERTIES

Cypress Mountain

On May 30, 2006, we acquired the Cypress Mountain ski area in British Columbia, Canada (the “Cypress Mountain Property”) for a purchase price of $27.5 million from Cypress Bowl Recreations Limited Partnership (“Boyne – Cypress”), a subsidiary of Boyne USA, Inc. (“Boyne”). The property is located approximately 13 miles north of Vancouver, British Columbia and 42 miles from the U.S./Canadian border on land owned by the Province of British Columbia, which has issued a permit allowing use and operation of a ski area until 2034. Due to certain legal and tax requirements, we acquired the land permit and real property at the Cypress Mountain Property through a trust (the “Trust”) and the personal property assets through a separately capitalized Canadian entity (the “Personal Property Owner”). Boyne has the option to repurchase the property at a price that will result in a fixed return to us. The option is exercisable by Boyne beginning in the seventh year through the 25th year following the acquisition.

Cypress Mountain will host the freestyle skiing and snowboarding competitions during the 2010 Winter Olympics. Consistently ranked the second most-visited ski resort in British Columbia, the property features 38 downhill runs, five chairlifts, a base lodge and an elaborate system of multi-purpose trails. Cypress Mountain has an average annual snowfall of 20 feet, 358 skiable acres and a vertical rise of 1,712 feet. The ski area offers downhill skiing, snowboarding and cross-country skiing activities for more than 2,000 skiers per day on 12 miles of groomed trails. The Cypress Mountain Property, which is primarily a family-oriented, day-ski venue, offers night skiing/riding, snowsport instruction, a cafeteria, lounge facilities and an equipment retail, rental and repair shop. The property will benefit from an estimated $10.3 million in improvements expected to be made to the property and paid for by the Vancouver Olympic Committee. The improvements for these events will include the installation of an additional chairlift, snowmaking equipment, an aerial jump site, a mogul course and a snowboard half-pipe.

The approximate federal income tax basis of the depreciable portion of the property is $27,500,000. We believe the property is adequately insured, and there are currently no major capital expenditures, other than the Olympic improvements, planned for the ski area.

Leases. At the time of the acquisition of the Cypress Mountain Property, the Trust and the Personal Property Owner each entered into long-term, triple-net leases with Boyne – Cypress as tenant. Each of the leases has a term of 20 years with four 5-year renewal options and is cross-defaulted with the lease covering the Gatlinburg Sky Lift Property. The combined minimum annual rent in the initial year is annualized at approximately $2.9 million and will increase during the term of the lease to a maximum of $3.7 million. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of property gross revenues. These U.S. dollar amounts have been converted from Canadian dollars based on an exchange rate of $0.907 U.S. dollar for $1.00 Canadian dollar as of June 2, 2006. Boyne has guaranteed the tenant’s payment of minimum annual rent under the leases for the first four years. The general terms of the lease agreements are described in the section of the prospectus entitled “Business – Description of Property Leases.” Gross revenues at Cypress Mountain Property for the 2002-2003 season were $8.5 million, for the 2003-2004 season were $13.9 million and for the 2004-2005 season were $9.3 million.

Boyne USA, Inc. For information on this operator, see the section entitled “Business-Property Acquisitions-Other Attractions-Gatlinburg Sky Lift Attraction-Boyne USA, Inc.” on page 82 of the prospectus.

Competition. Cypress Mountain is located in British Columbia and generally competes with 36 other ski and snowboard areas. Whistler and Blackcomb Mountains, Grouse Mountain and Mount Seymour are the closest in proximity to Cypress Mountain. Whistler and Blackcomb Mountains are located two hours from Vancouver, British Columbia. Whistler Mountain has an average annual snowfall of 30 feet, 4,757 skiable acres, over 100 trails, eight restaurants, a peak elevation of 7,160 feet and 16 chairlifts. Blackcomb Mountain has an average annual snowfall of 30 feet, 3,414 skiable acres, over 100 trails, nine restaurants, a peak elevation of 7,494 feet and 17 chairlifts. In addition, Grouse Mountain and Mount Seymour, located 15 minutes from downtown Vancouver, compete directly with Cypress Mountain for day-skier visits. Grouse Mountain offers a summit elevation of 4,100 feet, a vertical drop of 1,260 feet, 212 skiable acres, nine chairlifts, 24 trails and has an average annual snowfall of ten feet. Mount Seymour has a summit elevation of 4,134 feet, a vertical drop of 1,115 feet, 600 skiable acres, five chairlifts, 24 trails and an average annual snowfall of over 14 feet.

Bretton Woods Resort

On June 23, we acquired the Bretton Woods Mountain Resort, a ski destination located in northern New Hampshire (the “Bretton Woods Property”), from MWH Preservation Limited Partnership (“MWH”) for a purchase price of $45.0 million, excluding closing costs. We paid $38.5 million of the purchase price at closing and issued a note for $6.5 million bearing interest at 5.8% per annum due on the fourth anniversary of the closing. The total amount anticipated to be due to MWH on the fourth anniversary of the closing is $8.0 million.

The Bretton Woods Property includes the Bretton Woods Ski Area, the Bretton Woods Ski Lodge, tennis facilities, the four-season National Historic Landmark Mount Washington Hotel, The Bretton Arms Country Inn, The Lodge at Bretton Woods and a freestanding 4,500 square-foot restaurant. The Bretton Woods Ski Area includes 434 skiable acres, 62 miles of groomed trails and 9 chairlifts. The lodging facilities on the property provide a total of 284 rooms. BW Land Holdings, LLC (“BW Holdings”), an entity formed by Celebration Associates and Crosland, Inc., acquired the remaining 900 acres of the resort, which includes two golf courses, equine stables, the Nordic Ski Center, utilities and undeveloped land that may allow for the future development of real estate units and other amenities (the “BW Holdings Property”). BW Holdings has given us a right of first offer to purchase any portion of commercially developed BW Holdings Property prior to marketing it for sale.

The approximate federal income tax basis of the depreciable portion of the Bretton Woods Property is $40,500,000. We believe the Bretton Woods Property is adequately insured, and we have agreed to fund an additional $17.5 million for improvements to be made to the property over the next three years.

Lease. We have entered into two long-term, triple-net leases with BW Resort Management Company, an entity formed by Celebration Associates and Crosland, Inc. BW Resort Management Company has engaged National Resort Management Group, LLC, a resort management company, to market and operate the Bretton Woods Property. The leases each have a term of 10 years with four 5-year renewal options. The combined minimum annual rent in the initial year is approximately $3.3 million and will increase during the term of the lease to a maximum of $4.5 million. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of property net cash flow. Crosland, Inc. has guaranteed the payment of all rent up to a total amount $5.0 million for the first four years of the lease period. The general terms of the lease are described in the section of the prospectus entitled “Business – Description of Property Leases.” The gross revenues of the Bretton Woods Property were $30.4 million in 2003, $30.9 million in 2004 and $33.0 million in 2005.

The following table contains information on the historical average occupancy rates, ADR and RevPar for the Bretton Woods Property. See the description of RevPAR in the “Other Attractions – Great Wolf Waterpark Resorts” section that begins on page 78 of the prospectus.

Year	Average occupancy rate	ADR	RevPar
2005	47.8%	$191.63	$91.60
2004	46.2%	$183.84	$84.93

Celebration Associates & Crosland, Inc. Celebration Associates is a nationally recognized developer and operator of award-winning, master-planned, mixed-use communities and villages. Crosland, Inc. is one of the Southeast’s leading and most diversified real estate companies. Prior to our making a commitment to acquire the Bretton Woods Property, none of Celebration Associates, Crosland nor their subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

Competition. Stratton Mountain, Stowe Mountain, Loon Mountain and Waterville Valley are the closest competitors in terms of similarity of product and experience within a 150-mile radius. While not a destination ski area, Mount Wachusett is also a competitor of Bretton Woods Mountain Resort for the Boston ski market and is located one hour outside of Boston. The lodging operations at the Bretton Woods Resort currently compete regionally with non-ski resort properties such as The Balsams, Wentworth by the Sea, Woodstock Inn, Equinox Resort & Spa and The Sagamore.

GOLF COURSES

Palmetto Hall Plantation Club

On April 27, 2006, we acquired Palmetto Hall Plantation Club in Hilton Head, South Carolina (the “Palmetto Hall Property”) for a purchase price of $7.6 million. The property includes two 18-hole public golf courses designed by Arthur Hills and Robert Cupp, a 14,000 square-foot clubhouse with a pro shop, a golf maintenance center, two tennis courts and a swimming pool. On November 14, 2006, we financed the Palmetto Hall Property as described in the section of this supplement entitled “Business – Borrowing.”

The approximate federal income tax basis of the depreciable portion (the building and equipment portion) of the property is $6,840,000. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the golf courses.

Lease. At the time of our acquisition of the Palmetto Hall Property, we entered into a long-term, triple-net lease with a subsidiary of Heritage Golf Group, LLC, a nationwide owner and operator of golf properties (“Heritage Golf”), to operate the Palmetto Hall Property. The lease has a term of 20 years with four 5-year renewal options. The minimum annual rent in the initial year is approximately $640,000, increasing during the term of the lease to approximately $720,000. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of the property’s gross revenues. The general terms of the lease are described in the section of the prospectus entitled “Business – Description of Property Leases.” The gross revenues for the Palmetto Hall Property in 2003 were $4.0 million, in 2004 were $3.5 million and in 2005 were $2.9 million.

Heritage Golf Group, LLC. Heritage Golf began operations in 1999. The company has acquired and developed a portfolio of well-known and acclaimed high-end, daily fee, resort and private golf facilities in California, Texas, Georgia, Florida, and South Carolina. Heritage Golf currently operates 99 of the 261 holes available for public play on Hilton Head Island. Prior to our acquisition of the Palmetto Hall Property, none of Heritage Golf, its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

Competition. There are currently 24 golf courses located on Hilton Head Island, and more than half of these golf courses are available for public play, including Palmetto Hall Plantation Club. There are 22 other golf courses located in the nearby off-Island area.

Raven Golf Club at South Mountain™

On June 9, 2006, we acquired Raven Golf Club at South Mountain™ in Phoenix, Arizona (the “South Mountain Property”) from Intrawest Golf Holdings, Inc., a subsidiary of Intrawest Corporation, for a purchase price of $12.75 million. The property, which was built in 1995 on 160 acres, includes an 18-hole public golf course with a practice facility and a 4,600 square-foot clubhouse with a pro shop, locker room and a restaurant. We licensed the use of the Raven brand from Intrawest for uses specific to this property for up to four years. On November 14, 2006, we financed the South Mountain Property as described in the section of this supplement entitled “Business – Borrowing.”

The approximate federal income tax basis of the depreciable portion of the property is $7,175,000. We believe the property is adequately insured. We have agreed to invest approximately $500,000 in improvements to the property.

Lease. Upon our acquisition of the South Mountain Property, we entered into a long-term, triple-net lease with a subsidiary of I.R.I. Golf Group, LLC, a golf course investment and management company (“IRI”), to operate the property. The lease has a term of 20 years with four 5-year renewal options. The minimum annual rent for the South Mountain Property is approximately $1.1 million in the initial year. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of property gross revenues. The general terms of the lease agreement are described in the section of the prospectus entitled “Business – Description of Property Leases.” The gross revenues at the South Mountain Property for 2003 were $4.8 million, for 2004 were $4.3 million and for 2005 were $4.8.

I.R.I. Golf Group, LLC. IRI was founded in 1991 by Jeff Silverstein. Since 1996, IRI has broadened its geographical scope in the Southwest, developing four facilities in Texas and Nevada. I.R.I. has extensive golf management experience, owning and operating 19 golf facilities in Arizona, Nevada, North Carolina, South Carolina, Texas and Washington. Prior to the consummation of our acquisition of the South Mountain Property, none of IRI, or its subsidiaries or affiliates, was related to us, was affiliated with us or was a partner in our business.

Competition. The Phoenix metropolitan area has more than 200 golf courses. The South Mountain Property competes with a limited number of high-end, daily-fee golf courses located near downtown Phoenix. The property’s two principal competitors are the Legacy Golf Resort and Whirlwind Golf Club, both of which charge similar rates per round to the South Mountain course. The other nearby courses charge lower rates per round.

Bear Creek Golf Club

On September 8, 2006, we acquired Bear Creek Golf Club in Dallas, Texas (the “Bear Creek Property”) from Bear Creek DFW Associates, Ltd., an entity affiliated with Hyatt Corporation and Hunt-Woodbine Realty Corporation, for a purchase price of $11.1 million. We acquired a long-term leasehold interest in the real property from the Dallas/Fort Worth International Airport Board, along with improvements to the property. The Bear Creek Property features two 18-hole public golf courses, a practice facility and a 5,700-square-foot clubhouse with a pro shop and a bar and grill. On November 14, 2006, we financed the Bear Creek Property as described in the section of this supplement entitled “Business – Borrowing.”

The approximate federal income tax basis of the depreciable portion of the property is $12.0 million. We believe the property is adequately insured and that there are currently no major capital expenditures planned for the golf courses.

Lease. At the time of acquisition, we entered into a long-term, triple-net lease with an affiliate of Billy Casper Golf, LLC, a golf course investment and management company (“Billy Casper Golf”), to operate the property. The lease has a term of 22 years and four 5-year renewal options. The minimum annual rent for the Bear Creek Property is approximately $1.0 million in the initial year and will increase annually to a maximum of $1.1 million. Beginning with the third lease year, total percent rent will be a negotiated percentage of revenue capped at a variable percentage of property gross revenues. The general terms of the lease agreement are described in the section of the prospectus entitled “Business – Description of Property Leases.” The gross revenues at the Bear Creek Property were $4.3 million for 2003, $4.8 million for 2004 and $5.0 million for 2005.

Billy Casper Golf, LLC. Billy Casper Golf, headquartered in Northern Virginia, currently manages or leases 68 golf courses in 21 states. Billy Casper, who captured two U.S. Open wins and a Master championship while on the PGA Tour, partnered with Peter M. Hill and Robert C. Morris to establish the company in 1989. The company has developed and opened 24 new golf courses. Prior to the consummation of our acquisition of the Bear Creek Property, none of Billy Casper Golf, its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

Competition. The Bear Creek Property competes with approximately 12 other daily-fee courses located within 15 miles of the club and the Dallas/Fort Worth International Airport, only two of which feature more than 18 holes. The green fees at the Bear Creek Property are positioned between the lower end of the high-priced courses and the upper end of the moderately priced courses, which helped the club host more than 25,000 outing rounds in 2005. The three closest competitors to the Bear Creek Property are the Sky Creek Ranch Golf Course, Bridlewood Golf Course and the Links at Water Chase, 18-hole golf courses which charge similar rates per round to the Bear Creek courses. The other nearby courses charge lower rates per round.

Weston Hills Country Club

On October 16, 2006, we acquired the Weston Hills Country Club, a private golf club in Weston, Florida (the “Weston Hills Property”) from WHCC, LLC, an affiliate of Heritage Golf for a purchase price of $35.0 million. We have agreed to pay Heritage Golf a supplemental purchase price of up to $5.3 million in the aggregate if certain performance targets are met in 2009 with respect to the Weston Hills Property. The Weston Hills Property features two 18-hole golf courses designed by Robert Trent Jones, Jr. and includes a 15-acre teaching center, a 50,000-square-foot clubhouse with a pro shop and dining room, tennis courts and a swimming pool. The approximate federal income tax basis of the depreciable portion of the property is $32.3 million. The Weston Hills Property is adequately insured, and the only major capital expenditure planned for the property is a $1.3 million renovation to the locker rooms at the clubhouse. On November 30, 2006, we financed the Weston Hills Property as described in the section of this supplement entitled “Business – Borrowing.”

Lease. A subsidiary of Heritage Golf operates the Weston Hills Property under a triple-net lease with an initial term of 20 years and six five-year renewal options. The lease is cross-defaulted with our Palmetto Hall Property and two other properties we have acquired from Heritage Golf affiliates as described below. The minimum annual rent for the Weston Hills Property will be approximately $2.8 million in the initial year and will increase annually to approximately $3.0 million. Additional rent is a negotiated percentage of incremental total revenue over a certain threshold. The gross revenues for the Weston Hills Property were $13.3 million for 2003, $13.7 million for 2004 and $12.7 million for 2005.

Heritage Golf Group, LLC. For information on this operator, see the section entitled “Business – Property Acquisitions – Golf Courses – Palmetto Hall Plantation Club.”

Competition. The Weston Hills Property competes for members primarily with the Tournament Players Club at Eagle Trace, a private golf club in Coral Springs, Florida, the Grande Oaks Golf Club, a private golf club in Ft. Lauderdale, Florida and The Club at Doral, a private golf club in Miami, Florida.

Valencia Country Club and Talega Golf Club

On October 16, 2006, we also acquired Heritage Golf Group West Coast, Inc. (“Heritage West Coast”), an entity formed by Heritage Golf, for a purchase price of $57.0 million and reimbursable capital expenses of $533,000. We have agreed to pay Heritage Golf a supplemental purchase price of up to $8.6 million in the aggregate if certain performance targets are met in 2009 with respect to the two golf courses owned by Heritage West Coast: the Valencia Country Club, a private golf club located in Santa Clarita, California (the “Valencia Property”) and the Talega Golf Club, a public golf course located in San Clemente, California (the “Talega Property”). The Valencia Property consists of an 18-hole golf course designed by Robert Trent Jones, Sr., a practice center, a 45,000-square-foot clubhouse with a pro shop, a ballroom and a restaurant. On November 30, 2006, we financed the Valencia Property as described in the section of this supplement entitled “Business – Borrowing.” The Talega Property consists of an 18-hole public golf course and a 13,450-square-foot clubhouse with a restaurant and a pro shop. On November 30, 2006, we financed the Talega Property as described in the section of this supplement entitled “Business – Borrowing.” The approximate federal income tax basis of the depreciable portion of the properties is $27.0 million. The properties are adequately insured, and the only major capital expenditure planned for the properties, other than the $533,000 paid at closing, mostly for improvements being completed to the driving range at the Talega Property, is an additional $1.2 million for sound wall construction and restaurant renovations at the Valencia Property.

Leases. Heritage Golf Master Lease, LLC, an entity formed by Heritage Golf, operates both golf courses under triple-net leases with initial terms of 20 years and six five-year renewal options. The leases are cross-defaulted with our Palmetto Hall Property and our Weston Hills Property. The minimum annual rent for the Valencia Property will be approximately $3.2 million in the initial year and will increase annually to a maximum of $3.4 million. The minimum annual rent for the Talega Property will be approximately $1.4 million in the initial year and will increase annually to a maximum of $1.6 million. Additional rent is a negotiated percentage of incremental total revenue over thresholds set for each of these properties. The combined revenues for the Valencia Property and the Talega Property were $14.6 million for 2003, $15.0 million for 2004 and $14.4 million for 2005.

Heritage Golf Group, LLC. For information on this operator, see the section entitled “Business – Property Acquisitions – Golf Courses – Palmetto Hall Plantation Club.”

Competition. The Talega Property in San Clemente, California, competes with nearby San Clemente Municipal Golf Course and Shore Cliffs Golf Club, which are 18-hole daily fee courses charging much lower rates per round than the Talega Golf Club. The Talega Property will also compete with the nearby Pelican Hill Golf Club, a 36-hole resort/daily fee course that is closed for renovations until late 2007. The Valencia Property in Santa Clarita, California competes with three local private golf clubs: El Caballero Country Club in Tarzana, California, North Ranch Country Club in Thousand Oaks, California and Wood Ranch Country Club in Simi Valley, California. Valencia Country Club leads its competitors with the highest initiation fee and second highest monthly rate.

EAGL Golf Clubs and Cowboys Golf Club Partnership Interest

On November 16, 2006, we acquired six golf course properties, committed to purchase one additional golf course property and purchased a 47.5% interest in the partnership that owns the Cowboys Golf Club in Grapevine, Texas, from affiliates of Evergreen Alliance Golf Limited, L.P. (“EAGL Golf”) for an aggregate purchase price of $59.0 million (the “EAGL Properties”). One of the EAGL properties, the Clear Creek Golf Club, was closed into escrow pending receipt of a consent assigning the underlying ground lease, and we expect to close the purchase of that property by the end of December 2006. We expect to acquire the remaining interests in the partnership that owns the Cowboys Golf Club in a separate transaction by the end of the first quarter of 2007. If we do not acquire the remaining interests in the partnership, we will lose the right to use the Cowboys name and logo at the property in November 2008 under the terms of our license agreement. Whether or not we acquire the remaining partnership interests, certain events such as the failure to operate the Cowboys Golf Club according to certain standards will also cause us to lose the right to use the Cowboys name and logo as soon as they occur. The acquisition of the Clear Creek Golf Club and the partnership interests in the Cowboys Golf Club are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

The following table sets forth the name and location of each of the EAGL Properties:

Name	Location
Mansfield National Golf Club (the “Mansfield Property”) (subject to a ground lease)	Dallas-Fort Worth, Texas

Plantation Golf Club (the “Plantation Property”)	Dallas-Fort Worth, Texas

Lake Park Golf Club (the “Lake Park Property”) (subject to a concession agreement)	Dallas-Fort Worth, Texas

Golf Club at Fossil Creek (the “Fossil Creek Property”)	Fort Worth, Texas

The Golf Club at Cinco Ranch (the “Cinco Ranch Property”)	Houston, Texas

Canyon Springs Golf Club (the “Canyon Springs Property”)	San Antonio, Texas

Clear Creek Golf Club* (the “Clear Creek Property”) (subject to a concession agreement)	Houston, Texas

Cowboys Golf Club (the “Cowboys Property”) (subject to a ground lease)	Grapevine, Texas

*	Closed into escrow

All of the EAGL Properties feature an 18-hole public golf course and, generally, a golf range, a practice facility and a clubhouse that includes a pro shop and a restaurant. In addition to an 18-hole golf course, the Lake Park Property also features a 9-hole executive golf course. The approximate federal income tax basis of the depreciable portion of the properties is $53.1 million. The properties are adequately insured, and there are no major capital expenditures planned.

Leases. We have entered into long-term, triple-net leases with EAGL Golf for all of the EAGL Properties except the Cowboys Golf Club. The triple-net leases have initial terms of 20 years and four five-year renewal options, subject to the terms and renewal provisions of certain underlying ground leases or concession agreements. An interest owned under a concession agreement is similar to a leasehold interest except that concession agreements are land rights granted by a government entity. As such, they are subject to similar risks as leasehold interests or permitted land in that we do not own the land and, in certain circumstances, the government may have the right to take actions on that land which interferes with our tenants’ ability to pay rent. The leases are cross-defaulted. The minimum annual rent for the EAGL Properties, including the Clear Creek Golf Club which is currently being held in escrow, is approximately $3.9 million in the initial year and will increase annually to approximately $4.5 million. Additional rent is a negotiated percentage of incremental total revenue over a threshold. The general terms of the lease agreements are described in the section of the prospectus entitled “Business – Description of Property Leases.” The EAGL Cowboys Property is currently being managed pursuant to an agreement that was entered into with

EAGL Golf simultaneous with our acquisition of the EAGL Properties. In the event of our purchase of the remaining interests in the Cowboys Golf Club, we expect to lease the property to EAGL Golf under a triple net lease with similar terms to the leases we have with our other EAGL Properties. The combined revenue for the properties in the EAGL Portfolio, not including the Cowboys Property, were $15.9 million in 2003, $17.4 million in 2004 and $18.4 million in 2005.

Evergreen Alliance Golf Limited, L.P. EAGL Golf was acquired by Premier Golf Management, Inc. (“Premier Golf”) as part of a series of transactions that included our acquisition of the EAGL Properties. EAGL Golf operates approximately 50 golf course properties throughout the United States. Joe Munsch, who has 30 years of experience in the golf industry, will serve as President and Chief Executive Officer of EAGL Golf. Mr. Munsch spent almost 20 years with ClubCorp in various executive positions and joined the former EAGL Golf in 2001 as its President overseeing the operation of its 27 golf courses. Premier Golf, which was founded by Bob Williams in 2002, currently owns and operates approximately 20 golf courses. Mr. Williams has 30 years of experience in the golf industry, working with ClubCorp and American Golf Corporation before forming Golf Enterprises, Inc. in 1993. Mr. Williams will serve as Chairman of EAGL Golf. Prior to our acquisition of these properties, none of EAGL Golf, Premier Golf Management, Inc., or any of their subsidiaries or affiliates, was related to us, was affiliated with us or was a partner in our business.

Competition. Our prospectus contains a general discussion of competition in the golf sector. Provided below is specific competition for each of the EAGL Properties.

The Mansfield Property competes primarily with the Prairie Lakes, the Tierra Verde and the Tangle Ridge public golf courses located in the Dallas-Fort Worth, Texas area. The Plantation Property competes primarily with the Ridgeview Ranch, the Chase Oaks and the Trails of Frisco public golf courses located in the Dallas-Fort Worth area. The Lake Park Property competes primarily with the Grapevine Municipal, the Coyote Ridge and the Riverchase public golf courses located in the Dallas-Fort Worth area. The Fossil Creek Property competes primarily with the Doral Tesoro, the Sky Creek Ranch and the Tour 18 public golf courses located in Fort Worth, Texas. The Cinco Ranch Property competes primarily with the Meadowbrook, the Bear Creek and the Greatwood public golf courses located in the Houston, Texas area. The Canyon Springs Property competes primarily with the Silverhorn, the Westin La Cantera and the Quarry public golf courses located in San Antonio, Texas. The Clear Creek Property competes primarily with the Southwyck, the Wildcat and the Clear Lake public golf courses located in Houston, Texas. The Cowboys Property competes primarily with the Tour 18, the Bridlewood and the Fours Seasons public golf courses located in the Dallas-Fort Worth, Texas area.

DEALERSHIPS

Route 66 Harley-Davidson Dealership

On April 27, 2006, we acquired the Route 66 Harley-Davidson dealership in Tulsa, Oklahoma (the “Route 66 Harley-Davidson Property”) from Route 66 Real Estate, LLC for a purchase price of $6.5 million. The 46,000 square-foot facility includes merchandise, parts and service departments, a 50’s-style 5 & Diner restaurant and conference and event facilities. The Route 66 Harley-Davidson dealership was named the 2006 Grand Prize Winner among Dealernews Top 100 powersport retailers in the country.

The approximate federal income tax basis of the depreciable portion of the property is $5,850,000. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the dealership.

Lease. At the time of the acquisition, we entered into a long-term, triple-net lease with Route 66 Real Estate, LLC to operate the property. The lease has a term of 20 years with four 5-year renewal options. The minimum annual rent in the initial year is approximately $560,000, increasing during the term of the lease to approximately $1.0 million. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of property gross revenues. The general terms of the lease agreement are described in the section of the prospectus entitled “Business – Description of Property Leases.” The gross revenues for the Route 66 Harley-Davidson Dealership Property were $10.7 million in 2003, $12.5 million in 2004 and $15.1 million in 2005.

Route 66 Real Estate, LLC. Route 66 Real Estate, LLC acquired the Harley-Davidson dealership in December of 1998. The dealership was re-branded with Route 66 as a new prototype dealership. Route 66 Real

Estate, LLC is owned by Dr. Larry Wofford, a former Professor of Finance and Real Estate at the University of Tulsa. Prior to our acquisition of the Route 66 Harley-Davidson Property, neither Route 66 Real Estate, LLC nor its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

Competition. The Route 66 Harley-Davidson dealership in Tulsa competes directly with one other Harley-Davidson dealership and two Honda dealerships. The competing Harley-Davidson dealership, Myers-Duren Harley-Davidson, is of similar size to the Route 66 Harley-Davidson dealership, but it does not have a restaurant and its revenues are driven primarily from motorcycle sales and servicing. Nationally, Honda is generally recognized as the biggest Harley-Davidson competitor in the big-twin motorcycle category, a style of motorcycle for which Harley-Davidson is most known. Also competing indirectly with the Route 66 Harley-Davidson dealership are two Kawasaki dealerships and two Suzuki dealerships, both of which are within 12 miles of Tulsa. There is also a Big Dog Motorcycles dealership in Tulsa that may impact the local market. Big Dog Motorcycles is a relatively new manufacturer that mass-produces specialized custom-look, big-twin motorcycles.

OTHER ATTRACTIONS

Hawaiian Falls Waterparks

On April 21, 2006, we acquired two Hawaiian Falls-branded outdoor waterparks near Dallas, Texas for an aggregate purchase price of $12.1 million. The properties are located in the towns of The Colony and Garland, Texas on municipally owned land. The waterparks feature a variety of slide, tube, wave pool and lazy river attractions, as well as special children’s areas. We entered into long-term, triple-net sub-leases with HFE Horizon, LP (“HFE Horizon”) to operate the waterparks. HFE Horizon, LP has entered into a licensing and merchandising agreement with Big Idea, Inc. in 2006 for daily appearances at the parks by certain VeggieTales characters.

The Hawaiian Falls in The Colony, Texas (the “Hawaiian Falls Colony Property”) is located on 7.5 acres 30 miles north of Dallas. The waterpark opened in May of 2004 and operates from May through September each year, recording over 152,000 visitors in 2005. The population within a 15-mile radius of the property, which includes the Texas cities of Plano, Frisco, Addison, Lewisville, Carrolton and Little Elm, is estimated to be 1.46 million. The property operates under a ground lease with the local municipality that expires in December 2043 and has two 5-year extension options.

The Hawaiian Falls in Garland, Texas (the “Hawaiian Falls Garland Property”) is located on 10 acres of the 129-acre W. Cecil Winters Regional Park, 15 miles north of Dallas. The waterpark opened in May of 2003 and operates from May through September each year, and recorded approximately 138,000 visitors in 2005. The population within a 15-mile radius of the property is estimated to be 2.02 million. The property operates under a ground lease with the local municipality that expires in May 2033.

The approximate federal income tax basis of the depreciable portion of the Hawaiian Falls Colony Property is $5,820,000. The approximate federal income tax basis of the depreciable portion of the Hawaiian Falls Garland Property is $6,305,000. We believe the properties are adequately insured, and there are currently no major capital expenditures planned for the waterparks.

Leases. At the time of the acquisition, we entered into two long-term, triple-net sub-leases with HFE Horizon to operate the properties. The leases each have a term of 27 years with no renewal options. The minimum annual rent for the Hawaiian Falls Colony Property is approximately $570,000 in the initial year, increasing during the term of the lease to approximately $640,000. The minimum annual rent for the Hawaiian Falls Garland Property is approximately $615,000 in the initial year, increasing during the term of the lease to approximately $700,000. Total percent rent in each lease is a negotiated percentage of revenue capped at a variable percentage of property gross revenues. The general terms of the lease agreements are described in the section of the prospectus entitled “Business – Description of Property Leases.” The combined gross revenues for the Hawaiian Falls Garland Property and the Hawaiian Falls Colony Property were $2.2 million in 2003, $3.2 million in 2004 and $4.1 million in 2005. Gross revenues were impacted by the Hawaiian Falls Garland Property opening late in 2003, and the Hawaiian Falls Colony Property opening late in season in 2004.

HFE Horizon, LP. HFE Horizon, formerly a division of Herschend Family Entertainment (“HFE”), focuses its business on micro-waterparks. The principals of HFE Horizon have been involved in the ownership and operation of theme parks, waterparks and family entertainment centers since 1972. Prior to our acquisition of the waterparks, none of HFE Horizon or its subsidiaries or affiliates was related to us, was affiliated with us or was a partner in our business.

Competition. Nationally, Palace Entertainment and Six Flags waterparks compete with smaller waterparks such as the Hawaiian Falls Colony Property and the Hawaiian Falls Garland Property. Locally, the Dallas-Fort Worth summer entertainment market for visitors and residents is served primarily by regional waterparks including Water Works Waterpark, Wet Zone and NRH2O Waterpark, which compete with the properties. The major amusement park in the area is Six Flags Over Texas and its Six Flags Hurricane Harbor waterpark, which competes directly with the properties in the Dallas market.

Trancas Capital Family Entertainment Centers

On October 6, 2006, we acquired 11 family entertainment center properties (FECs) from Trancas Capital, LLC (“Trancas Capital”), a real estate management and operating company, for a purchase price of $35.2 million (the “Trancas Properties”). We also have a six-month option to purchase the Fiddlesticks Fun Center in Scottsdale, Arizona on the same terms, conditions and purchase price as set forth in the asset purchase agreement. The properties range in size from five to 18 acres and feature various combinations of activities such as miniature golf, go-karts, video arcades, laser tag, batting cages, bumper boats, paintball, rock climbing, amusement rides and food service. The following table sets forth the brand name and location of the acquired properties:

Name	Location
Zuma Fun Center (the “Zuma Charlotte Property”)	Charlotte, North Carolina

Zuma Fun Center (the “Zuma Knoxville Property”)	Knoxville, Tennessee

Zuma Fun Center (the “Zuma North Houston Property”)	Houston, Texas

Zuma Fun Center (the “Zuma South Houston Property”)	Houston, Texas

Mountasia Family Fun Center (the “Mountasia Property”)	North Richland Hills, Texas

Grand Prix Tampa (the “Grand Prix Tampa Property”)	Tampa, Florida

Fiddlesticks Fun Center (the “Fiddlesticks Tempe Property”)	Tempe, Arizona

Funtasticks Fun Center (the “Funtasticks Tucson Property”)	Tucson, Arizona

Camelot Park (the “Camelot Park Bakersfield Property”) (subject to a ground lease)	Bakersfield, California

Putt Putt Fun Center (the “Putt Putt Lubbock Property”) (subject to a ground lease)	Lubbock, Texas

Putt Putt Fun Center (the “Putt Putt Raleigh Property”) (subject to a ground lease)	Raleigh, North Carolina

The approximate federal income tax basis of the depreciable portion of the properties is $16.8 million. The properties are adequately insured, and there are no major capital expenditures planned for the properties. There are potential environmental issues relating primarily to gasoline leakage associated with the go-kart operations at the properties in Tempe, Arizona, Raleigh and Charlotte, North Carolina and Tampa, Florida. Trancas Capital has agreed to indemnify us against any clean-up costs, claims or other expenses relating to such environmental issues.

Leases. We have entered into long-term, triple-net leases with Zuma Holdings, LLC, an affiliate of Trancas Capital, for the management of each of the 11 Trancas properties. The Trancas Capital affiliate will continue to operate eight of the 11 properties. The Raleigh Putt Putt Property, the Lubbock Putt Putt Property and the Grand Prix Property were previously, and will continue to be, operated by third-party operators pursuant to three separate subleases with Zuma Holdings, LLC. The combined minimum annual rent for the 11 properties in the initial year is approximately $3.2 million and will increase during the term of the lease to a maximum of $3.4 million. Total percentage rent is a negotiated percentage of revenue in excess of a minimum threshold. All 11 leases are cross-defaulted and co-terminous regarding renewal options. The general terms of the lease agreements are described in the section of the prospectus entitled “Business – Description of Property Leases.” The combined gross revenues estimated by previous owners of the Trancas Properties were $12.4 million in 2003, $12.1 million in 2004 and $11.9 million in 2005.

Trancas Capital, LLC. Trancas Capital was founded in 2003 and focuses on acquiring and operating family entertainment centers. Trancas Capital and its subsidiary, Zuma Fun Centers, manage FECs under the Camelot Park, Mountasia Family Fun Center, Fiddlesticks, Funtasticks and Zuma Fun Center brand names. The company is the second largest operator of FECs in the United States. The founder, who is also Chief Executive Officer of the company, has more than 15 years experience in development, operations, acquisition and financial aspects of the amusement industry. He co-founded Palace Entertainment which is the largest operator of FECs in the United States. Prior to our acquisition of these 11 properties, neither Trancas Capital nor its subsidiaries or affiliates were related to us, affiliated with us or a partner in our business.

Competition. Nationally, Palace Entertainment’s family amusement and waterpark operations, Chuck E. Cheese’s restaurant and Dave & Buster’s restaurant/entertainment complexes compete with the Trancas Capital FEC properties. Locally, the competition occurs primarily with local retail and games amusement areas.

PENDING INVESTMENTS

The following information replaces the Pending Investments section, which begins on page 82 of the prospectus:

Booth Creek Ski

On December 1, 2006, we committed to acquire four ski resorts from affiliates of Booth Creek Ski Holdings, Inc. for a purchase price of $170.0 million. On December 1, 2006, we provided a deposit of $5.0 million under the terms of the agreement. The four ski properties to be acquired are the Northstar-at-Tahoe Resort in Lake Tahoe, California (the “Northstar Property”), the Sierra-at-Tahoe Resort in South Lake Tahoe, California (the “Sierra Property”), the Summit-at-Snoqualmie Resort in Snoqualmie Pass, Washington (the “Summit Property”) and the Loon Mountain Resort in Lincoln, New Hampshire (the “Loon Mountain Property”) (collectively, the “Booth Creek Ski Properties”). In addition, we have agreed to fund approximately $28.7 million in capital expenditures at the Northstar-at-Tahoe Resort and Loon Mountain Resort over the next four years.

The Northstar-at-Tahoe Resort is located near the north end of Lake Tahoe, California. The resort’s 8,600-foot Mount Pluto features 2,480 acres of skiable terrain and a 2,280-foot vertical drop. The resort’s 79 ski trails are served by 16 chairlifts. The resort also has approximately 50 kilometers of groomed trails for cross-country skiing and snowshoeing and on-mountain terrain parks for snowboarders and adventurous skiers. Other amenities include restaurants, shops, a 36,000 square-foot skier services facility, a 19,000 square-foot ski lodge, a 10,000 square-foot rental equipment facility and a 5,800 square-foot children’s ski school facility. Summer activities include an 18-hole golf course, mountain biking trails, tennis courts, horseback riding, fly-fishing and swimming pools. The resort consists of approximately 7,300 acres of privately owned land.

The Sierra-at-Tahoe Resort is located near South Lake Tahoe, California. The resort’s 8,852-foot peak offers 1,680 skiable acres and a 2,212-foot vertical drop. The resort’s 46 ski trails are served by 12 chairlifts. The resort operates a 46,000 square-foot base lodge, which offers food, retail and other skier services. The resort consists of approximately 20 acres of fee simple land and 1,669 acres of land leased under a Special Use Permit from the United States Department of Agriculture, Forest Service (the “Forest Service”).

The Summit-at-Snoqualmie Resort is located in the Cascade Mountains in Snoqualmie Pass, Washington and consists of four separate resorts (the “Summit”), which collectively offer 1,697 acres of skiable terrain. In total, the Summit has 96 designated trails and downhill runs served by 26 chairlifts, which combine to transport approximately 33,000 skiers uphill per hour. The Summit features a Nordic Center which offers approximately 55 kilometers of cross-country skiing and a Tubing Center which offers special tubing lifts and groomed lanes. The Summit offers ten lodges which provide an aggregate of approximately 122,000 square-feet of restaurant space, and is one of the largest learn-to-ski areas in the United States, with approximately 15% to 20% of its annual skier days typically being attributable to guests enrolled in ski school programs. In addition, the Summit is the largest night skiing complex in the United States, with approximately 20% to 25% of its skier visits each season being recorded at night. The Summit consists of 686 acres of its 4,102 gross acreage, leases approximately 440 acres under a private permit, and utilizes 1,280 acres for cross-country skiing under an annual operating agreement with the Forest Service and an additional 1,697 acres of mountain terrain under a Forest Service Special Use Permit.

The Loon Mountain Resort is located in the White Mountains in Lincoln, New Hampshire. The resort’s 3,050-foot peak features 275 skiable acres and a 2,100-foot vertical drop. The resort’s 50 trails are served by ten operating lifts. Amenities at the resort include a base lodge with a food and beverage services, two restaurants, a 17,600-square-foot lodge, a retail shop, a rental shop and an equipment repair shop. The resort also features a 17,300 square-foot children’s center, trails for cross-country skiing, snowshoe tours, tubing runs, horseback riding, indoor and outdoor climbing walls and a steam engine railroad for shuttling visitors. The resort consists of approximately 60 acres and leases 1,366 acres of land in the White Mountain National Forest under a Special Use Permit issued by the Forest Service permitting year-round recreational use.

As part of our agreement to acquire the Booth Creek Ski Properties, we have also committed to acquire 46 condominiumized retail and commercial spaces at the Northstar Commercial Village in Lake Tahoe, California for $22.0 million and to extend a $12.0 million loan to Booth Creek Resort Properties LLC. Booth Creek Resort Properties LLC is an entity newly formed by the current management of Booth Creek Ski Holdings, Inc. to acquire certain properties and operating assets from Booth Creek Ski Holdings, Inc. Northstar Commercial Village is a newly developed village located at the base of Northstar Mountain in Lake Tahoe, California.

The $12.0 million loan to Booth Creek Resort Properties LLC is expected to be collateralized by a first mortgage or the substantial equivalent on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land at the Northstar-at-Tahoe Resort in Lake Tahoe, California referred to as the Porcipine Hills Estates subdivision as further described in the section of this supplement entitled “Business—Mortgage Loans and Other Loans.”

We expect to close on these transactions on or prior to December 20, 2006. The transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

Leases. We expect to enter into long-term, triple net leases with wholly-owned subsidiaries of Booth Creek Resort Properties LLC to operate the Booth Creek Ski Properties and with Northstar Group Commercial Properties, LLC to operate the Northstar Commercial Properties. The initial terms of the leases are expected to be 20 years with three 10-year renewal options, provided that the terms do not exceed the term of any underlying United States Forest Service permits. The combined minimum annual rent for the Booth Creek Ski Properties and the Northstar Commercial Properties is expected to be approximately $18.2 million in the initial year and will increase during the term of the lease to a maximum of $21.9 million. Total percentage rent is expected to be a negotiated percentage of incremental total revenue in excess of a minimum threshold. All of the leases are expected to be cross-defaulted. We anticipate that the property will be adequately insured upon acquisition.

Booth Creek Resort Properties LLC. Booth Creek Resort Properties LLC was formed by principals of Booth Creek Ski Holdings, Inc. The principals have a combined 40 years of ski resort operations experience, and for the last eight years have been with Booth Creek Ski Holdings, Inc., the fifth largest resort owner in North America. Before joining Booth Creek Ski Holdings, Inc., several of the principals were with Vail Associates, Inc. and related companies. Prior to our acquisition of the Booth Creek Ski Properties, none of Booth Creek Ski Holdings, Inc, Booth Creek Resort Properties LLC, or their respective subsidiaries or affiliates, was related to us, affiliated with us or a partner in our business.

Competition. The Northstar Property and the Sierra Property compete locally with the Squaw Valley, Alpine Meadows, Sugar Bowl, Kirkwood and Heavenly ski areas. The Summit Property’s local competition includes Stevens Pass, Mission Ridge, Crystal Mountain, Mount Baker, Mount Bachelor and Mount Hood Meadows. The Loon Mountain Property competes locally with Mount Sunapee, Bretton Woods, Ragged Mountain, Gunstock and Cannon Mountain. Our prospectus provides additional detail regarding competition in the ski industry beginning at page 61 under the section entitled “Ski Resorts.”

MORTGAGE LOANS AND OTHER LOANS

On December 1, 2006, we committed to extend a $12.0 million loan to Booth Creek Resort Properties LLC. Booth Creek Resort Properties LLC is an entity newly formed by the current management of Booth Creek Ski Holdings, Inc. to acquire certain properties and operating assets from Booth Creek Holdings, Inc. The $12.0 million loan to Booth Creek Resort Properties LLC is expected to be collateralized by a first mortgage or the substantial equivalent on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land near the Northstar-at-Tahoe Resort in Lake Tahoe, California referred to as the Porcupine Hill Estates subdivision. The loan is expected to mature in three years, and have one 12-month extension. It is anticipated that the loan will carry an interest rate of 9.00% per annum and there will be an exit fee in an amount equal to a 15% annualized return on the loan. The loan will be guaranteed by Booth Creek. It is anticipated that the loans will be cross-defaulted with the Booth Creek Ski and Northstar Commercial Properties leases. The loan may be prepaid at any time and will be accelerated upon customary events of default. There can be no assurance that the loan will be made as anticipated.

BORROWING

The following information supplements the Borrowing section, which begins on page 96 of the prospectus:

On October 6, 2006, we entered into an agreement for a non-revolving construction line of credit for $20.0 million including $2.5 million to be set aside as interest reserve with Colonial Bank, N.A. The line of credit will be used to finance the expansion and improvements to the Bretton Woods Mountain Resort. The non-revolving line of credit will be collateralized by a first real estate mortgage on the Bretton Woods Mountain Resort in New Hampshire, will bear interest at the 30-day LIBOR plus 2.0%, have a term of three years with one one-year extension for a fee and will require monthly payments of interest only and principal due at maturity. The financing is expected to close by the end of the fourth quarter 2006. There can be no assurance that the loan will close.

On November 14, 2006, we borrowed approximately $16.5 million from Sun Life Assurance Company of Canada (“Sun Life”). The loan is collateralized by mortgages on each of the following golf properties for the amount indicated: the Palmetto Hall Property for approximately $4.0 million, the South Mountain Property for $6.7 million and the Bear Creek Property for approximately $5.8 million. The loan bears interest annually at a fixed rate of 6.18% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. Prepayment is prohibited for the first two years after which early repayment is subject to a prepayment fee. We intend to use the proceeds of this loan to fund additional acquisitions.

On November 30, 2006, we borrowed approximately $46.7 million from Sun Life. The loan is collateralized by mortgages on each of the following golf properties for the amount indicated: the Valencia Property for approximately $19.9 million, the Talega Property for $9.1 million and the Weston Hills Property for approximately $17.8 million. The loan bears interest annually at a fixed- rate of 6.33% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. Prepayment is prohibited for the first two years, after which early repayment is subject to a prepayment fee. We intend to use the proceeds of this loan to fund additional acquisitions.

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SELECTED FINANCIAL DATA

The following selected financial data for CNL Income Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations:”

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005 (1)	2005 (1)	2004 (1)	2003 (1)
Operating Data:
Revenues	$11,484,156	$1,417	$226,666	$—	$—
Operating loss	(275,941)	(3,557,187)	(4,983,770)	(1,280,470)	—
Net income (loss)	14,895,675	4,660,932	6,583,431	(683,263)	—
Net income (loss) per share	0.28	0.29	0.33	(0.17)	—
Weighted average number of shares outstanding (basic and diluted)	53,077,692	15,944,406	19,795,649	4,075,979	20,000
Cash distributions declared and paid (2)	21,490,338	6,092,865	10,096,429	1,172,688	—
Cash distributions declared and paid per share	0.41	0.40	0.54	0.26	—
Cash provided by (used in) operating activities	21,135,321	1,136,796	4,616,474	754,656	(199,000)
Cash used in investing activities	159,570,038	89,615,753	199,063,392	41,780,499	—
Cash provided by financing activities	221,706,836	137,269,935	251,541,482	77,734,960	200,000

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005 (1)	2005 (1)	2004 (1)	2003 (1)
Balance Sheet Data:
Real estate investment properties	$148,881,005	$—	$20,952,902	$—	$—
Investment in unconsolidated entities	178,177,539	123,519,064	207,150,838	41,913,212	—
Mortgages and other notes receivable	54,139,185	3,000,000	3,171,083	—	—
Cash	176,685,210	85,501,095	93,804,681	36,710,117	1,000
Total assets	582,844,389	226,735,858	336,795,107	85,956,427	1,311,797
Long-term debt obligations	6,837,892	—	—	—	—
Total liabilities	28,752,057	14,409,602	12,163,277	11,004,049	1,111,797
Stockholders’ equity	554,092,332	212,326,256	324,631,830	74,952,378	200,000

Other Data:
Funds from operations (“FFO”) (3)	27,666,710	9,337,586	14,170,298	(579,129)	—
FFO per share	0.52	0.59	0.72	(0.14)	—
Properties owned by unconsolidated entities at end of the period	10	8	10	7	—
Properties owned directly at the end of period	9	—	1	—	—
Investments in mortgages and other notes receivable at the end of period	3	1	1	—	—

FOOTNOTES:

(1)	Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004. The results of operations for the years ended December 31, 2005 and 2004 are not necessarily indicative of future performance due to the limited time during which we were operational, our incurrence of organizational costs, and having not completed our first investment until December 2004. The results from operations for the nine months ended September 30, 2005 includes equity in earnings of our unconsolidated entities, interest income, asset management fees to advisor and general operating and administrative expense. Selected financial data for 2003 covers the period August 11, 2003 (date of inception) through December 31, 2003.

(2)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 74.9%, 54.0%, 51.9%, 24.0% and 0.0% of the distributions received by stockholders were considered to be ordinary income and approximately 25.1%, 46.0%, 48.1%, 76.0% and 0.0% were considered a return of capital for federal income tax purpose for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their invested capital.
(3)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income (loss) to FFO for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003:

	Nine Months End September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Net income (loss)	$14,895,675	$4,660,932	$6,583,431	$(683,263)	$—

Adjustments:
Depreciation and amortization	3,701,568	—	17,224	—	—
Equity in earnings of unconsolidated entities	(10,649,748)	(7,461,670)	(10,289,841)	(218,466)	—
Pro-rata share of FFO from unconsolidated entities (a)	19,719,215	12,138,324	17,859,484	322,600	—

Total funds from operations	$27,666,710	$9,337,586	$14,170,298	$(579,129)	$—

Weighted average number of shares of common stock outstanding (basic and diluted)	53,077,692	15,944,406	19,795,649	4,075,979	20,000

FFO per share (basic and diluted)	$0.52	$0.59	$0.72	$(0.14)	$—

FOOTNOTES:

(a)	In calculating our pro-rata share of FFO from unconsolidated entities, we first calculate FFO independently for each unconsolidated entity. We then determine our share of the FFO from each unconsolidated entity by multiplying the FFO for each such entity by the percentage of income that we recognize in our equity in earnings from the unconsolidated entity during the reporting period. The percentage of income that we recognize as equity in earnings for each unconsolidated entity is determined using the HLBV method of accounting. Because of the way income and FFO are allocated using the HLBV method of accounting, the historical FFO we recognized from our unconsolidated entities is not indicative of FFO that we will be allocated to us in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to the quarters and nine months ended September 30, 2006 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 102 of the prospectus:

INTRODUCTION

The following discussion is based on the condensed consolidated financial statements as of September 30, 2006 and December 31, 2005 and for the quarters and nine months ended September 30, 2006 and 2005. Amounts as of December 31, 2005 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2005.

STATEMENT REGARDING FORWARD LOOKING INFORMATION

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: conditions affecting the CNL brand name, increased direct competition, changes in general economic conditions, changes in government regulations, changes in local and national real estate conditions, terrorism, extended U.S. military combat operations, our ability to obtain additional lines of credit or permanent financing on satisfactory terms, availability of proceeds from our offering of shares, changes in interest rates, our ability to identify suitable investments, our ability to close on identified investments, inaccuracies of our accounting estimates, our ability to locate suitable tenants and operators for our properties and borrowers for mortgage loans, and the ability of such tenants and borrowers to make payments under their respective leases or loans. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GENERAL

CNL Income Properties, Inc. was organized pursuant to the laws of the State of Maryland on August 11, 2003. We were formed primarily to acquire directly and indirectly properties in the United States that will be leased on a long-term (generally five to 20 years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. We may also make or acquire loans (mortgage, mezzanine and other loans) or other permitted investments related to interests in real estate and may purchase equity and other interests in financings. We currently operate and have elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with the taxable year ended December 31, 2004. We have retained CNL Income Corp. as our advisor to provide management, acquisition, advisory and administrative services.

Our activities from August 11, 2003, our inception, through June 23, 2004, were devoted to the organization of the company. Beginning April 16, 2004, we offered for sale up to 200 million shares of common stock at $10.00 per share ($2.0 billion) pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended. We commenced active operations on June 23, 2004, when the minimum required offering proceeds were received and funds were released to us from escrow. On March 31, 2006, we terminated our initial offering and on April 4, 2006, a new registration statement for up to 200 million shares of common stock at $10.00 per share ($2.0 billion) on Form S-11 under the Securities Act of 1933, as amended, was declared effective, and we began selling shares of common stock under the current offering.

The following table summarizes our public offerings as of September 30, 2006:

	Initial offering		Current offering		Total
	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)
Subscriptions received	51,246,465	$513.0	12,163,101	$120.7	63,409,566	$633.7
Subscriptions received pursuant to reinvestment plan	861,879	8.2	807,573	7.7	1,669,452	15.9
Redemptions	(146,995)	(1.4)	—	—	(146,995)	(1.4)

Total	51,961,349	$519.8	12,970,674	$128.4	64,932,023	$648.2

Number of investors	17,505		4,511		22,016

In addition to the shares sold through our public offerings, our advisor purchased 20,000 shares for $200,000 preceding the commencement of our initial offering. In December 2004, CNL Financial Group, Inc., a company affiliated with our advisor and wholly-owned indirectly by our Chairman of the board and his wife, purchased 117,708 restricted common shares for approximately $1.2 million.

We have and will continue to focus our investment activities on and use the proceeds of our offerings primarily for the acquisition, development and ownership of lifestyle properties.

LIQUIDITY AND CAPITAL RESOURCES

General

Our principal demand for funds will be for property acquisitions, loans and other permitted investments and the payment of operating expenses and distributions to stockholders. Generally, our cash needs for items other than property acquisitions will be generated from operations and from our revolving line of credit.

We intend to continue to acquire properties, make or acquire loans (mortgage, mezzanine and other loans) or other permitted investments with proceeds from our public offerings and permanent debt financing to be obtained. If sufficient capital is not raised, it would limit our ability to acquire additional properties, and make or acquire loans or permitted investments. This could impact our ability to pay distributions or raise the distribution rate due to our limited income from operations, unless we choose to borrow to do so. Our ability to acquire properties is in part dependent upon our ability to locate and contract with suitable third-party tenants. The inability to locate suitable tenants may delay our ability to acquire certain properties. Not only are we experiencing increased competition in our targeted asset classes, we are also challenged due to the complex and expensive structures we must use to acquire properties due to the tax and legal requirements of being a REIT. Delays in acquiring properties or making or acquiring loans with the capital raised from our common stock offering dilute our ability to pay distributions to our existing stockholders.

We intend to continue to pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to be generated from properties, loans and other permitted investments to cover such distributions. In the event we are unable to acquire properties at the pace expected, we may not be able to continue to pay distributions to stockholders or may need to reduce the distribution rate or borrow to continue paying distributions, all of which may negatively impact a stockholder’s investment in the long term.

We believe that our current and anticipated capital resources, including cash on hand and the availability of funds from our revolving line of credit as well as expected offering and loan proceeds are sufficient to meet our liquidity needs for the coming year.

Common Stock Offerings

As of September 30, 2006, we have received total proceeds of approximately $649.6 million (65,079,018 shares) from investors through our public offerings. For the nine months ended September 30, 2006, we received subscription proceeds of approximately $271.7 million (27,214,176 shares) from our initial and current offerings. During the period October 1, 2006 through November 6, 2006, we received additional subscription proceeds of approximately $159.5 million (15,950,773 shares) under our current offering. We primarily use the capital we raise to acquire properties, make or acquire loans and other permitted investments and to pay fees and expenses in connection with our stock offerings and acquisitions.

Investments in and Distributions from Unconsolidated Entities

As of September 30, 2006, we had invested in properties at ten locations through our unconsolidated entities. We are entitled to receive quarterly cash distributions from our unconsolidated entities. For the nine months ended September 30, 2006 and 2005, we received operating distributions of approximately $14.2 million and $4.4 million, respectively, from the operation of these entities. These distributions are generally received within 45 days after each quarter end. Distributions receivable from our unconsolidated entities as of September 30, 2006 and December 31, 2005 were approximately $2.9 million and $4.9 million, respectively.

The following table summarizes the change in distributions declared to us from our unconsolidated entities (in thousands):

Period	Wolf Partnership (1)	DMC Partnership (2)	Intrawest Venture (3)	Total
Nine months ended 2006	$1,535	$7,963	$2,729	$12,227
Nine months ended 2005	—	4,508	3,382	7,890

Increase (decrease)	$1,535	$3,455	$(653)	$4,337

FOOTNOTES:

(1)	The Wolf Partnership acquired the properties during the fourth quarter of 2005. The amount excludes the capital distribution of approximately $43.7 million from the Wolf Partnership during the nine months ended September 30, 2006.
(2)	For the nine months ended September 30, 2006 as compared to 2005, the increase in distributions declared is primarily due to the ownership of the World Trade Center and International Floral Gift Center (collectively the DMC property) for the entire nine months ended September 30, 2006. During the same period in 2005, the distributions declared reflect the ownership of the World Trade Center from February 14, 2005 through September 30, 2005 and International Floral Gift Center from May 25, 2005 through September 30, 2005.
(3)	The overall decrease in distributions declared from the Intrawest Venture is primarily due to an increase in working capital reserves which reduced cash available for distribution during the nine months ended September 30, 2006 in comparison to the same period in 2005.

The agreements governing our ventures provide for us to receive a preferred return on our invested capital ahead of any returns to our partners. We expect to receive our full preferred returns from our ventures for the year ending December 31, 2006 with the exception of the Wolf Partnership, for which we expect to receive less than our full preference as a result of the properties owned by this partnership performing below expectations for the year.

Borrowings

We intend to borrow money to acquire assets and to pay certain related fees. We also intend to encumber assets in connection with such borrowings. In general, the aggregate amount of permanent financing is not expected to exceed 50% of our total assets on an annual basis; however, it may likely exceed 50% for a limited period in our early acquisition stage. The maximum amount we may borrow is 300% of our net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of the independent members of our board of directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs. We have borrowed and may continue to borrow money to pay distributions to stockholders.

We plan to obtain lines of credit in an amount up to $100 million. The lines of credit may be increased at the discretion of our board of directors and may be repaid with offering proceeds, proceeds from the sale of assets and the repayment of loans made, working capital or permanent financing. On March 24, 2006, we obtained a $20.0 million revolving line of credit from Colonial Bank, N.A. The line of credit replaced a previously existing $5.0 million line of credit obtained from Branch Banking & Trust Company and is used for working capital, to temporarily fund distributions to stockholders and to bridge financing on real estate investments. The line of credit is unsecured and bears interest at a rate of 30-day LIBOR (approximately 5.32% on September 29, 2006) plus 2.25%. The line of credit has a term of two years with monthly payments of interest only and principal due at maturity on March 24, 2008. As of September 30, 2006, borrowings outstanding under the line of credit were approximately $8.4 million. The balance outstanding on our previous line of credit at December 31, 2005 was approximately $4.5 million. The terms of the line of credit require us to meet certain customary financial covenants and ratios including (a) a total permanent debt to total assets ratio of no more than 65%, (b) a tangible net worth of no less than $200.0 million and (c) a ratio of distributions to funds from operations of no more than 110%. We were in compliance with these covenants at September 30, 2006. Additionally, we are required to maintain a zero balance on the line of credit for a 30-day period during the first quarter of each year beginning in 2007. We believe we will have sufficient cash on hand or other sources of liquidity available to meet this requirement.

As of September 30, 2006 we had the following notes payable:

Description	Amount	Interest rate	Terms
Note payable to seller in connection with the acquisition of Bretton Woods	$6,500,000	5.77%	All principal and interest due on June 19, 2010. We have obtained a letter of credit collateralized by an $8.0 million certificate of deposit.

Note payable to seller in connection with the acquisition of Bretton Woods	$337,892	5.20%	All principal and interest due on June 19, 2009.

See the section below titled “Off Balance Sheet and Other Arrangements – Borrowings of Our Unconsolidated Entities” for a description of the borrowings of our unconsolidated entities.

Mortgages and Other Notes Receivable

On August 14, 2006, we have received repayment of principal and interest on a $3.0 million mortgage loan from Consolidated Conversion, LLC. As of September 30, 2006, we have the following loans outstanding:

Borrower and description of property	Date of loan agreement	Maturity date	Interest rate		Loan principal amount	Accrued interest
Plaza Partners, LLC (hotel conversion)	2/28/2006	2/28/2007	15.0	%(1)	$16,800,000	$122,500

Mizner Court Holdings, LP (condominium conversion)	3/10/2006	11/9/2007	LIBOR + 7.0	%(2)	$15,000,000	$113,025

Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009	13.5	% (3)	$20,000,000	$—

FOOTNOTES:

(1)	Pursuant to the loan agreement, the loan requires monthly interest payments based on an annual percentage rate of 8.75% with the remaining 6.25% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower for up to two additional six-month periods. The loan is collateralized by a first mortgage on the property.
(2)	The loan was purchased from Column Financial, Inc., as former lender, to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, LP. The mezzanine loan is collateralized by a pledge of all the partnership interests in Mizner Court, LP and is guaranteed as to interest payments and as to completion by Morris L. Stoltz II.
(3)	Pursuant to the loan agreement, we agreed to provide financing up to $40.0 million in connection with the development of the infrastructure of an Orvis-branded lifestyle community in Granby, Colorado. As of September 30, 2006, we had advanced $20.0 million. The loan requires interest payments based on an annual interest rate of 9.5% paid monthly with the remaining 4.0% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower up to 12 months. The loan may not be prepaid during the first year. The loan is collateralized by a first mortgage on a portion of the Granby property. The loan is personally guaranteed by the principals of Shorefox Development, LLC until $10.0 million in infrastructure is completed. Loan origination fees of $400,000 were paid to us in connection with making this loan. This amount was recorded as a reduction in the value of the note receivable on the accompanying condensed consolidated balance sheet and its being amortized into interest income over the initial term of the loan.

Two of the loans we have made are for condominium conversion projects in Florida. Since making the loans, the Florida condominium market has softened considerably and, accordingly, our borrowers are evaluating their alternatives. While our borrowers remain current under these loans, if the market conditions continue to decline we may be exposed to additional risk of non-payment and impairment of these loans.

Related Party Arrangements

In accordance with the advisory agreement, the advisor and affiliates are entitled to receive certain fees and reimbursable expenses in connection with our offerings. These fees and reimbursable expenses include: selling commissions on gross offering proceeds, a marketing support fee on gross offering proceeds and reimbursement of actual expenses incurred in connection with due diligence of the offering. The managing dealer is entitled to selling commissions of up to 6.5% and 7.0% of gross offering proceeds and a marketing support fee of 2.5% and 3.0% of gross offering proceeds for our initial and current offerings, respectively, as well as actual expenses of up to 0.10% incurred in connection with due diligence of the offering. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

As of September 30, 2006 and December 31, 2005, we owed our advisor and certain of its affiliates approximately $9.4 million and $7.1 million, respectively, for certain organizational and offering expenses, acquisition fees, asset management fees, selling commissions, marketing support fees, due diligence expense reimbursements and operating expenses incurred on our behalf. In accordance with our amended and restated articles of incorporation, the total amount of certain offering, organizational and stock issuance costs we pay may not exceed 13% of the aggregate offering proceeds. We are not obligated to pay our advisor or certain of its affiliates costs that exceed the 13% limitation at the end of each offering. As of September 30, 2006, there were no offering costs in excess of the 13% limitation that had been billed to us.

In addition, to the extent that operating expenses, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the advisor is required to reimburse us the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold (the “Expense Cap”). For the Expense Year ended September 30, 2006, operating expenses did not exceed the Expense Cap.

We maintain certain bank accounts in a bank in which our chairman and a director of our board also serve as directors, and in which CNL Financial Group, Inc., an affiliate of our advisor, is a stockholder. The amount deposited with this bank was approximately $5.0 million as of September 30, 2006.

Distributions

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, an analysis of current and projected long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us. We declared and paid distributions of approximately $21.5 million ($0.4147 per share) and $6.1 million ($0.398 per share) for the nine months ended September 30, 2006 and 2005, respectively. We funded the distribution payment of approximately $8.4 million for the quarter ended September 30, 2006 with proceeds from our revolving line of credit. We intend to repay borrowings under our line of credit with payments we receive under operating leases for our properties, interest payments we receive from the loans we have made, security deposits from tenants under operating leases and distributions we receive from our unconsolidated entities.

The distributions declared and paid during the nine months ended September 30, 2006 exceeded net income for the same period by approximately $6.6 million. Distributions to stockholders may be considered a return of capital to the extent the amount of such distributions exceeds net income calculated in accordance with generally accepted accounting principles (“GAAP”). Accordingly, for the nine months ended September 30, 2006, approximately 30.7% of the distributions represented a return of capital, if calculated using GAAP net income as the basis. Approximately 25.1% of the distributions for the nine months ended September 30, 2006 constitutes a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital. The characterization of distributions declared for the quarter and nine months ended September 30, 2006 may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2006.

Cash Flow Analysis

Our net cash flows provided by operating activities were approximately $21.1 million for the nine months ended September 30, 2006 and were comprised primarily of interest earned on uninvested offering proceeds, rental revenues, interest income on mortgages and other notes receivable, the receipt of distributions from our unconsolidated entities and security deposits from our third-party tenants, offset by payments made for operating expenses (including asset management fees to our advisor), as compared to the net cash flow paid for operating activities of $1.1 million for the nine months ended September 30, 2005, which was primarily attributable to interest earned on invested cash offset by payments made for operating expenses.

Cash flows used in investing activities were approximately $159.6 million for the nine months ended September 30, 2006 and consisted primarily of cash paid for properties acquired totaling approximately $119.2 million, investments in mortgages and other notes receivable, net of repayment, totaling $48.8 million, investments in unconsolidated entities totaling approximately $14.7 million, a short-term investment of $8.0 million and the payment of acquisition fees and costs totaling approximately $12.0 million, offset by approximately $43.7 million in distributions from unconsolidated entities representing proceeds from debt financing through our partnership with Great Wolf Resorts. During the nine months ended September 30, 2005, we made contributions to acquire our interests in the DMC Partnership of approximately $73.5 million, made a loan of $3.0 million and paid acquisition fees and costs of approximately $13.1 million.

For the nine months ended September 30, 2006, net cash flows provided by financing activities were approximately $221.7 million consisting primarily of approximately $271.7 million of subscription proceeds and approximately $3.9 million of net borrowings under our line of credit, less the payment of approximately $31.1 million in stock issuance costs in connection with the offering and distributions and redemptions paid to stockholders of approximately $21.5 million and $1.2 million, respectively. The net cash flows provided by financing activities for the nine months ended September 30, 2005 were approximately $137.3 million and consisted primarily of subscriptions proceeds received of approximately $160.4 million, the payment of approximately $19.8 million in stock issuance costs, distributions paid to stockholders of approximately $6.1 million and approximately $2.8 million of net borrowings under our line of credit.

CRITICAL ACCOUNTING POLICIES

Consolidation. The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and entities in which we have a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”) and Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”), or are the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” (“FIN 46”). The application of FIN 46, SOP 78-9 and EITF 04-5 requires management to make significant estimates and judgments about our and our venture partners’, rights, obligations and economic interests in the related venture entities. The equity method of accounting is applied in the consolidated financial statements with respect to those investments in entities in which we are not the primary beneficiary under FIN 46 or have less than a controlling interest due to the significance of rights and obligations held by other parties under SOP 78-9 and EITF 04-5.

Investments in unconsolidated entities. The equity method of accounting is applied with respect to investments in entities for which we have determined that consolidation is not appropriate under FIN 46, SOP 78-9 and EITF 04-5. We recognize equity in earnings from our unconsolidated entities under the hypothetical liquidation at book value (“HLBV”) method of accounting due to the capital structure of those entities and the rights and priorities of the partners. The HLBV method differs from other generally accepted accounting methods in which an investing partner recognizes its share of a venture’s net income or loss based upon the partner’s percentage of ownership. Under the HLBV method, we must estimate at the balance sheet date what we would receive or be obligated to pay in accordance with the governing agreements if our unconsolidated entities were to liquidate all of their assets, pay their debts and distribute the remaining equity at book value. As a result, we recognize income (equity in earnings) in each reporting period equal to the change in our share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Under this method, in any given period we could be recording more or less income than actual cash distributions received and more or less than we may receive in the event of an actual liquidation.

Leases. Our leases are accounted for under the provisions of Statement of Financial Accounting Standard No. 13, “Accounting for Leases,” and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. Changes in our estimates or assumptions regarding collectibility of lease payments, the residual value or economic lives of the leased property could result in a change in accounting for the lease.

Mortgages and Other Notes Receivable. Mortgages and other notes receivable are recorded at the lower of cost or market. Whenever future collection of a specific note appears doubtful, a valuation allowance will be established. The allowance represents the difference between the carrying value and the amount expected to be received. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in impairments and provisions on assets. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, a borrower’s financial condition is such that collection of interest is doubtful. Subsequent interest is recorded as income when collected. At this time we have not established a valuation allowance on our loans as collection is expected to occur.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

RESULTS OF OPERATIONS

The following tables summarize our operations for the quarter and nine months ended September 30, 2006, as compared to the quarter and nine months ended September 30, 2005.

	Quarter Ended
	September 30,
	2006	2005	$ Change	% Change
Revenue:
Rental income from operating leases	$4,705,241	$—	$4,705,241	n/a
Interest income on mortgages and		—
other notes receivable	1,873,594	1,417	1,872,177	132122.6%

Total revenue	6,578,835	1,417	6,577,418	464179.1%

Expenses:
Asset management fees to advisor	1,414,788	811,193	603,595	74.4%
General and administrative	1,945,024	800,284	1,144,740	143.0%
Depreciation and amortization	2,542,266	—	2,542,266	n/a

Total expenses	5,902,078	1,611,477	4,290,601	266.3%

Operating income (loss)	676,757	(1,610,060)	2,286,817	142.0%

Other income (expense):
Interest and other income	1,783,266	442,126	1,341,140	303.3%
Interest expense and loan cost amortization	(248,288)	(19,647)	(228,641)	(1163.7)%
Equity in earnings of unconsolidated entities	3,828,678	2,979,572	849,106	28.5%

Total other income	5,363,656	3,402,051	1,961,605	57.7%

Net income	$6,040,413	$1,791,991	$4,248,422	237.1%

	Nine Months Ended
	September 30,
	2006	2005	$ Change	% Change
Revenue:
Rental income from operating leases	$7,529,142	$—	$7,529,142	n/a
Interest income on mortgages and other notes receivable	3,955,014	1,417	3,953,597	279011.8%

Total revenue	11,484,156	1,417	11,482,739	810355.6%

Expenses:
Asset management fees to advisor	3,634,063	1,802,145	1,831,918	101.7%
General and administrative	4,407,073	1,755,042	2,652,031	151.1%
Depreciation and amortization	3,718,961	—	3,718,961	n/a

Total expenses	11,760,097	3,557,187	8,202,910	230.6%

Operating income (loss)	(275,941)	(3,555,770)	3,279,829	92.2%

Other income (expense):
Interest and other income	4,941,469	799,195	4,142,274	518.3%
Interest expense and loan cost amortization	(419,601)	(44,163)	(375,438)	(850.1)%
Equity in earnings of unconsolidated entities	10,649,748	7,461,670	3,188,078	42.7%

Total other income	15,171,616	8,216,702	6,954,914	84.6%

Net income	$14,895,675	$4,660,932	$10,234,743	219.6%

Rental income from operating leases. The increase in rental income and FF&E reserve income for the quarter and nine months ended September 30, 2006 as compared to the quarter and nine months ended September 30, 2005 was due to the acquisition of real estate properties in December 2005 through September 30, 2006. These real estate properties are leased on a long-term triple-net basis to third-party tenants. Prior to December 2005, we did not have any properties that we consolidated in our financial statements and all of our investments were owned through our unconsolidated entities where our primary source of income was generated from equity in earnings.

Interest income on mortgages and other notes receivable. Between September 2005 and 2006, we made four loans to third-party borrowers, which resulted in interest income of approximately $1.8 million and $3.9 million for the quarter and nine months ended September 30, 2006 and $1,417 for the quarter and nine months ended September 30, 2005. On August 14, 2006, one of the loans was repaid in full. We had not made any loans prior to September 2005.

Asset management fees to advisor. Asset management fees of 0.08334% of invested assets are paid to the advisor for the acquisition of real estate assets and making loans. For the quarter and nine months ended September 30, 2006 asset management fees to our advisor were approximately $1.4 million and $3.6 million, respectively. For the quarter and nine months ended September 30, 2005 asset management fees to our advisor were $811,193 and approximately $1.8 million, respectively. The increase in such fees is due to the acquisition of additional real estate properties and loans made during to the fourth quarter of 2005 through the third quarter of 2006.

General and administrative. General and administrative expenses were approximately $1.9 million and $4.4 million for the quarter and nine months ended September 30, 2006 and $800,284 and approximately $1.8 million for the quarter and nine months ended September 30, 2005, respectively. The increase is primarily due to the overall increase in our operating activities.

Interest and other income. The increase in interest income is a result of greater average cash on hand from uninvested offering proceeds during the third quarter of 2006 as compared to 2005.

Interest expense and loan cost amortization. Interest expense increased due to the greater average outstanding balance on the line of credit as well as interest expense incurred on the notes payable in connection with the Bretton Woods acquisition.

Equity in earnings. The following table summarizes equity in earnings from our unconsolidated entities:

	Quarter Ended September 30,
	2006	2005	$ Change	% Change
Wolf Partnership	$512,982	$—	$512,982	n/a
DMC Partnership	2,343,229	1,902,077	441,152	23.2%
Intrawest Venture	972,467	1,077,495	(105,028)	(9.7)%

	$3,828,678	$2,979,572	$849,106	28.5%

	Nine Months Ended September 30,
	2006	2005	$ Change	% Change
Wolf Partnership	$671,140	$—	$671,140	n/a
DMC Partnership	6,667,844	4,217,003	2,450,841	58.1%
Intrawest Venture	3,310,764	3,244,667	66,097	2.4%

Total	$10,649,748	$7,461,670	$3,188,078	42.7%

The overall increase in equity in earnings of approximately $3.2 million for the nine months ended September 30, 2006 in comparison to the same period in 2005 is primarily due to the ownership of the Wolf Partnership and the DMC Partnership during the entirety of the nine months ended September 30, 2006. For the quarter and nine months ended September 30, 2005, our equity in earnings reflects our investments in the retail and commercial properties at seven resort villages and the DMC Property from February 14, 2005 (acquisition date) through September 30, 2005. The quarter and nine months ended September 30, 2006, includes equity in earnings from our interests in the retail and commercial properties at seven resort villages, the DMC Property and two waterpark resorts, which were all operating during the entire nine months period.

Equity in earnings from our unconsolidated entities is recognized under the HLBV method as discussed earlier in “Critical Accounting Policies.” The unconsolidated entities’ formation agreements provide us a stated return on our investment with a priority over any returns of our partners. Because our equity in earnings is calculated in this manner we have historically recognized more income than the underlying unconsolidated entities have generated and our partners have historically been allocated significant losses which offset the earnings that we have recorded from these entities. Additionally, during the quarter ended September 30, 2006, our partners’ unreturned capital in the Intrawest Ventures was reduced to zero as a result of the losses they have recognized and the distributions that they have received from this entity. Since the date that this occurred we no longer recognize significant amounts of income and in the future may recognize losses that this entity incurs. While this method of recognizing earnings and losses from the unconsolidated entity is not expected to have an impact on the distributions we receive, it will likely result in reductions or fluctuations in our net income, earnings per share, funds from operations (as defined below) and FFO per share.

Our results of operations for the quarter and nine months ended September 30, 2006 are not necessarily indicative of what the results of operations will be for the year ending December 31, 2006 and in the future. The investments that we have acquired or will be acquiring may have a significant impact on our results of operation and our actual results could differ materially.

OTHER

Funds from Operations

We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income to FFO for the quarter and nine months ended September 30, 2006 and 2005:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$6,040,413	$1,791,991	$14,895,675	$4,660,932

Adjustments:
Depreciation and amortization	2,531,602	—	3,701,568	—
Equity in earnings of unconsolidated entities	(3,828,678)	(2,979,572)	(10,649,748)	(7,461,670)
Pro-rata share of FFO from unconsolidated entities	7,354,968	5,132,901	19,719,215	12,138,324

Total funds from operations	12,098,305	3,945,320	27,666,710	9,337,586

Weighted average number of shares of common stock outstanding (basic and diluted)	61,073,005	21,031,765	53,077,692	15,944,406

FFO per share (basic and diluted)	$0.20	$0.19	$0.52	$0.59

FOOTNOTES:

(1)	In calculating our pro-rata share of FFO from unconsolidated entities, we first calculate FFO independently for each unconsolidated entity. We then determine our share of the FFO from each unconsolidated entity by multiplying the FFO for each such entity by the percentage of income that we recognize in our equity in earnings from the unconsolidated entity during the reporting period. The percentage of income that we recognize as equity in earnings for each unconsolidated entity is determined using the HLBV method of accounting. FFO per share decreased during the nine months ended September 30, 2006 as compared to the same period in 2005 primarily due to (i) our partner in the DMC Partnership receiving a greater share of earnings and FFO during 2006 than in 2005 as a result of income and FFO being allocated between us and our partners using the HLBV method of accounting and (ii) as a result of the dilution caused by uninvested offering proceeds received from our common stock offering. Because of the way income and FFO are allocated using the HLBV method of accounting, the historical FFO we recognized from our unconsolidated entities is not indicative of FFO that we will be allocated to us in the future.

[Intentionally left blank.]

Borrowings of Our Unconsolidated Entities

Our unconsolidated entities are subject to the following fixed rate debt:

Unconsolidated entity	Type of loan	Interest rate	Payment	Maturity date	Principal balance at September 30, 2006
Intrawest U.S. Venture	Mortgage loan	5.75%	Monthly principal and interest payment of $289,389	5/20/2015	$44,929,983

Intrawest Canadian Venture	Mortgage loan	5.83%	Monthly interest payment only of $110,880 (1)	12/11/2014	23,884,140

DMC Partnership	Mortgage loan	6.04%	Monthly principal and interest payment of $889,145	9/1/2014	138,740,632

DMC Partnership	Mortgage loan	5.45%	Monthly principal and interest payment of $110,663	9/1/2012	15,698,615

Wolf Partnership	Mortgage loan	6.08%	Monthly interest only of $319,200 (2)	3/1/2013	63,000,000

Total					$286,253,370

FOOTNOTES:

(1)	Amount was converted from Canadian dollars to U.S. dollars at an exchange rate of 0.898 U.S. dollar for $1.00 Canadian dollar as of September 30, 2006 and 0.858 U.S. dollar for $1.00 Canadian dollar as of December 31, 2005. Effective December 2006, monthly principal and interest payments of $134,350 are due until maturity.
(2)	Effective April 1, 2009, monthly principal and interest payments shall be payable on the loan based on a 30-year amortization schedule.

COMMITMENTS, CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

The following table presents our contingent commitments and contractual obligations and the related payment periods as of September 30, 2006:

	Payments due in
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Line of credit	$8,396,184	$—	$—	$—	$8,396,184
Contingent purchase consideration (1)	—	9,750,000	—	—	9,750,000
Loan funding commitments (2)	—	20,000,000	—	—	20,000,000
DMC capital commitments (3)	1,706,600	—	—	—	1,706,600
Notes payable (principal and interest) (4)	—	—	8,393,392	—	8,393,392
Capital improvements (5)	126,000	17,500,000	—	—	17,626,000

Total contractual obligations	$10,228,784	$47,250,000	$8,393,392	$—	$65,872,176

FOOTNOTES:

(1)	In connection with the purchase of the resort village property located at Copper Mountain, Colorado, the CNL Retail Village Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event, will the amount exceed $3.75 million. We have guaranteed the payment of the contingent purchase price to Intrawest on behalf of the CNL Retail Village Partnership.

In connection with the purchase of the Wolf Dells property and the Wolf Sandusky property, Great Wolf may receive an additional contingent purchase price of up to $3.0 million per waterpark resort if those properties achieve certain financial performance goals during 2007 and 2008. The amount of the contingent purchase price will be determined during those years, and in no event will the amount exceed a total of $6.0 million for both properties.

(2)	Pursuant to the loan agreement, we agreed to provide financing of up to $40.0 million in connection to the development of the infrastructure of an Orvis branded lifestyle community in Granby, Colorado. As of September 30, 2006, we have funded $20.0 million. See description above under Item 2. “Mortgages and Other Notes Receivable” for more details.
(3)	We have committed to fund our share of costs for development of the Trade Mart Expansion at the Dallas Market Center. This amount represents our remaining share of the approximately $17.0 million in total expected development costs. As of September 30, 2006, we had contributed approximately $15.3 million to date.
(4)	In connection with the acquisition of Bretton Woods Mountain Resort in northern New Hampshire, we have signed two promissory notes, a $6.5 million note that bears interest at an annual interest rate of 5.77% and a $337,892 note that bears interest at 5.20% compounded annually. Interest on both notes will accrue until maturity on June 19, 2010 and June 9, 2009, respectively, at which time total amount of principal and interest are due and payable.
(5)	We have committed to invest approximately $500,000 in improvements to the South Mountain property and as of September 30, 2006, we have spent approximately $374,000. In addition, we have also agreed to the fund an additional $17.5 million for improvements to the Bretton Woods property during the next three years, which we expect to finance.

Subsequent to September 30, 2006, we acquired Heritage West Coast Inc., which owned the Valencia and Talega properties, and the Weston Hills property. Pursuant to the stock and asset purchase agreements, Heritage Golf, LLC may receive supplemental purchase price payments not to exceed $8.6 million and $5.3 million, respectively, if the properties achieve certain financial performance goals in 2009.

On October 6, 2006, we entered into an agreement for a non-revolving construction line of credit for $20.0 million including $2.5 million to be set aside as interest reserve with Colonial Bank, N.A. The line of credit will be used to finance the expansion and improvements to the Bretton Woods Mountain Resort. The non-revolving line of credit is collateralized by a first real estate mortgage on the Bretton Woods Mountain Resort in New Hampshire, will bear interest at the 30-day LIBOR plus 2.0%, have a term of three years with one one-year extension for a fee and will require monthly payments of interest only and principal due at maturity. The financing is expected to close by the end of the fourth quarter 2006.

On October 5, 2006 and October 26, 2006, we entered into a commitment for two loans of approximately $16.5 million and $47.2 million with Sun Life Assurance Company of Canada. The $16.5 million loan will be collateralized by Palmetto Hall Plantation Club, Raven Golf Club at South Mountain and Bear Creek Golf Club and the $47.2 million loan will be collateralized by Valencia Country Club, Talega Golf Club and Weston Hills Country Club. The loans will bear interest annually, at a fixed rate of 6.18% and 6.33%, respectively, for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. Prepayments, on both loans, are prohibited for the first two years after which early repayment is subject to a prepayment fee. We have provided deposits of $165,450 and $471,500, respectively, in consideration to these commitments. The loans are expected to close by the end of fourth quarter of 2006.

MANAGEMENT

The following information should be read in conjunction with the “Management” section under the heading “Directors and Executive Officers” beginning on page 116 of the prospectus:

On August 18, 2006, our board appointed R. Byron Carlock, Jr. as our Chief Executive Officer. Mr. Carlock had served as our Interim Chief Executive Officer since Thomas J. Hutchison III resigned in August 2005. On that same date, Mr. Carlock was appointed Chief Executive Officer of our advisor, CNL Income Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information should be read in conjunction with the “Certain Relationships and Related Transactions” section beginning on page 124 of the prospectus:

Our managing dealer received selling commissions amounting to 6.5% of the total amount raised from the sale of shares in our initial offering, up to 6.0% of which was paid or has accrued and will be paid as commissions to other broker-dealers. Our managing dealer is entitled to receive selling commissions up to 7.0% of the total amount raised from the sale of shares from this offering, of which up to 6.5% may be paid as commissions to other broker-dealers. During the period January 1, 2006 through September 30, 2006, we incurred approximately $17.8 million of such fees in connection with our offerings, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

In addition, our managing dealer was entitled to receive a marketing support fee equal to 2.5% of the total amount raised from the sale of shares in our initial offering, all or a portion of which was or may be reallowed to other broker-dealers. Our managing dealer is entitled to receive a marketing support fee of 3.0% of the total amount raised from the sale of shares from this offering, up to 2.5% of which may be reallowed to other broker-dealers who enter into a participating broker agreement with the managing dealer. During the period January 1, 2006 through September 30, 2006, we incurred approximately $7.2 million of such fees in connection with our offerings, the majority of which has been or will be reallowed to other broker-dealers.

In connection with our offerings, our advisor was and is entitled to receive Acquisition Fees for services provided in connection with the selection, purchase, development or construction of real property and the incurrence of debt from lines of credit and permanent financing that are used to acquire properties or to make or acquire loans and other permitted investments equal 3.0% of the total amount raised from the sale of shares in our offerings and 3.0% of loan proceeds from permanent financing; however, no Acquisition Fees will be paid on proceeds from any line of credit until such time as all Net Offering Proceeds have been invested. During the period January 1, 2006 through September 30, 2006, we incurred approximately $8.1 million of such fees in connection with our offerings. For the period January 1, 2006 through September 30, 2006, we incurred Acquisition Fees totaling approximately $1.3 million as a result of permanent financing used to acquire certain properties.

We entered into an Advisory Agreement with our advisor pursuant to which our advisor receives a monthly asset management fee of 0.08334% of an amount equal to the total amount invested in our properties, loans and other Permitted Investments (exclusive of acquisition fees and expenses) as of the end of the preceding month. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of our advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as our advisor shall determine. During the period commencing January 1, 2006 through September 30, 2006, we incurred approximately $3.6 million of such fees.

Our advisor and its Affiliates provide various general operating and administrative services to us, including services related to accounting, financial, tax and regulatory compliance reporting, stockholder distributions and reporting, due diligence and marketing, and investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis. During the period commencing January 1, 2006 through September 30, 2006, we incurred $934,837 in fees for these services.

AFFILIATE LITIGATION

The following paragraph updates and replaces the corresponding paragraph on page 130 of the prospectus:

In 2004, stockholders in CNL Hotels & Resorts, Inc. (“CHR”) filed two class action complaints in the United States District Court for the Middle District of Florida against, among others, CHR, CNL Hospitality Corp. (“CHC”), certain affiliates of CHR and CHC, and certain of CHR’s directors and officers, including James M. Seneff, Jr., and Robert A. Bourne. Messrs. Seneff and Bourne are also members of our board of directors. Neither we, nor our advisor or our directors or officers, in their respective capacities with CNL Income Properties, are defendants in the CHR litigation. On November 10, 2004, the two complaints were consolidated (the “Consolidated CHR Litigation”). In the Consolidated CHR Litigation, plaintiffs seek money damages, rescission of their securities purchases, and various injunctions relating to the proposed merger of CHR and CHC. Plaintiffs allege violations of Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 hereunder, and Section 20(a) of the Exchange Act.

On February 6, 2006, the parties to the litigation entered into a non-binding confidential memorandum of understanding which would resolve all claims in the litigation subject to certain conditions including but not limited to: the completion of confirmatory discovery, the parties’ ability to negotiate and enter into a final signed and binding agreement, a sufficient number of class members not opting out of the final signed agreement, and court approval. On April 3, 2006, the parties entered into and filed with the court a Stipulation of Settlement. The court entered an order approving the settlement on April 24, 2006 and notice was sent to the class in May 2006. On August 2, 2006, the court issued its final order approving the settlement and the determination of legal fees.

DISTRIBUTION POLICY

DISTRIBUTIONS

The following table presents total distributions (in thousands) and distributions per share, and it updates and replaces the corresponding table on page 138 of the prospectus:

2004 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	—	—	$470,512	$702,176	$1,172,688
Distributions per share	—	—	0.1342	0.1251	0.2593

2005 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$1,280,706	$2,027,860	$2,784,299	$4,003,564	$10,096,429
Distributions per share	0.1272	0.1334	0.1374	0.1374	0.5354

2006 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$5,813,301	$7,280,851	8,396,186	—	$21,490,338
Distributions per share	0.1374	0.1374	0.1399	—	0.4147

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

The following information updates, modifies or supersedes certain information contained in “Summary of the Articles of Incorporation and Bylaws – Amendments to the Articles of Incorporation” and “– Mergers, Combinations and Sale of Assets” commencing on page 142 of the prospectus:

As of August 10, 2006, the Commonwealth of Pennsylvania and the State of Minnesota cleared us to offer and sell our common stock in those states. As a result, our offering is now cleared in all “blue sky” jurisdictions. As a condition for clearing our offering in Pennsylvania, however, the Pennsylvania Securities Commission has required us to undertake to amend certain provisions of Section 10 and Section 12 of our amended and restated Articles of Incorporation (our “Articles”). Our board has adopted resolutions amending, and recommending that our stockholders approve, amendments to Section 10 and Section 12 of our Articles. The proposed amendments are discussed below:

Amendments to Our Articles

Amendment to Section 10.1. Section 10.1 of our Articles currently provides that a 2/3rds vote of stockholders is required to amend the provisions of our Articles relating to the procedures by which the board of directors and stockholders of our company shall approve extraordinary transactions such as mergers, sale of significant assets and share exchanges. Under the proposed amendment (which must be approved by such 2/3rds vote), subsequent changes to this provision would require only a majority vote. In addition, Section 10.1(ii) states: “[T]he Directors may amend these Articles of Incorporation without the consent of the Stockholders to the fullest extent so provided by the MGCL.” Our board has adopted a resolution amending Section 10.1 to eliminate this provision.

Amendments to Sections 10.2, 10.3 and 12.1. Sections 10.2 and 10.3 of our Articles currently provide that the affirmative vote of at least a majority of our stockholders is required for a merger or consolidation of our company into, or a share exchange with, another or new entity. However, these provisions would not require a vote of stockholders in connection with certain mergers, consolidations or share exchanges where our company would be the surviving entity and Maryland law would not otherwise require that our stockholders were entitled to vote on such matter.

Our board has adopted resolutions to amend Sections 10.2, 10.3 and 12.1 of our Articles to require that stockholder approval be required for all mergers, consolidations and share exchanges of our company with or into other entities, except where a merger of another entity with our company is effected through a wholly-owned subsidiary of our company and the consideration to be paid by our company in the merger consists solely of cash, the merger may be approved solely by our directors unless the party to the merger is an Affiliate of our Sponsor, our advisor or our company. These amendments therefore would impact the approvals needed by us to complete such mergers. If these amendments to our Articles are approved, our board will no longer have the ability to approve, without stockholder approval, potential mergers in which we will issue common stock as consideration in the merger.

Stockholder Approval

On August 18, 2006, our board adopted resolutions amending, and recommending that our stockholders approve, amendments to Sections 10.1, 10.2, 10.3 and 12.1 of our Articles. We currently expect to seek stockholder approval of the amendments at our next regular annual meeting of stockholders to be held on or around the third week of June 2007. Under the existing Articles, the proposed amendments must be approved by the affirmative vote of not less than 2/3rds of our stockholders entitled to vote thereon. If our stockholders vote to approve the amendments, we will file the amended Articles with the State Department of Assessments and Taxation of Maryland at which time the amendments will become effective.

If the proposed amendments are not approved by our stockholders at the next annual meeting, we have assured the Pennsylvania Securities Commission that we will immediately cease making offers and sales of our securities to Pennsylvania residents and that we will not offer or sell our securities in the Commonwealth of Pennsylvania in the future. Additionally, pursuant to Section 504 of the Pennsylvania Securities Act of 1972, as amended, and the regulations promulgated thereunder, we have agreed to extend to all residents of the Commonwealth of Pennsylvania that have purchased our shares pursuant to our current registration statement filed with the SEC (SEC File No. 333-128662) which was declared effective on April 4, 2006, a written offer of rescission. Thus, if these proposals are not approved by our stockholders, we may have to return monies to investors who are residents of the Commonwealth of Pennsylvania. Doing so, however, could have a material adverse effect on our business and financial condition depending on the amount of proceeds that we raise under our current offering from Pennsylvania residents.

Additional information regarding these amendments will be included in our proxy statement for our 2007 annual meeting of stockholders. We will distribute that proxy statement to our stockholders in advance of the meeting in accordance with our bylaws and applicable law. A copy of the proxy statement also will be available on the SEC’s website at www.sec.gov. Our stockholders are urged to carefully read that proxy statement when it becomes available.

THE OFFERING

PLAN OF DISTRIBUTION

The following paragraph replaces the last paragraph on page 161 of the prospectus:

In order to encourage purchases in excess of 500,000 shares, by the categories of investors described above, in addition to a discount equal to the 7.0% selling commissions and the 3.0% marketing support fee discount described above, if the investor is a “purchaser” (as defined below) and buys in excess of 500,000 shares, and all such shares were purchased through the same registered investment adviser, participating broker or the managing dealer, such purchase and any subsequent purchase will be subject to a reduced Acquisition Fee of 1.0% (as opposed to 3.0%). In such instance, the initial purchase price per share will be $8.80.

The volume discount table is corrected by replacing $0.60 in the first row of the last column with $0.65 on page 162 of the prospectus.

EXPERTS

The following paragraph updates and replaces the corresponding paragraph which begins on page 167 of the prospectus:

The balance sheets of CNL Income Properties as of December 31, 2005 and 2004, the statements of operations, statements of stockholders’ equity and cash flows of CNL Income Properties for the years ended December 31, 2005 and 2004 and the period from August 11, 2003 (date of inception) through December 31, 2003, the consolidated financial statements of CNL Village Retail Partnership, LP and its Subsidiaries as of and for the year ended December 31, 2005 and the period from October 1, 2004 (date of inception) to December 31, 2004, the consolidated financial statements of CNL Dallas Market Center, LP and its Subsidiaries as of and for the period from February 14, 2005 (date of inception) to December 31, 2005, the consolidated financial statements of CNL Income GW Partnership, LLLP and its Subsidiaries as of and for the period from October 11, 2005 (date of inception) through December 31, 2005 included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Gatlinburg Skylift LLC as of December 31, 2004 and December 31, 2003 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2004, 2003, and 2002 included in this registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Cypress-Bowl Recreations Limited Partnership as of December 31, 2005 and December 31, 2004 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2005 and 2004 included in this registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of and for the periods ended December 20, 2004, December 31, 2003 and December 31, 2002 included in this registration statement have been audited by RubinBrown LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical combined statement of revenue and certain expenses of the DMC Properties as of and for the year ended January 31, 2005 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined statement of revenue and certain expenses of Intrawest Portfolio Commercial Properties, for the year ended June 30, 2004 included in this registration statement have been audited by KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Booth Creek Ski Holdings, Inc. at October 28, 2005 and October 29, 2004, and for each of the three years in the period ended October 28, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of WHCC, LLC (d.b.a. Weston Hills Country Club) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Heritage Golf Group West Coast, Inc. as of and for the periods ended December 31, 2005, 2004 and 2003 included in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Palmetto Hall Plantation Club (a wholly owned property of Greenwood Development Corporation) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this registration statement have been audited by Elliott Davis, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

CNL Income Properties, Inc.

Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information	F - 1

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2006	F - 2

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006	F - 3

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005	F - 4

Notes to Unaudited Pro Forma Consolidated Financial Statements	F - 5

Interim Unaudited Condensed Consolidated Financial Statements as recently filed in CNL Income Properties Inc.’s September 30, 2006 Form 10-Q:

Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F - 14

Condensed Consolidated Statements of Operations for the quarter and nine months ended September 30, 2006 and 2005	F - 15

Condensed Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) for the nine months ended September 30, 2006 and for the year ended December 31, 2005	F - 16

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	F - 17

Notes to Condensed Consolidated Financial Statements	F - 18

Financial Statement Schedules:

Schedule III – Real Estate and Accumulated Depreciation for the year ended December 31, 2005	F - 31

Schedule IV – Mortgage Loans on Real Estate for the year ended December 31, 2005	F - 32

Index to Other Financial Statements	F - 33

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on September 30, 2006.

The following Unaudited Pro Forma Consolidated Statements of Operations are presented for the nine months ended September 30, 2006 and for the year ended December 31, 2005 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the transactions described in the notes to the pro forma financial statements as if they had occurred on January 1, 2005.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Real estate investment properties under operating leases, net	$148,881,005	$384,819,134	(b)	$533,700,139
Investment in unconsolidated entities	178,177,539	9,465,244	(b)	187,642,783
Mortgages and other notes receivable	54,139,185	12,480,000	(b)	66,619,185
Cash	176,685,210	205,393,552	(c)	—
		(382,078,762	)(d)
Restricted cash	619,703	—		619,703
Short-term investment	8,000,000	—		8,000,000
Accounts and other receivables	2,250,532	—		2,250,532
Distributions receivable from unconsolidated entities	2,940,660	—		2,940,660
Prepaid expenses and other assets	11,150,555	7,082,536	(c)	2,716,475
		(15,516,616	)(b)

Total Assets	$582,844,389	$221,645,088		$804,489,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to affiliates	$9,354,008	$—		$9,354,008
Line of credit	8,396,184	—		8,396,184
Notes payable	6,837,892	—		6,837,892
Security deposits	3,050,449	9,169,000	(e)	12,219,449
Accounts payable and accrued expenses	1,113,524	—		1,113,524

Total Liabilities	28,752,057	9,169,000		37,921,057

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share
One billion shares authorized at September 30, 2006
65,216,726 shares issued and 65,069,731 shares outstanding (historical)
88,825,180 shares issued and 88,678,185 shares outstanding (pro forma basis)	650,697	236,084	(c)	886,781
Capital in excess of par value	565,796,837	212,240,004	(c)	778,036,841
Accumulated earnings	20,795,843	—		20,795,843
Accumulated distributions	(32,759,455)	—		(32,759,455)
Accumulated other comprehensive loss	(391,590)	—		(391,590)

	554,092,332	212,476,088		766,568,420

Total Liabilities and Stockholders’ Equity	$582,844,389	$221,645,088		$804,489,477

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$6,785,961	$32,473,517	(2)	$40,799,481
		1,540,003	(3)
FF&E reserve income	743,181	7,055,631	(4)	7,798,812
Interest income on mortgages and other notes receivable	3,955,014	1,153,674	(5)	5,108,688

	11,484,156	42,222,825		53,706,981

Expenses:
Asset management fee to advisor	3,634,063	3,555,937	(6)	7,190,000
General and administrative	4,407,073	1,540,003	(3)	5,947,076
Depreciation and amortization	3,718,961	14,586,975	(7)	18,305,936

	11,760,097	19,682,915		31,443,012

Operating income (loss)	(275,941)	22,539,910		22,263,969

Other income (expense):
Interest and other income	4,941,469	(4,887,419	)(8)	54,050
Interest expense and loan cost amortization	(419,601)	(294,381	)(9)	(713,982)
Equity in earnings of unconsolidated entities	10,649,748	(597,906	)(10)	9,950,883
		(69,459	)(12)
		(31,500	)(13)

Total other income	15,171,616	(5,880,665)		9,290,951

Net income	$14,895,675	$16,659,245		$31,554,920

Earnings Per Share of Common Stock (Basic and Diluted)	$0.28			$0.36

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	53,077,692		(14)	88,678,185

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$101,134	$51,047,964	(2)	$53,718,438
		2,569,340	(3)
FF&E reserve income	10,532	9,376,949	(4)	9,387,481
Interest income on mortgages and other notes receivable	115,000	1,445,104	(5)	1,560,104

	226,666	64,439,357		64,666,023

Expenses:
Asset management fee to advisor	2,558,973	6,725,337	(6)	9,284,310
General and administrative	2,614,239	2,569,340	(3)	5,183,579
Depreciation and amortization	37,224	24,252,368	(7)	24,289,592

	5,210,436	33,547,045		38,757,481

Operating income (loss)	(4,983,770)	30,892,312		25,908,542

Other income (expense):
Interest and other income	1,346,505	(1,322,214	)(8)	24,291
Interest expense and loan cost amortization	(69,145)	(392,555	)(9)	(461,700)
Equity in earnings of unconsolidated entities	10,289,841	754,660	(10)	12,055,436
		1,307,987	(11)
		(92,612	)(12)
		(204,440	)(13)

Total other income	11,567,201	50,826		11,618,027

Net income	$6,583,431	$30,943,138		$37,526,569

Earnings Per Share of Common Stock (Basic and Diluted)	$0.33			$0.42

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	19,795,649		(14)	88,678,185

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of September 30, 2006.

(b)	Represents the Company’s pending and completed property acquisitions subsequent to September 30, 2006:

Properties	Purchase Price	Closing Cost	Acquisition Fees	Total
Valencia & Talega (i)	$57,533,000	$171,396	$2,301,320	$60,005,716
Weston Hills (ii)	35,000,000	388,426	1,400,000	36,788,426
Family Entertainment Centers (iii)	35,222,000	516,325	1,408,880	37,147,205
EAGL Golf (iv)	47,124,000	688,827	1,884,960	49,697,787
Booth Creek Ski (v)	192,000,000	1,500,000	7,680,000	201,180,000

Total	$366,879,000	$3,264,974	$14,675,160	$384,819,134

FOOTNOTES:

(i)	On October 16, 2006, the Company acquired the Valencia Country Club, in Santa Clarita, California, and the Talega Golf Club, in San Clemente, California, from Heritage Golf Group, LLC (“Heritage Golf”) for an aggregate purchase price of approximately $57.5 million. The Company leased the properties to Heritage Golf Master Lease, LLC, an entity formed by Heritage Golf to operate the golf courses under a triple-net lease with an initial term of 20 years and six five-year renewal options. The pro forma adjustment represents the total cost of approximately $60.0 million including closing costs of $171,396 and the reclassification of certain acquisition fees of approximately $2.3 million that were previously capitalized in other assets. Pursuant to the stock purchase agreement, Heritage Golf may receive supplemental purchase price payments of up to $8.6 million in aggregate, for both properties, if the properties achieve certain financial performance goals in fiscal year 2009.

(ii)	On October 16, 2006, the Company acquired the Weston Hills Country Club, in Weston, Florida from WHCC, LLC for a purchase price of $35.0 million. The Company leased the property to an existing subsidiary of Heritage Golf under a triple-net lease with an initial term of 20 years and six five-year renewal options. The pro forma adjustment represents the total purchase price of approximately $36.8 million, including closing costs of $388,426 and the reclassification of certain acquisition fees of $1.4 million that were previously capitalized in other assets. Pursuant to the asset purchase agreement, Heritage Golf may receive a supplemental purchase price payment of up to $5.3 million if the Weston Hill property achieves certain financial performance goals in fiscal year 2009.

(iii)	On October 6, 2006, the Company acquired 11 family entertainment center properties in 11 various locations, from Trancas Capital, LLC, for a purchase price of approximately $35.2 million. The Company leased the properties to an affiliate of Trancas that currently operates, and will continue to operate, eight of the 11 properties. The remaining three properties were previously, and will continue to be, operated by third-party operators pursuant to three separate leases with the Trancas affiliate. These properties are leased under a triple-net lease with an initial term of 30 years with two 10-years renewal options. The pro forma adjustment represents the purchase price of approximately $37.1 million, including closing cost of $516,325 and the reclassification of certain acquisition fees of $1.4 million that were previously capitalized in other assets.

(iv)	On November 16, 2006, the Company acquired seven golf course properties and a 47.5% partnership interest in Cowboys Golf Club in Grapevine, Texas from an affiliate of Evergreen Alliance Golf Limited, L.P. (“EAGL Golf”). The Company leased the seven golf course properties to EAGL Golf, which was acquired by Premier Golf, to operate all of the EAGL properties under a triple-net lease with an initial term of 20 years and four five-year renewal options. The pro forma adjustment represents the total purchase price of the seven golf course properties of approximately $49.7 million, including closing costs of $688,827 and the reclassification of certain acquisition fees of approximately $1.9 million that were previously capitalized in other assets. The Company paid approximately $9.0 million plus a portion of closing costs of $67,388 and acquisition fees of $361,456 for its 47.5% interest in the Cowboys Partnership which is included in investment in unconsolidated entities and is accounted for under the equity method of accounting. The Company expects to acquire the remaining 52.5% interest in the Cowboys Partnership, in a separate transaction, by the end of the first quarter of 2007.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet (Continued):

(v)	On November 30, 2006, the Company entered into an agreement to acquire four ski resort properties and retail and commercial space from Booth Creek Ski Group, Inc. for an aggregate purchase price of approximately $192.0 million. The Company will lease the properties and the retail and commercial space to a newly created tenant entity that will be formed by certain members of the existing management of Booth Creek Ski Group, Inc. under a triple-net lease with an initial term of 20 years with renewal options. The pro forma adjustment represents the purchase price of approximately $201.2 million, including estimated closing costs of approximately $1.5 million and the reclassification of certain acquisition fees of approximately $7.7 million that were previously capitalized in other assets. In connection with the transaction, the Company will also make loans to Booth Creek Ski Holdings, Inc. in the amount of $12.0 million. Approximately $480,000 in acquisition fees and closing costs are expected to be attributable to the loans and will be amortized over the loan terms. The loans will bear interest at a fixed rate of 9.0% for a term of three years with monthly interest payments only. Principal and exit fees are due and payable upon the loans’ maturity. The transaction is expected to close by December 20, 2006.

(c)	Represents the receipt of approximately $236.1 million in additional gross offering proceeds from the sale of 23,608,454 shares and the payment of selling commissions of approximately $16.5 million (7.0% of gross proceeds) and marketing support fees of approximately $7.1 million (3.0% of gross proceeds), both of which have been netted against stockholders’ equity. Also reflects the payment and capitalization of additional acquisition fees of approximately $7.1 million (3.0% of gross proceeds). The additional offering proceeds included in the pro forma adjustments have been limited to approximate the amount of proceeds necessary to acquire the Company’s investments described in Note (b) above.

(d)	Represents the reduction in cash in connection with the Company’s acquisition of the properties described in Note (b) above, net of cash deposits from tenants leasing these properties described in Note (b) above.

(e)	Represents security deposits received from the third-party tenants in connection with the Company’s acquisition of the properties described in Note (b) above. Security deposits are generally in form of cash or a letter of credit to secure rental payments and performance that are obligated under the lease.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma periods being presented.

(2)	Represents the estimated pro forma rental income and percentage rent adjustments from operating leases as a result of the pending and completed acquisitions of the following real estate investment properties. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma periods presented.

		Pro forma adjustments
Properties	Acquisition date	Year ended December 31, 2005	Nine months ended September 30, 2006
Booth Creek Ski	Pending	$20,333,902	$15,265,427
EAGL Golf	11/16/2006	4,317,937	3,238,453
Valencia & Talega	10/16/2006	5,072,213	3,804,161
Weston Hills	10/16/2006	3,115,814	2,336,860
Family Entertainment Centers	10/06/2006	3,395,701	2,546,776
Bear Creek	9/08/2006	1,100,330	759,041
Gatlinburg Sky Lift	12/22/2005	2,536,531	—
Cypress Mountain	5/30/2006	3,449,799	1,368,761
Harley-Davidson	4/27/2006	696,424	220,829
Hawaiian Falls	4/21/2006	1,351,230	413,417
Palmetto Hall	4/27/2006	695,856	218,545
South Mountain	6/09/2006	1,170,467	507,548
Bretton Woods	6/23/2006	3,811,760	1,793,699

Total		$51,047,964	$32,473,517

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma periods presented.

	Pro forma adjustments
Properties	Year ended December 31, 2005	Nine months ended September 30, 2006	Description
Booth Creek Ski	$780,273	$853,186	Special ground lease agreement with U.S. Forest Service
EAGL Golf	275,152	206,364	Three long-term ground leases
Family Entertainment Centers	215,801	162,166	Three long-term ground leases
Bear Creek	293,235	180,950	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Gatlinburg Sky Lift	658,662	—	One long-term ground lease
Cypress Mountain	184,722	137,337	Special park use permit from Canadian Provincial Government
Hawaiian Falls	161,495	—	Two long-term municipal ground leases

Total	$2,569,340	$1,540,003

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented.

	Pro forma adjustments
Properties	Year ended December 31, 2005	Nine months Ended September 30, 2006
Booth Creek Ski	$6,029,000	$4,723,500
EAGL Golf	—	324,847
Valencia & Talega	431,638	323,729
Weston Hills	381,089	285,817
Family Entertainment Centers	239,167	179,375
Bear Creek	—	111,401
Gatlinburg Sky Lift	224,341	—
Cypress Mountain	554,164	397,210
Harley-Davidson	24,000	8,000
Hawaiian Falls	—	—
Palmetto Hall	88,320	18,117
South Mountain	95,080	48,097
Bretton Woods	1,310,150	635,538

Total	$9,376,949	$7,055,631

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(5)	On March 10, 2006, the Company purchased a $15.0 million mezzanine loan from Column Financial, Inc., as former lender to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, L.P. The proceeds from the mezzanine loan, in addition to the proceeds from an $89.0 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida. The loan earns interest at a rate of one month LIBOR plus 7.0% per year and requires monthly interest payments. The pro forma adjustments include interest income from the date the loan was originated, on October 14, 2005, of $343,674 and $365,104 for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

The pro forma adjustments also include interest income on the $12.0 million loan made in connection with the Booth Creek Ski transaction of $810,000 and approximately $1.1 million for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate, including the Company’s proportionate share of properties owned through its unconsolidated entities. The assets and loans are managed by the Company’s advisor for an annual asset management fee of 1% of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus. The pro forma adjustments include asset management fees for all properties acquired, loans made and pending acquisitions as if the acquisitions had occurred at the beginning of the pro forma periods presented.

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets as follows:

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Booth Creek Ski	Land	$40,380,059	n/a	$—	$—
	Land improvements	62,311,221	15 years	4,154,081	3,115,561
	Permit rights	5,192,602	40 years	129,815	97,361
	Building	51,864,430	39 years	1,329,857	997,393
	Ski lift	24,232,141	20 years	1,211,607	908,705
	FF&E	12,116,071	7 years	1,730,867	1,298,150
	Intangible - in place lease	5,083,476	20 years	254,174	190,631

	Total	$201,180,000		$8,810,401	$6,607,801

EAGL Golf	Land	$6,811,345	n/a	$—	$—
	Land improvements	30,651,055	15 years	2,043,404	1,532,553
	Leasehold interest	4,378,722	40 years	109,468	82,101
	Building	4,865,247	39 years	124,750	93,563
	FF&E	1,946,099	7 years	278,014	208,511
	Intangible - in place lease	1,045,319	20 years	52,266	39,200

	Total	$49,697,787		$2,607,902	$1,955,928

Valencia & Talega	Land	$20,057,553	n/a	$—	$—
	Land improvements	26,279,066	15 years	1,751,938	1,313,954
	Building	11,602,915	39 years	297,511	223,133
	FF&E	873,995	7 years	124,856	93,642
	Intangible - in place lease	1,192,187	20 years	59,609	44,707

	Total	$60,005,716		$2,233,914	$1,675,436

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Weston Hills	Land	$6,295,258	n/a	$—	$—
	Land improvements	13,980,065	15 years	932,004	699,003
	Building	14,282,281	39 years	366,212	274,659
	FF&E	1,500,893	7 years	214,413	160,810
	Intangible - in place lease	729,929	20 years	36,496	27,372

	Total	$36,788,426		$1,549,125	$1,161,844

Family Entertainment Centers	Land	$20,539,098	n/a	$—	$—
	Land improvements	6,307,709	15 years	420,514	315,386
	Leasehold interest	360,893	25 years	14,436	10,827
	Building	7,069,609	25 years	282,784	212,088
	FF&E	2,065,081	7 years	295,012	221,259
	Intangible - in place lease	804,815	20 years	40,241	30,181

	Total	$37,147,205		$1,052,987	$789,741

Bear Creek	Land improvements	$6,830,587	15 years	$455,372	$308,960
	Leasehold interest	2,679,821	80 years	33,498	19,017
	Building	1,091,471	39 years	27,986	18,380
	FF&E	951,416	7 years	135,917	88,368
	Intangible - in place lease	235,133	20 years	11,757	8,817

	Total	$11,788,428		$664,530	$443,542

Gatlinburg Sky Lift	Leasehold interest	$19,674,026	48 years	$403,782	$—
	Building	162,700	39 years	4,060	—
	FF&E	1,133,400	7 years	150,896	—

	Total	$20,970,126		$558,738	$—

Cypress Mountain	Permit rights	$16,910,433	28 years	$603,944	$63,532
	Building	597,364	28 years	21,334	7,124
	Ski lifts	7,213,576	20 years	360,679	93,439
	FF&E	3,884,233	7 years	554,890	—
	Intangible - in place lease	838,953	20 years	41,948	14,068

	Total	$29,444,559		$1,582,795	$178,163

Harley-Davidson	Land	$999,127	n/a	$—	$—
	Building	5,650,730	39 years	144,891	29,944
	FF&E	199,392	7 years	28,484	—

	Total	$6,849,249		$173,375	$29,944

Hawaiian Falls	Land improvements	$3,123,166	15 years	$208,211	$60,728
	Leasehold interest	3,663,072	32 years	114,471	32,875
	Building	1,081,730	33 years	32,780	9,140
	FF&E	5,038,037	7 years	719,720	133,858

	Total	$12,906,005		$1,075,182	$236,601

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Palmetto Hall	Land	$37,647	n/a	$—	$—
	Land improvements	3,203,768	15 years	213,585	—
	Building	4,187,971	39 years	107,384	—
	FF&E	730,705	7 years	104,386	—

	Total	$8,160,091		$425,355	$—

South Mountain	Land	$3,083,416	n/a	$—	$—
	Land improvements	8,616,186	15 years	574,412	315,385
	Building	1,401,125	39 years	35,926	10,876
	FF&E	385,427	7 years	55,061	10,408

	Total	$13,486,154		$665,399	$336,669

Bretton Woods	Land	$6,197,305	n/a	$—	$—
	Land improvements	4,523,494	15 years	301,566	138,218
	Building	25,619,552	39 years	656,912	300,948
	FF&E	12,139,312	7 years	1,734,187	612,140

	Total	$48,479,663		$2,692,665	$1,051,306

The above purchase price allocations are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

In addition to the adjustments above, the pro forma adjustments include $120,000 and $160,000 for the amortization of acquisition fees associated with the $12.0 million loan made in connection with the Booth Creek Ski transaction for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s acquisition of the real estate investment properties.

(9)	Represents interest expense associated with two promissory notes signed in connection with the acquisition of Bretton Woods. One of the promissory notes bears interest at 5.77% with principal and interest totaling approximately $8.0 million due in June 2010 and the other bears interest at 5.20% with principal and interest of $390,507due in June 2009.

(10)	The pro forma adjustment represents the Company’s equity in earnings generated from an unconsolidated partnership (“the GW Partnership”) with Great Wolf Resorts, Inc. and affiliates (“Great Wolf”). On October 11, 2005, the Company entered into a joint venture with Great Wolf and formed the GW Partnership that acquired two waterpark resorts: the 309-suite Great Wolf Lodge in Wisconsin Dells, Wisconsin and the 271-suite Great Wolf Lodge in Sandusky, Ohio (the “Great Wolf Properties”), both of which were previously owned and operated by Great Wolf. The Great Wolf Properties were contributed to the GW Partnership from Great Wolf and valued at $114.5 million, excluding transaction costs of approximately $1.3 million. The Company contributed approximately $80.0 million to the GW Partnership for a 70% partnership interest in connection with the transaction and Great Wolf holds the remaining 30% interest in the partnership.

On March 1, 2006, the GW Partnership obtained previously anticipated debt financing on the properties for $63.0 million. The loan has a seven-year term with payments of interest only for the first three years with a fixed interest rate of 6.08%. The pro forma adjustment for the nine months ended September 30, 2006 represents the effect of interest expense in connection with the debt financing as if it had occurred on January 1, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

The following estimated operating results of the Great Wolf Properties and equity in earnings of the Company are presented as if the investment had been made on January 1, 2005:

Year ended December 31, 2005
Revenues (hotel operations) (i)	$36,156,152
Hotel and property operating expenses (i)	(26,086,952)
Management & license fees (ii)	(2,530,931)
Depreciation and amortization (iii)	(4,261,002)
Interest expense including loan cost amortization of $63,000 (iv)	(3,893,400)

Pro forma net loss of the properties	$(616,133)

Allocation of loss to:
Great Wolf	$(978,302)

The Company	362,169
Less: amount recognized in historical results	(392,491)

Net pro forma income adjustment	$754,660

FOOTNOTES:

(i)	Amounts for the pro forma period for the year ended December 31, 2005 are derived from the unaudited combined statement of operations for the year ended December 31, 2005.

(ii)	A subsidiary of Great Wolf continues to operate the Great Wolf Properties and license the Great Wolf Lodge brand to the venture pursuant to a 25-year management and license agreement. The agreement provides for management fees of 3% and license fees of 3% to be paid based on a percentage of gross revenue. In addition, there is a 1% license fee paid to a third-party.

(iii)	Depreciation and amortization of long-lived assets is based on the allocation of the base purchase price of the Properties of $114.5 million and closing costs.

(iv)	Interest expense is based on the debt financing on the properties up to $63.0 million obtained through a third-party lender for a term of seven years with a fixed interest rate of 6.08%. The loan is interest only for the first three years with principal and interest payments thereafter.

The net cash flows of the GW Partnership are distributed to each partner first to pay preferences on unreturned capital balances and the residual is allocated based on each partners’ respective ownership percentage. The Company records its share of equity in earnings of the GW Partnership using the hypothetical liquidation at book value (“HLBV”) method of accounting. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(11)	The pro forma adjustment represents the Company’s equity in earnings generated from an unconsolidated partnership (the “DMC Partnership”) with Dallas Market Center Company Ltd. (“DMC”). On January 14, 2005, the Company announced its intent to form the DMC Partnership to acquire, in two phases, interests in certain real estate and related assets at the Dallas Market Center in Dallas, Texas. In the first phase, which occurred on February 14 and March 11, 2005, the DMC Partnership was formed and acquired the Trade Mart, the World Trade Center, Market Hall and surface and garage parking areas at the Dallas Market Center (the “DMC Property”). The DMC Property consists of approximately 4.3 million leaseable square feet of showroom and exhibition space and is leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd., (“MCMC”) which continues to manage the DMC Property. The Company invested approximately $60.0 million in the DMC Partnership, excluding transaction costs, for an 80% equity ownership interest in the DMC Property.

In phase two of the transaction, which was completed on May 25, 2005, the Company invested an additional $11.2 million in the DMC Partnership, excluding certain transaction costs and fees. Concurrently, the DMC Partnership acquired the International Floral and Gift Center (the “IFGC”) located at the Dallas Market Center. The IFGC consists of approximately 440,000 square feet of wholesale merchandising and exhibition space and is leased to a subsidiary of MCMC which continues to manage the IFGC. The DMC Partnership acquired the IFGC for approximately $31.0 million including the assumption of an existing mortgage loan in the amount of approximately $17.0 million. The Company’s $11.2 million investment represents its 80% equity ownership interest in the IFGC.

The following estimated operating results of the properties owned by the DMC Partnership and the allocation of profits and losses are presented as if the investment had been made on January 1, 2005:

Year ended December 31, 2005
Revenue (net rental revenues under triple-net leases) (i)	$25,268,524
Depreciation and amortization (ii)	(6,977,911)
Interest expense including loan cost amortization of $150,758 (iii)	(9,710,168)

Pro forma net income of the DMC Property and IFGC	$8,580,445

Allocation of income to:
DMC	$561,642

The Company	8,018,803
Less: amount recognized in historical results	(6,710,816)

Net pro forma income adjustment	$1,307,987

FOOTNOTES:

(i)	Amounts for the pro forma period ended December 31, 2005 are derived from the audited combined statement of operations for the period from February 14, 2005 through December 31, 2005 and were annualized as if the investment had been made on January 1, 2005.

(ii)	Depreciation and amortization of long-lived assets for the year ended December 31, 2005, is based on the audited combined statement of operations depreciated on the straight-line method over each respective useful life.

(iii)	Interest expense is based on the debt financing on WTC and IFDC in the aggregate approximate amount of $160.0 million obtained through a third-party lender. The term for WTC is for approximately 28 years with a fixed interest rate of 6.037% and monthly principal and interest payment of $889,146. The term for IFDC is for nine years with a fixed interest rate of 5.45% and monthly and principal payment of $110,664.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

Cash flows are distributed to each partner first to pay preferences on unreturned capital balances and the residual is allocated 50% to each partner. The Company records its share of equity in earnings of the DMC Partnership using the HLBV method of accounting. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

(12)	Represents the Company’s share of equity in earnings from its 47.5% investment interest in the Cowboy Partnership in connection with the EAGL Golf acquisition discussed in Note (b) above. The pro forma adjustment is based on historical results as recognized by the previous owner and may not be indicative of future performance.

(13)	Represents additional amortization of capitalized acquisition fees and debt acquisition fees paid to the Company’s advisor in connection with the Company’s unconsolidated investments. The fees are paid and capitalized upon the sale of shares or incurrence of debt and subsequently allocated to the basis of the investments upon closing. These capitalized fees are amortized over the life of the related underlying assets or debt amortization period.

(14)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions at the beginning of the pro forma periods and that those shares of common stock were outstanding for the entire pro forma periods presented.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2006	December 31, 2005
ASSETS
Real estate investment properties under operating leases, net	$148,881,005	$20,952,902
Investments in unconsolidated entities	178,177,539	207,150,838
Mortgages and other notes receivable	54,139,185	3,171,083
Cash	176,685,210	93,804,681
Restricted cash	619,703	—
Short-term investment	8,000,000	—
Accounts and other receivables	2,250,532	72,715
Distributions receivable from unconsolidated entities	2,940,660	4,873,746
Prepaid expenses and other assets	11,150,555	6,769,142

Total Assets	$582,844,389	$336,795,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to affiliates	$9,354,008	$7,057,233
Line of credit	8,396,184	4,503,563
Notes payable	6,837,892	—
Security deposits	3,050,449	—
Accounts payable and accrued expenses	1,113,524	602,481

Total Liabilities	28,752,057	12,163,277

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 65,216,726 and 38,002,550 shares issued and 65,069,731 and 37,978,357 shares outstanding as of September 30, 2006 and December 31, 2005, respectively	650,697	379,784
Capital in excess of par value	565,796,837	329,620,995
Accumulated earnings	20,795,843	5,900,168
Accumulated distributions	(32,759,455)	(11,269,117)
Accumulated other comprehensive loss	(391,590)	—

	554,092,332	324,631,830

Total Liabilities and Stockholders’ Equity	$582,844,389	$336,795,107

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Rental income from operating leases	$4,705,241	$—	$7,529,142	$—
Interest income on mortgages and other notes receivable	1,873,594	1,417	3,955,014	1,417

Total revenue	6,578,835	1,417	11,484,156	1,417

Expenses:
Asset management fees to advisor	1,414,788	811,193	3,634,063	1,802,145
General and administrative	1,945,024	800,284	4,407,073	1,755,042
Depreciation and amortization	2,542,266	—	3,718,961	—

Total expenses	5,902,078	1,611,477	11,760,097	3,557,187

Operating income (loss)	676,757	(1,610,060)	(275,941)	(3,555,770)

Other income (expense):
Interest and other income	1,783,266	442,126	4,941,469	799,195
Interest expense and loan cost amortization	(248,288)	(19,647)	(419,601)	(44,163)
Equity in earnings of unconsolidated entities	3,828,678	2,979,572	10,649,748	7,461,670

Total other income	5,363,656	3,402,051	15,171,616	8,216,702

Net income	$6,040,413	$1,791,991	$14,895,675	$4,660,932

Earnings per share of common stock (basic and diluted)	$0.10	$0.09	$0.28	$0.29

Weighted average number of shares of common stock outstanding (basic and diluted)	61,073,005	21,031,765	53,077,692	15,944,406

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

For the Nine Months Ended September 30, 2006 and Year Ended December 31, 2005

(UNAUDITED)

	Common Stock
	Number of Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings	Accumulated Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Comprehensive Income (Loss)
Balance at December 31, 2004	8,838,978	$88,390	$76,719,939	$(683,263)	$(1,172,688)	$—	$74,952,378
Subscriptions received for common stock through public offering and reinvestment plan	29,163,572	291,636	290,881,372	—		—	291,173,008
Redemption of common stock	(24,193)	(242)	(229,592)	—		—	(229,834)
Stock issuance and offering costs	—	—	(37,750,724)	—		—	(37,750,724)
Net income	—	—	—	6,583,431	—	—	6,583,431
Distributions, declared and paid ($0.5354 per share)	—	—	—	—	(10,096,429)	—	(10,096,429)

Balance at December 31, 2005	37,978,357	$379,784	$329,620,995	$5,900,168	$(11,269,117)	$—	$324,631,830

Subscriptions received for common stock through public offering and reinvestment plan	27,214,176	272,141	271,446,519	—		—	271,718,660
Redemption of common stock	(122,802)	(1,228)	(1,163,018)	—		—	(1,164,246)
Stock issuance and offering costs			(34,107,659)	—		—	(34,107,659)
Net income	—	—	—	14,895,675		—	14,895,675	$14,895,675
Distributions, declared and paid ($0.4147 per share)	—	—	—	—	(21,490,338)	—	(21,490,338)
Foreign currency translation adjustment	—	—	—	—	—	(391,590)	(391,590)	(391,590)

Total comprehensive income								$14,504,085

Balance at September 30, 2006	65,069,731	$650,697	$565,796,837	$20,795,843	$(32,759,455)	$(391,590)	$554,092,332

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2006	2005
Increase (decrease) in cash:
Operating activities:
Net cash provided by operating activities	$21,135,321	$1,136,796

Investing activities:
Acquisition of real estate	(119,239,877)	—
Investments in unconsolidated entities	(14,719,858)	(73,503,837)
Distribution of loan proceeds from unconsolidated entity	43,702,314	—
Investments in mortgage loan receivable, net of repayment	(48,800,000)	(3,000,000)
Decrease in deposits on properties	100,000	—
Acquisition fees and costs	(11,992,914)	(13,111,916)
Short-term investment	(8,000,000)	—
Increase in restricted cash	(619,703)	—

Net cash used in investing activities	(159,570,038)	(89,615,753)

Financing activities:
Subscriptions received from stockholders	271,718,660	160,387,575
Redemptions	(1,164,246)	—
Stock issuance costs	(31,112,193)	(19,771,024)
Borrowings under line of credit, net of payments	3,892,621	2,784,299
Payment of loan costs	(137,668)	(38,050)
Distributions to stockholders	(21,490,338)	(6,092,865)

Net cash provided by financing activities	221,706,836	137,269,935

Effect of exchange rate fluctuation on cash	(391,590)	—

Net increase in cash	82,880,529	48,790,978
Cash at beginning of period	93,804,681	36,710,117

Cash at end of period	$176,685,210	$85,501,095

Supplemental disclosure of non-cash investing activities:
Amounts incurred but not paid (included in due to affiliates):
Acquisition fees and costs	$867,267	$—

Allocation of acquisition fees to real estate investments	$4,949,610	$—

Allocation of acquisition fees to mortgages and other notes payable	$2,072,000	$—

Allocation of acquisition fees to investments in unconsolidated entities	$—	$3,583,567

Supplemental disclosure of non-cash financing activities:
Amounts incurred but not paid (included in due to affiliates):
Offering and stock issuance costs	$1,336,185	$1,640,481

Redemption of stock received but not paid	$—	$229,834

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

1.	Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company operates and has elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes. Various wholly-owned subsidiaries have been and will be formed by the Company for the purpose of acquiring and owning direct or indirect interests in real estate. The Company was formed primarily to acquire directly and indirectly properties in the United States that will be leased on a long-term (generally five to 20-years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. To a lesser extent, the Company also leases properties to taxable REIT subsidiary (“TRS”) tenants and engages independent third-party managers to operate those properties. The asset classes in which the Company is most likely to invest or has invested include the following:

•	Property leased to dealerships

•	Campgrounds or recreational vehicle (“RV”) parks

•	Health clubs

•	Parking lots

•	Merchandise marts

•	Destination retail and entertainment centers

•	Marinas

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, lodging and other related properties

•	Golf courses and golf resorts, including real estate in and around golf courses

•	Amusement parks, waterparks and family entertainment centers, which may include lodging facilities

•	Real estate in and around lifestyle communities

•	Vacation ownership interests

•	Other attractions, such as sports-related venues, and cultural facilities such as visual and performing arts centers, zoological parks or aquariums.

The Company may also make or acquire loans (mortgage, mezzanine and other loans) or other permitted investments related to interests in real estate and may purchase equity and other interests in financings. In addition, the Company may invest up to 10% of its assets in businesses that provide services, or are otherwise ancillary, to the types of properties in which it is permitted to invest. As of September 30, 2006, the Company has invested in retail and commercial properties at seven resort villages, one merchandise mart, two waterpark resorts, two outdoor waterparks, three golf courses, one dealership, one sky lift attraction, two ski properties and has three outstanding loans.

2.	Significant Accounting Policies:

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the Company’s results for the interim period presented. Operating results for the quarter and nine months ended September 30, 2006 may not be indicative of the results that may be expected for the year ending December 31, 2006. Amounts as of December 31, 2005 included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date, but do not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

2.	Significant Accounting Policies (Continued):

Principles of Consolidation – The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and entities in which the Company has a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”) and Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”), or is the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46”). All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in Unconsolidated Entities – The equity method of accounting is applied with respect to investments in entities in which the Company has determined that consolidation is not appropriate under FIN 46, SOP 78-9 or EITF 04-5. The difference between the Company’s carrying amount of its investments in unconsolidated entities and the underlying equity in the net assets of the entities is due to acquisition fees and expenses paid to affiliates which have been allocated to the Company’s investment. These amounts are amortized over the estimated useful life of the underlying real estate tangible assets when the properties were acquired. The Company records its equity in earnings of the entities under the hypothetical liquidation at book value method of accounting. Under this method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

Allocation of Purchase Price for Acquisition of Properties – The Company allocates the purchase price of properties to tangible and intangible assets acquired and liabilities assumed as provided by Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations.” For each acquisition, the Company assesses the value of the land, the as-if vacant building, equipment and intangible assets, including in-place lease origination costs, and the above or below market lease values based on their estimated fair values. The values determined are based on independent appraisals, discounted cash flow models and our estimates reflecting the facts and circumstances of each acquisition.

Real Estate Investment Properties – Real estate properties are generally comprised of land, buildings and improvements, leasehold interests, and equipment and are recorded at historical cost. Depreciation is computed using the straight-line method of accounting over the estimated useful lives of the related assets. Buildings and improvements are depreciated over the lesser of 39 years or the remaining life of the ground lease including renewal options and leasehold interests and equipment are depreciated over their estimated useful lives. When the properties or equipment are sold, the related cost and accumulated depreciation will be removed from the accounts and any gain or loss from sale will be reflected in the Company’s results of operations.

Intangible Assets – Amortization of intangible assets, such as in-place leases and above and below market leases, are computed using the straight-line method of accounting over the lease term. Intangible assets with indefinite lives are not amortized. Intangible assets have been included in prepaid expenses and other assets in the accompanying unaudited condensed consolidated balance sheet and totaled approximately $1.1 million as of September 30, 2006. Amortization expense related to intangible assets was $17,393 during the nine months ended September 30, 2006.

Asset Retirement Obligation – In accordance with SFAS No. 143, “Asset Retirement Obligations”, the Company records the fair value of the liability for an asset retirement obligation to the extent it is estimatable in the period in which it is acquired with a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement costs included in the carrying amount of the related asset are depreciated over the estimated useful life of the related asset.

Lease Accounting – The Company’s leases are accounted for under the provisions of SFAS No. 13, “Accounting for Leases,” and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

2.	Significant Accounting Policies (Continued):

Restricted Cash – Certain amounts of cash are restricted to fund capital expenditures for the Company’s real estate investment properties. The Company’s restricted cash balances as of September 30, 2006 and December 31, 2005 were $619,703 and zero dollars, respectively.

Short-Term Investment – The Company holds a certificate of deposit that earns interest at a rate of 5.189% and matures on April 20, 2007. The certificate secures a letter of credit which is pledged as collateral for a note payable as described in Note 8. The Company did not have any short-term investments at December 31, 2005.

Distributions Receivable – In accordance with the partnership agreements governing the unconsolidated entities in which the Company has invested, at the end of each quarter the partner distributions are calculated for the period and the partnership is obligated to make those distributions generally within 45 days after the quarter end. As such, the Company has recorded its share of the distributions receivable from its unconsolidated entities.

Mortgages and Other Notes Receivable – Mortgages and other notes receivable are recorded at the lower of cost or market. Whenever future collection of a specific note appears doubtful, a valuation allowance will be established. The allowance represents the difference between the carrying value and the amount expected to be received. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in impairments and provisions on assets. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that collection of interest is doubtful. Subsequent interest is recorded as income when collected. At this time the Company has not established a valuation allowance on its loans as collection is expected to occur.

Loan origination and other fees received by the Company in connection with making the loans are recorded as a reduction of the note receivable and amortized into interest income over the initial term of the loan. The Company records acquisition fees incurred in connection with making the loans as part of the mortgages and other notes receivable balance and amortizes the amounts as a reduction of interest income over the term of the notes.

Reclassifications – Certain prior period amounts in the condensed consolidated financial statements have been reclassified to conform to the current period presentation.

New Accounting Pronouncements – In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” The Company will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial position or results of operations.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

3.	Real Estate Investment Properties:

During the nine months ended September 30, 2006, the Company acquired the following real estate investment properties and entered into long-term triple-net leases with third-party tenants:

Property	Location	Date of Acquisition	Purchase Price
Hawaiian Falls Waterparks	Garland and The Colony, Texas	4/21/06	$12,125,000
Route 66 Harley-Davidson Dealership	Tulsa, Oklahoma	4/27/06	6,500,000
Palmetto Hall Plantation Club	Hilton Head, South Carolina	4/27/06	7,600,000
Cypress Mountain Ski Area	Vancouver, British Columbia	5/30/06	27,500,000
Raven Golf Club at South Mountain	Phoenix, Arizona	6/09/06	12,750,000
Bretton Woods Mountain Resort	Bretton Woods, New Hampshire	6/23/06	45,000,000
Bear Creek Golf Course	Dallas, Texas	9/08/06	11,100,000

Total			$122,575,000

As of September 30, 2006 and December 31, 2005, real estate investment properties under operating leases consisted of the following:

	September 30, 2006	December 31, 2005
Land & land improvements	$37,027,088	$—
Leasehold interest	41,940,296	19,674,026
Buildings	41,639,208	162,700
Equipment	31,993,205	1,133,400
Less: accumulated depreciation	(3,718,792)	(17,224)

	$148,881,005	$20,952,902

4.	Investment in Unconsolidated Entities:

As of September 30, 2006 and December 31, 2005, the Company owned investments in unconsolidated entities accounted for under the equity method of accounting with carrying values totaling approximately $178.2 million and $207.2 million, respectively. The unconsolidated entities are engaged in the business of owning and leasing real estate. The Company contributed approximately $11.8 million to the DMC Partnership during the nine months ended September 30, 2006 for the expansion of the DMC property as further discussed in Note 12. Additionally, during the nine months ended September 30, 2006, the Company received a distribution of approximately $43.7 million representing its share of proceeds from the $63.0 million debt financing obtained by the Wolf Partnership. As of September 30, 2006 and December 31, 2005, the Company had distributions receivable of approximately $2.9 million and $4.9 million, respectively from its unconsolidated entities.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

4.	Investment in Unconsolidated Entities (Continued):

Under the hypothetical liquidation at book value method of accounting, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. The following presents the condensed financial information for the unconsolidated entities for the quarter and nine months ended September 30, 2006 and 2005 (in thousands):

	Quarter Ended September 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture	Total
Revenue	$11,621	$6,585	$3,900	$22,106
Property operating expenses	(8,050)	(172)	(2,015)	(10,237)
Depreciation & amortization expenses	(1,676)	(1,942)	(1,358)	(4,976)
Interest expense & loan cost amortization	(1,015)	(2,096)	(1,404)	(4,515)
Interest and other income	4	5	129	138

Net income (loss)	$884	$2,380	$(748)	$2,516

Income (loss) allocable to other venture partners (1)	$269	$(83)	$(1,783)	$(1,597)

Income allocable to the Company (1)	$615	$2,463	$1,035	$4,113
Amortization of capitalized costs	(102)	(120)	(62)	(284)

Equity in earnings of unconsolidated entities	$513	$2,343	$973	$3,829

Distributions declared to the Company (2)	$—	$2,815	$1,144	$3,959

Distributions received by the Company (2)	$—	$2,694	$1,282	$3,976

	Quarter Ended September 30, 2005
	Wolf Partnership (3)	DMC Partnership	Intrawest Venture	Total
Revenue	$—	$6,155	$4,161	$10,316
Property operating expenses	—	(139)	(1,651)	(1,790)
Depreciation & amortization expenses	—	(1,939)	(1,470)	(3,409)
Interest expense & loan cost amortization	—	(2,410)	(1,392)	(3,802)
Interest and other income	—	1	43	44

Net income (loss)	$—	$1,668	$(309)	$1,359

Loss allocable to other venture partners (1)	$—	$(347)	$(1,449)	$(1,796)

Income allocable to the Company (1)	$—	$2,015	$1,140	$3,155
Amortization of capitalized costs	—	(113)	(62)	(175)

Equity in earnings of unconsolidated entities	$—	$1,902	$1,078	$2,980

Distributions declared to the Company (2)	$—	$2,239	$1,455	$3,694

Distributions received by the Company (2)	$—	$1,598	$861	$2,459

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

4.	Investment in Unconsolidated Entities (Continued):

	Nine Months Ended September 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture	Total
Revenue	$30,832	$22,243	$12,206	$65,281
Property operating expenses	(23,641)	(603)	(5,761)	(30,005)
Depreciation & amortization expenses	(4,663)	(5,887)	(4,183)	(14,733)
Interest expense & loan cost amortization	(2,096)	(6,463)	(4,268)	(12,827)
Interest and other income	61	9	570	640

Net income (loss)	$493	$9,299	$(1,436)	$8,356

Income (loss) allocable to other venture partners (1)	$(309)	$2,258	$(4,927)	$(2,978)

Income allocable to the Company (1)	$802	$7,041	$3,491	$11,334
Amortization of capitalized costs	(131)	(373)	(180)	(684)

Equity in earnings of unconsolidated entities	$671	$6,668	$3,311	$10,650

Distributions declared to the Company (2)	$1,535	$7,963	$2,729	$12,227

Distributions received by the Company (2)	$3,517	$7,936	$2,707	$14,160

	Nine Months Ended September 30, 2005
	Wolf Partnership (3)	DMC Partnership	Intrawest Venture	Total
Revenue	$—	$14,555	$12,050	$26,605
Property operating expenses	—	(321)	(4,810)	(5,131)
Depreciation & amortization expenses	—	(4,614)	(4,325)	(8,939)
Interest expense & loan cost amortization	—	(5,727)	(4,290)	(10,017)
Interest and other income	—	1	63	64

Net income (loss)	$—	$3,894	$(1,312)	$2,582

Loss allocable to other venture partners (1)	$—	$(614)	$(4,693)	$(5,307)

Income allocable to the Company (1)	$—	$4,508	$3,381	$7,889
Amortization of capitalized costs	—	(291)	(136)	(427)

Equity in earnings of unconsolidated entities	$—	$4,217	$3,245	$7,462

Distributions declared to the Company (2)	$—	$4,508	$3,382	$7,890

Distributions received by the Company (2)	$—	$2,269	$2,153	$4,422

FOOTNOTES:

(1)	Income is allocated to the Company under the hypothetical liquidation at book value method of accounting.

(2)	The Company receives interest payments from a loan made to the Intrawest Venture in connection with two Canadian properties. These payments are reflected as distributions received from unconsolidated entities. The amount excludes the capital distribution of approximately $43.7 million from the Wolf Partnership during the nine months ended September 30, 2006 as discussed above.

(3)	The Wolf Partnership was formed in October 2005 and accordingly did not have operations during the quarter and nine months ended September 30, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

4.	Investment in Unconsolidated Entities (Continued):

The following presents the condensed financial information for the unconsolidated entities as of September 30, 2006 and December 31, 2005 (in thousands):

	As of September 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture	Total
Real estate assets, net	$111,195	$249,280	$107,391	$467,866
Intangible assets, net	562	11,043	3,446	15,051
Other assets	6,589	8,479	7,385	22,453
Mortgages and other notes payable	63,000	154,439	79,914	297,353
Other liabilities	6,028	4,454	7,465	17,947
Partners’ capital	49,318	109,909	30,843	190,070
Difference between carrying amount of investment and the Company’s share of partners’ capital	2,718	5,928	3,241	11,887
Carrying amount of investment (1)	37,481	95,698	44,999	178,178
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%

	As of December 31, 2005
	Wolf Partnership	DMC Partnership	Intrawest Venture	Total
Real estate assets, net	$101,485	$238,969	$110,128	$450,582
Intangible assets, net	689	11,286	4,138	16,113
Other assets	18,710	4,217	5,727	28,654
Mortgages and other notes payable	—	156,389	79,504	235,893
Other liabilities	9,284	3,953	6,886	20,123
Partners’ capital	111,600	94,130	33,603	239,333
Difference between carrying amount of investment and the Company’s share of partners’ capital	1,437	6,278	3,376	11,091
Carrying amount of investment (1)	79,557	83,419	44,175	207,151
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%

FOOTNOTES:

(1)	The carrying amount of the Company’s investment includes a loan made to the Intrawest Venture in connection with two Canadian properties.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

5.	Offerings and Stock Issuance Costs:

On April 16, 2004, the Company began the offering and sale of up to $2.0 billion in common stock (200 million shares of common stock at $10.00 per share) (the “1st Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. On March 31, 2006, the 1st Offering was terminated, and on April 4, 2006, the Company commenced a second offering for sale of up to $2.0 billion in common stock (200 million shares of common stock at $10.00 per share) (the “2nd Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. The 2nd Offering is expected to continue until April 2008 unless terminated earlier. The Company incurs costs in connection with the offerings and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of the offerings. As of September 30, 2006, the Company has raised approximately $649.6 million in proceeds and incurred stock issuance costs of approximately $83.1 million in connection with the offerings.

6.	Mortgages and Other Notes Receivable:

On August 14, 2006, the Company received repayment of principal and interest on a $3.0 million mortgage loan from Consolidated Conversion, LLC. As of September 30, 2006, the Company has the following loans outstanding:

Borrower and Description of Property	Date of Loan Agreement	Maturity	Interest Rate		Loan Principal Amount	Accrued Interest
Plaza Partners, LLC (hotel conversion)	2/28/2006	2/28/2007	15.0	%(1)	$16,800,000	$122,500
Mizner Court Holdings, LP (condominium conversion)	3/10/2006	11/9/2007	LIBOR 7.0	+ %(2)	$15,000,000	$113,025
Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009	13.5	%(3)	$20,000,000	$—

FOOTNOTES:

(1)	Pursuant to the loan agreement, the loan requires monthly interest payments based on an annual percentage rate of 8.75% with the remaining 6.25% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower for up to two additional six-month periods. The loan is collateralized by a first mortgage on the property.

(2)	The loan was purchased from Column Financial, Inc., as former lender, to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, LP. The mezzanine loan is collateralized by a pledge of all the partnership interests in Mizner Court, LP and is guaranteed as to interest payments and as to completion by Morris L. Stoltz II.

(3)	Pursuant to the loan agreement, the Company agreed to provide financing up to $40.0 million in connection with the development of the infrastructure of an Orvis-branded lifestyle community in Granby, Colorado. As of September 30, 2006, the Company had advanced $20.0 million. The loan requires interest payments based on an annual interest rate of 9.5% paid monthly with the remaining 4.0% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower up to 12 months. The loan may not be prepaid during the first year. The loan is collateralized by a first mortgage on a portion of the Granby property. The loan is personally guaranteed by the principals of Shorefox Development, LLC until $10.0 million in infrastructure is completed. Loan origination fees of $400,000 were paid to the Company in connection with making this loan. This amount was recorded as a reduction in the value of the note receivable on the accompanying condensed consolidated balance sheet and is being amortized into interest income over the initial term of the loan.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

6.	Mortgages and Other Notes Receivable (Continued):

The Company records acquisition fees incurred in connection with making the loans as part of the mortgages and other notes receivable balance and amortizes the amounts as a reduction of interest income over the term of the notes. As of September 30, 2006 and December 31, 2005, acquisition fees, net of accumulated amortization, were $1,364,677 and $100,000, respectively and loan origination costs, net of accumulated amortization, were $325,323 and zero, respectively. The deferred portion of interest receivable as of September 30, 2006 and December 31, 2005, totaling $1,064,306 and $49,833, respectively, is also included in the mortgages and other notes receivable balance.

7.	Line of Credit:

On March 24, 2006, the Company obtained a $20.0 million revolving line of credit from Colonial Bank, N.A. The line of credit replaced a previously existing $5.0 million line of credit obtained from Branch Banking & Trust Company and is used for working capital , to temporarily fund distributions to stockholders and to bridge financing on real estate investments. The line of credit is unsecured and bears interest at a rate of 30-day LIBOR (approximately 5.32% on September 29, 2006) plus 2.25%. The line of credit has a term of two years with monthly payments of interest only and principal due at maturity on March 24, 2008. As of September 30, 2006, borrowings outstanding under the line of credit were approximately $8.4 million. The balance outstanding on the previous line of credit at December 31, 2005 was approximately $4.5 million. The terms of the line of credit require the Company to meet certain customary financial covenants and ratios including (a) a total permanent debt to total assets ratio of no more than 65%, (b) a tangible net worth of no less than $200.0 million and (c) a ratio of distributions to funds from operations of no more than 110%. The Company was in compliance with these covenants at September 30, 2006. Additionally, the Company is required to maintain a zero balance on the line of credit for a 30-day period during the first quarter of each year beginning in 2007.

8.	Notes Payable:

As of September 30, 2006 the Company had the following notes payable:

Description	Principal	Interest Rate	Terms
Note payable to seller in connection with the acquisition of Bretton Woods	$6,500,000	5.77%	All principal and interest due on June 19, 2010. The Company has obtained a letter of credit collateralized by an $8.0 million certificate of deposit.
Note payable to seller in connection	$337,892	5.20%	All principal and interest due on June 19, 2009.

9.	Related Party Arrangements:

Certain directors and officers of the Company hold similar positions with CNL Income Corp., which is both a stockholder of the Company and its advisor, and CNL Securities Corp., which is the managing dealer for the Company’s public offering. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the advisor. These affiliates receive fees and compensation in connection with the Company’s stock offerings and the acquisition, management and sale of the Company’s assets.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

9.	Related Party Arrangements (Continued):

During the quarters and nine months ended September 30, 2006 and 2005, CNL Securities Corp. earned fees and incurred reimbursable expenses as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Selling commissions	$5,199,756	$3,928,204	$17,790,744	$10,129,456
Marketing support fee & due diligence expense reimbursements	2,228,467	1,511,829	7,229,713	3,907,693

Total	$7,428,223	$5,440,033	$25,020,457	$14,037,149

The managing dealer is entitled to selling commissions of up to 6.5% and 7.0% of gross offering proceeds and marketing support fees of 2.5% and 3.0% of gross offering proceeds, in connection with the 1st and 2nd Offerings, respectively, as well as actual expenses of up to 0.10% incurred in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

During the quarters and nine months ended September 30, 2006 and 2005, the advisor and its affiliates earned fees and incurred reimbursable expenses as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Acquisition fees (1):
Acquisition fees from offering proceeds	$2,196,600	$1,857,935	$8,076,989	$4,814,081
Acquisition fees from debt proceeds	—	38,049	1,323,000	4,946,948

Total	2,196,600	1,895,984	9,399,989	9,761,029

Asset management fees (2):	1,414,788	811,193	3,634,063	1,802,145
Reimbursable expenses (3):
Offering costs (4)	1,106,663	4,628,079	9,087,202	8,602,835
Acquisition costs	795,148	498,579	2,148,156	1,077,662
Operating expenses (reimbursements)	563,783	303,945	934,837	784,536

Total	2,465,594	5,430,603	12,170,195	10,465,033

Total fees earned and reimbursable expenses	$6,076,982	$8,137,780	$25,204,247	$22,028,207

FOOTNOTES:

(1)	Acquisition fees for services in the selection, purchase, development or construction of real property, generally equal to 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt.

(2)	Asset management fees are 0.08334% per month of the Company’s “real estate asset value,” as defined in the Company’s prospectus dated April 4, 2006 and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	The advisor and its affiliates are entitled to reimbursement of certain expenses incurred on behalf of the Company in connection with the Company’s organization, offering, acquisition, and operating activities. Pursuant to the advisory agreement, the Company will not reimburse the advisor any amount by which total operating expenses paid or incurred by the Company exceed the greater of 2.0% of average invested assets or 25.0% of net income (the “Expense Cap”) in any expense year as defined in the advisory agreement. For the expense year ended September 30, 2006, operating expenses did not exceed the Expense Cap.

(4)	In accordance with the Company’s amended and restated articles of incorporation, the total amount of certain offering, organizational and stock issuance costs that the Company pays may not exceed 13% of the aggregate offering proceeds. As of December 31, 2005, approximately $4.6 million in offering costs had been incurred in excess of the 13% limitation that subsequently became payable within the 13% cap as offering proceeds were received during the nine months ended September 30, 2006.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

9.	Related Party Arrangements (Continued):

Amounts due to affiliates for fees and expenses described above are as follows:

	September 30, 2006	December 31, 2005
Due to the advisor and its affiliates:
Offering expenses	$5,986,184	$3,136,789
Asset management fees	470,763	300,489
Operating expenses	317,722	734,970
Acquisition fees and expenses	867,267	1,318,983

Total	$7,641,936	$5,491,231

Due to CNL Securities Corp:
Selling commissions	$1,199,037	$1,131,002
Marketing support fees and due diligence expense reimbursements	513,035	435,000

Total	$1,712,072	$1,566,002

Total due to affiliates	$9,354,008	$7,057,233

The Company also maintains accounts at a bank in which the Company’s chairman and a member of its board of directors serve as directors and in which CNL Financial Group, an affiliate of the Advisor, is a stockholder. The Company has deposits of approximately $5.0 million at this bank as of September 30, 2006 and zero as of December 31, 2005.

10.	Redemption of Shares:

During the quarter and nine months ended September 30, 2006, the Company redeemed 61,994 and 122,802 shares for an average price of approximately $9.47 and $9.48 per share for a total of $587,320 and $1.2 million, respectively. As of September 30, 2006, the Company has redeemed a total of 146,995 shares, at an average price of approximately $9.48 per share, for a total of $1.4 million.

11.	Distributions:

The Company declared and paid distributions of approximately $21.5 million ($0.4147 per share) for the nine months ended September 30, 2006.

For the nine months ended September 30, 2006, approximately 74.9% of the distributions paid to the stockholders were considered ordinary income and approximately 25.1% were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital. The characterization of distributions declared for the quarter and nine months ended September 30, 2006 may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2006.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

12.	Commitments & Contingencies:

On October 12, 2005, the Company, through the DMC Partnership with DMC, entered into a memorandum of understanding and a development agreement to develop an approximately 500,000 square foot lighting center expansion (160,000 leasable square feet) at the Dallas Trade Mart (the “Trade Mart Expansion”) at the DMC property. The total construction costs are expected to be approximately $21.3 million. The Company’s total contribution to the DMC Partnership for the Trade Mart Expansion is estimated to be approximately $17.0 million and will be made in accordance with the current partnership structure. As of September 30, 2006, the Company had contributed approximately $15.3 million and its partner had contributed approximately $3.8 million. The remaining costs will be funded over the remainder of the development period. The Trade Mart Expansion is expected to be completed in early 2007 and will be leased to an affiliate of DMC.

As discussed in Note 6, on March 13, 2006, the Company agreed to provide financing to Shorefox Development, LLC up to $40.0 million in connection with the development of the infrastructure of an Orvis-branded lifestyle community in Granby, Colorado. As of September 30, 2006, the Company has advanced $20.0 million to the project and has committed to fund the remaining $20.0 million during the life of the loan.

In connection with the purchase of the resort village property located at Copper Mountain, Colorado, the CNL Retail Village Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event will it exceed $3.75 million. The Company has guaranteed the payment of the contingent purchase price to Intrawest on behalf of the CNL Retail Village Partnership.

In connection with the purchase of the Wolf Dells property and the Wolf Sandusky property, Great Wolf may receive an additional contingent purchase price of up to $3.0 million per waterpark resort if those properties achieve certain financial performance goals during 2007 and 2008. The amount of contingent purchase price will be determined during those years, and in no event will it exceed a total of $6.0 million for both properties.

The Company has committed to invest approximately $500,000 in improvements to the South Mountain property and $17.5 million for improvements at the Bretton Woods property over the next three years. As of September 30, 2006, the Company has spent approximately $374,000 for improvements at the South Mountain property.

13.	Subsequent Events:

The Company’s board of directors declared distributions of $0.0483 per share to stockholders of record at the close of business on October 1, 2006. The board of directors also declared a distribution of $0.0492 per share to stockholders of record at the close of business on November 1, 2006. These distributions are to be paid by December 31, 2006.

Subsequent to September 30, 2006, the Company acquired the following real estate investment properties, all of which have been leased on a long-term triple-net lease to third-party tenants:

Property	Location	Date of Acquisition	Purchase Price
Family Entertainment Centers	11 locations in various states	10/06/2006	$35.0 million
Weston Hills Country Club (1)	Weston, Florida	10/16/2006	35.0 million
Valencia Country Club (2)	Santa Clarita, California	10/16/2006	39.5 million
Talega Golf Club (2)	San Clemente, California	10/16/2006	17.5 million

Total			$127.0 million

FOOTNOTES:

(1)	Upon closing, the Company leased its interest in the Weston Hills property to an existing subsidiary of Heritage Golf, LLC (“Heritage Golf”) under a triple-net lease with an initial lease term of 20 years. Pursuant to the asset purchase agreement, Heritage Golf may receive a supplemental purchase price payment of up to $5.3 million if the Weston Hill property achieves certain financial performance goals in fiscal year 2009.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

13.	Subsequent Events (Continued):

(2)	The Company acquired Heritage West Coast, Inc. (“Heritage West Coast”), an entity formed by Heritage Golf that owns two golf courses: the Valencia Country Club, a private golf club located in Santa Clarita, California and Talega Golf Club, a public golf course located in San Clemente, California. In this acquisition, the Company acquired 100% of the outstanding shares of stock in Heritage West Coast, which is treated for US Federal Income Tax purposes as a corporation taxed under Subchapter C, Title 26 U.S.C. (a “C Corp”). As a result, there was determined to be approximately $2,000,000 of “non-REIT” earnings and profits (“E&P”) which will be distributed as taxable income to the Company’s shareholders sometime during January 2007. Due to the nature of the acquisition, the Company inherited Heritage West Coast’s bases in the underlying assets owned by Heritage West Coast. This could result in a contingent taxable gain (“Built-in Gain”) to the Company of approximately $23,000,000 should the assets be sold prior to the end of a mandated holding period of ten years. Upon closing, the Company leased its interest in the golf courses to Heritage Golf Master Lease, LLC, an entity formed by Heritage Golf to operate the golf courses under triple-net leases with an initial lease term of 20 years. Pursuant to the stock purchase agreement, Heritage Golf may receive supplemental purchase price payments of up to $8.6 million in aggregate, for both properties, if the properties achieve certain financial performance goals in fiscal year 2009.

On October 6, 2006, the Company entered into an agreement for a non-revolving construction line of credit for $20.0 million, including $2.5 million to be set aside as interest reserve, with Colonial Bank, N.A. The line of credit will be used to finance the expansion and improvements to the Bretton Woods Mountain Resort. The non-revolving line of credit is secured by a first real estate mortgage on the Bretton Woods Mountain Resort in New Hampshire and will bear interest at a rate of 30-day LIBOR plus 2.0%, have a term of three years with one one-year extension for a fee and will require monthly payments of interest only and principal due at maturity. The financing is expected to close by the end of fourth quarter 2006.

On October 5, 2006 and October 26, 2006, the Company entered into a commitment for two loans of approximately $16.5 million and $47.2 million with Sun Life Assurance Company of Canada. The $16.5 million loan will be secured by Palmetto Hall Plantation Club, Raven Golf Club at South Mountain and Bear Creek Golf Club and the $47.2 million loan will be secured by Valencia Country Club, Talega Golf Club and Weston Hills Country Club. The loans will bear interest annually, at a fixed rate of 6.18% and 6.33%, respectively, for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. Prepayments, on both loans, are prohibited for the first two years after which early repayment is subject to a prepayment fee. The Company has provided deposits of $165,450 and $471,500, respectively, in consideration to these commitments. The loans are expected to close by the end of fourth quarter of 2006.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2005

	Initial Costs		Costs Capitalized Subsequent to Acquisition			Gross Amounts at which Carried at Close of Period						Date Acquired	Life on which depreciation in latest income statements is computed
Description	Leasehold Interest	Buildings	Equipment	Improvements	Carrying Costs	Leasehold Interest	Buildings	Equipment	Total	Accumulated Depreciation	Date of Construction
Gatlinburg Sky Lift (sky lift attraction)	$19,674,026	$162,700	$1,133,400	$—	$—	$19,674,026	$162,700	$1,133,400	$20,970,126	$(17,224)	In 1953	12/22/2005		(1)
Gatlinburg, Tennessee

Transactions in real estate and accumulated depreciation during 2005 are as follows:

Balance at January 1, 2005	$—
Acquisitions	20,970,126
Accumulated depreciation	(17,224)

Balance at December 31, 2005	$20,952,902

FOOTNOTES:

(1)	Buildings and improvements are depreciated over 39 years. Leasehold improvements and equipment are depreciation over their estimated useful lives.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

December 31, 2005

Description	Interest Rate		Final Maturity Date (2)	Periodic Payment Term	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal Amount of Loans subject to Delinquent Principal or Interest
Consolidated Conversions, LLC (hotel conversion)	15.0 annually	% (1)	4/30/2007	Monthly interest only payments with a balloon at maturity	n/a	$3,000,000	$3,000,000	$—

FOOTNOTES:

(1)	Pursuant to the loan agreement, the loan earns interest at a rate of 15% per year and requires monthly interest payments based on an annual percentage rate of 8.5% with the remaining 6.5% becoming due and payable upon the loan’s maturity. As of December 31, 2005, the receipt of approximately $50,000 in interest income has been deferred until maturity.

(2)	The loan matures on April 30, 2007 or earlier upon the sale of the condominium hotel units.

INDEX TO OTHER FINANCIAL STATEMENT S

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s acquiring a ski property from Cypress Recreations, LP. For information regarding this investment and the leases into which the Company has entered, see the “Business - Property Acquisitions.”

Page
Cypress Bowl Recreations, LP

Unaudited Financial Statements as of March 31, 2006 and for Quarters Ended March 31, 2006 and 2005

Unaudited Balance Sheet	F - 37

Unaudited Statement of Income	F - 38

Unaudited Statement of Cash Flows	F - 39

Notes to the Unaudited Financial Statements	F - 40

Balance Sheets as of December 31, 2005 and 2004 and the related Statements of Income, Partner’s Capital and Accumulated Other Comprehensive Income (Loss), and Cash Flows for the years ended December 31, 2005 and 2004

Independent Auditor’s Report	F - 42

Balance Sheet	F - 43

Statement of Income	F - 44

Statement of Partner’s Capital and Accumulated Other Comprehensive Income (Loss)	F - 45

Statement of Cash Flows	F - 46

Notes to the Financial Statements	F - 47

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s acquisition of the Palmetto Hall Plantation Club golf course property which is leased to a subsidiary of Heritage Golf Group, LLC. For information regarding this investment and the leases into which the Company has entered, see the “Business - Property Acquisitions.”

INDEX TO OTHER FINANCIAL STATEMENTS (Continued)

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s acquisition of the Weston Hills Country Club golf course property from an affiliate of Heritage Golf Group, LLC. For information regarding this investment and the lease into which the Company has entered, see the “Business - Property Acquisitions.”

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s acquisition of the Heritage Golf Group West Coast, Inc. which owns two golf course properties, the Valencia Country Club and the Talega Golf Club, from an affiliate of Heritage Golf Group, LLC. For information regarding this investment and the leases into which the Company has entered, see the “Business - Property Acquisitions.”

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s pending transaction with Booth Creek Ski Holdings, Inc. For information regarding this investment and the leases into which the Company will enter, see the “Business – Pending Investments.”

The following summarized unaudited financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of the Bretton Woods Mountain Resort. For information regarding this investment and the leases into which the Company has entered, see the “Business – Property Acquisitions.”

The Bretton Woods Property

Summarized Financial Information	F - 166

The following summarized unaudited financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of 11 family entertainment center properties from Trancas Capital LLC. For information regarding this investment and the leases into which the Company has entered, see the “Business – Property Acquisitions.”

Family Entertainment Centers

Summarized Financial Information	F - 167

INDEX TO OTHER FINANCIAL STATEMENTS (Continued)

The following summarized unaudited financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of six golf course properties and a 47.5% partnership interest in a partnership owning an additional golf course property from Evergreen Alliance Golf Limited, LP. For information regarding this investment and the leases into which the Company has entered, see the “Business – Property Acquisitions.”

The EAGL Properties

Summarized Financial Information	F - 168

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

UNAUDITED BALANCE SHEET

MARCH 31, 2006 AND DECEMBER 31, 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,356,912	$736,509
Accounts receivable	70,065	142,442
Inventories	94,212	209,409
Prepaids	141,689	249,372

Total current assets	3,662,878	1,337,732

PROPERTIES, FACILITIES, AND EQUIPMENT, net	8,331,795	8,524,337

DEFERRED TAX ASSET	57,466	57,466

OTHER LONG TERM ASSETS
Park use permit, net of accumulated amortization	7,620,486	7,689,044

Total assets	$19,672,625	$17,608,579

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,515,200	$1,621,337
Current portion of long term obligations and allocated senior debt	—	117,782
Allocated Income tax payable	1,266,974	1,004,986
Deferred revenue	53,268	926,098

Total current liabilities	2,835,442	3,670,203

LONG TERM OBLIGATIONS AND ALLOCATED SENIOR DEBT, net of current portion	5,135,395	4,096,948

COMMITMENTS AND CONTINGENCIES
PARTNER’S CAPITAL
Partner’s contributed capital	4,736,161	4,736,161
Retained earnings	4,475,591	2,574,730
Accumulated other comprehensive income	2,490,036	2,530,537

	11,701,788	9,841,428

	$19,672,625	$17,608,579

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

UNAUDITED STATEMENT OF INCOME

QUARTERS ENDED MARCH 31, 2006 AND 2005

	2006	2005
RESORT AND RETAIL REVENUES	$6,950,852	$3,934,130

RESORT AND RETAIL OPERATIONS
EXPENSE, INCLUDING
DIRECT PAYROLL	2,783,035	1,369,523

UNALLOCATED OPERATING EXPENSES
General and administrative	402,431	252,785
Selling and marketing	98,426	58,898
Depreciation and amortization	394,147	341,034

	895,004	652,717

OTHER INCOME (EXPENSE)
Interest expense	(105,378)	(78,788)

	(105,378)	(78,788)

NET INCOME BEFORE INCOME TAXES	3,167,435	1,833,102

INCOME TAX EXPENSE	1,266,974	733,241

NET INCOME	$1,900,461	$1,099,861

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

UNAUDITED STATEMENT OF CASH FLOWS

QUARTERS ENDED MARCH 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,900,461	$1,099,861
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	394,147	341,034
Loss on sale of equipment	—	8,299
Change in operating assets and liabilities:
Accounts receivable	72,377	46,469
Inventories	115,197	24,406
Prepaids	107,683	78,789
Accounts payable and accrued liabilities	(106,137)	(410,472)
Accrued income taxes	261,988	581,429
Deferred revenue	(872,830)	(1,280,797)

	1,872,886	489,018

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of facilities and equipment	(133,047)	—

	(133,047)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances to parent	740,409	(1,023,831)

	740,409	(1,023,831)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	140,155	(32,698)

CHANGE IN CASH AND CASH EQUIVALENTS	2,620,403	(567,511)
CASH AND CASH EQUIVALENTS
Beginning of year	736,509	1,174,776

End of year	$3,356,912	$607,265

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

QUARTER ENDED MARCH 31, 2006

1.	General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2005 and 2004, and the related statement of income, statement of partner’s capital and accumulated other comprehensive income (loss) and statement of cash flows for the years ended December 31, 2005 and 2004. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

CYPRESS BOWL RECREATIONS

LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

INDEPENDENT AUDITOR’S REPORT

and

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

INDEPENDENT AUDITOR’S REPORT

To the Partners

Cypress Bowl Recreations Limited Partnership

(A wholly owned subsidiary of Boyne USA, Inc.)

We have audited the accompanying balance sheets of Cypress Bowl Recreations Limited Partnership (the Company) (a wholly owned subsidiary of Boyne USA, Inc.) as of December 31, 2005 and 2004, and the related statements of income, partner’s capital and accumulated other comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cypress Bowl Recreations Limited Partnership at December 31, 2005 and 2004, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Seattle, Washington

March 27, 2006

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

BALANCE SHEET

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$736,509	$1,174,776
Accounts receivable	142,442	101,846
Inventories	209,409	157,458
Prepaids	249,372	375,568

Total current assets	1,337,732	1,809,648

PROPERTY, FACILITIES, AND EQUIPMENT, net	8,524,337	8,002,697

DEFERRED TAX ASSETS	57,466	—

OTHER LONG TERM ASSETS
Park use permit, net of accumulated amortization of $1,328,944 and $1,053,990	7,689,044	7,965,345

Total assets	$17,608,579	$17,777,690

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,621,337	$1,013,325
Current portion of long term obligations and allocated senior debt	117,782	39,085
Income tax payable	1,004,986	151,812
Deferred revenue	926,098	2,466,144

Total current liabilities	3,670,203	3,670,366

DEFERRED TAX LIABILITY	—	142,705

LONG TERM OBLIGATIONS AND ALLOCATED SENIOR DEBT, net of current portion	4,096,948	5,674,778

COMMITMENTS AND CONTINGENCIES (Note 5)
PARTNER’S CAPITAL
Partner’s contributed capital	4,736,161	4,736,161
Retained earnings	2,574,730	1,367,508
Accumulated other comprehensive income	2,530,537	2,186,172

	9,841,428	8,289,841

	$17,608,579	$17,777,690

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

STATEMENT OF INCOME

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
RESORT AND RETAIL REVENUES	$9,236,066	$9,491,104

RESORT AND RETAIL OPERATIONS
EXPENSE, INCLUDING
DIRECT PAYROLL	4,312,227	5,033,743

UNALLOCATED OPERATING EXPENSES
General and administrative	943,642	956,667
Selling and marketing	203,150	201,188
Depreciation and amortization	1,424,313	1,532,133

	2,571,105	2,689,988

OTHER INCOME (EXPENSE)
Unrealized foreign exchange gain (loss)	—	(202,346)
Interest expense	(340,697)	(350,333)

	(340,697)	(552,679)

NET INCOME BEFORE INCOME TAXES	2,012,037	1,214,694

FOREIGN INCOME TAX EXPENSE (BENEFIT)
Current	1,004,986	196,212
Deferred	(200,171)	(35,845)

	804,815	160,367

NET INCOME	$1,207,222	$1,054,327

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

STATEMENT OF PARTNER’S CAPITAL AND

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Partner’s Contributed Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income	Total
BALANCE, December 31, 2003	$4,736,161	$313,181		$1,536,473	$6,585,815
Net income	—	1,054,327	$1,054,327	—	1,054,327
Foreign currency translation adjustment	—	—	649,699	649,699	649,699

Comprehensive income	—	—	$1,704,026	—	—

BALANCE, December 31, 2004	4,736,161	1,367,508		2,186,172	8,289,841
Net income	—	1,207,222	$1,207,222	—	1,207,222
Foreign currency translation adjustment	—	—	344,365	344,365	344,365

Comprehensive income	—	—	$1,551,587	—	—

BALANCE, December 31, 2005	$4,736,161	$2,574,730		$2,530,537	$9,841,428

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,207,222	$1,054,327
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	1,424,313	1,532,133
Gain on sale of equipment	(29,641)	—
Unrealized foreign exchange loss	—	202,346
Deferred income taxes	(200,171)	(35,845)
Change in operating assets and liabilities:
Accounts receivable	(36,638)	43,213
Inventories	(46,032)	87,124
Prepaids	135,682	(97,249)
Accounts payable and accrued liabilities	564,852	(485,025)
Accrued income taxes	853,174	—
Deferred revenue	(1,589,164)	1,010,307

	2,283,597	3,311,331

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of facilities and equipment	(1,406,604)	(457,507)
Proceeds from sale of equipment	29,641	—

	(1,376,963)	(457,507)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long term obligations and allocated senior debt	(1,577,830)	(3,416,606)
Net advances to parent	—	(257,107)

	(1,577,830)	(3,673,713)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	232,929	461,166

CHANGE IN CASH AND CASH EQUIVALENTS	(438,267)	(358,723)
CASH AND CASH EQUIVALENTS
Beginning of year	1,174,776	1,533,499

End of year	$736,509	$1,174,776

SUPPLEMENTAL INFORMATION
Cash paid during the year for interest	$339,627	$1,314,277

Assets acquired under capital lease agreements	$75,708	$—

See accompanying notes.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 1 - Operations and Principles of Combination

Operations - Cypress Bowl Recreations Limited Partnership (“Cypress” or the “Company”), a British Columbia, Canada, Limited Partnership, own and operate a year-round mountain resort facility in Vancouver, British Columbia. Cypress’ facilities are located on land owned by the Canadian Provincial Parks and operations are carried out under a Special Use Permit subject to certain terms and limitations (Note 6).

Cypress Bowl Recreations Limited Partnership is a wholly owned subsidiary of Boyne USA, Inc. and subsidiaries (collectively “Boyne USA” or the “Parent”). Boyne USA, through its wholly owned subsidiaries, is a multi-dimensional organization operating in the resort and recreation industry. Boyne USA owns and operates seasonal and year-round facilities consisting of ski, golf, lodging, restaurant, retail and other property management. During August 2005 Boyne USA entered into an agreement with CNL Income Properties, Inc. whereby CNL agreed to acquire the resort assets of the Cypress and related park use permit operating rights (Note 10).

Cypress’ operations are not accounted for as a separate entity within the organization of the Parent. The accompanying financial statements of Cypress are carved out of the Parent’s consolidated financial statements and have been prepared on a historical cost basis under established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies of the Parent. These financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have resulted if Cypress had been operated as a stand alone entity. Management believes the judgments made in preparing these financial statements were reasonable.

In order to reflect all of Cypress’s costs of operations, these financial statements reflect the pushdown of the identifiable intangible asset (Park Use Permit - Note 6) and related amortization, general and administrative costs, allocated debt, interest expense, and income taxes. The debt was allocated based on designated use of proceeds and reflects debt which is collateralized by substantially all of Cypress’s assets including cross collateralization for the debt related to other wholly owned subsidiaries of Boyne USA. Income taxes have been allocated based on net taxable income and related deferred tax assets and liabilities of Cypress subject to Canadian and provincial taxes.

Financial Statement Presentation and Foreign Currency Translation - The financial statements are presented in U.S. Dollars which is the Parent’s functional currency. Assets and liabilities denominated in local currencies (Canadian Dollars) are translated to U.S. Dollars using the year end exchange rate for assets and liabilities and the average exchange rate for the period for income and expense items.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 1 - Operations and Principles of Combination (Continued)

Allocated debt and certain long-term assets including the allocated Park Permit are translated at the historical exchange rate. The year end exchange rate at December 31, 2005 and 2004 was approximately $1.17 and $1.20, respectively. The average exchange rate for the years ended December 31, 2005 and 2004 was approximately $1.19 and $1.30, respectively.

Note 2 - Summary of Significant Accounting Policies

Seasonality - The Company has two distinct seasons with skiing and other winter activities generally occurring from December through April and limited summer operations occurring from June through September. Winter activities represent substantially all revenues generated. Operations are subject to unusual seasonality and operating results are highly dependent upon weather conditions. The 2004/2005 season experienced adverse weather conditions and as a result certain resort revenues included in deferred revenue at December 31, 2004 were reclassified to accrued liabilities for refunds paid during 2005.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all cash and short-term investments with a maturity at date of purchase of three months or less, to be cash equivalents.

Accounts Receivable - Accounts receivable are stated at an amount management expects to collect and accounts are written off on a specific identification method, which management does not believe materially differs from the allowance method required under accounting principles generally accepted in the United States of America. Based on management’s assessment of the credit history of the customers with outstanding balances, it has concluded that potential future losses on balances outstanding at year end will be immaterial.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 2 - Summary of Significant Accounting Policies (Continued)

Inventories - The Company values inventories at the lower of cost or market with cost determined on the weighted-average or first-in, first-out (FIFO) method. Inventories consist of the following at December 31:

	2005	2004
Retail and demo equipment	$141,880	$142,475
Food, beverage, and supplies	67,529	14,983

	$209,409	$157,458

Property, Facilities, and Equipment - Property, facilities, and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets (15 to 39 years for buildings and improvements, 3 to 20 years for machinery and equipment, and 3 to 15 years for furniture and fixtures). Leasehold improvements are depreciated or amortized over the shorter of the estimated useful lives of the related assets or the lease term. Maintenance and repair costs are charged to operations as incurred and additions, renewals, and improvements are capitalized.

Park Use Permit - The Special Use Permit represents an identified intangible. The fair value of the permit was calculated to be $8,716,000 at the time of the Cypress acquisition during 2001, based upon exchange rates at such time, and is being amortized over the remaining useful life of the permit, or approximately 30 years. Annual amortization expense amounts to approximately $275,000 per year for the years ended December 31, 2005 and 2004. Amortization expense for the next 5 years is expected to be approximately $275,000 per year.

Impairment of Long-Lived Assets - The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value based on the present value of estimated expected future cash flows. No such impairments have been determined to be present.

Revenue Recognition - Revenue derived from resort activities and merchandise sales is generally recognized at the point of sale when earned, as the facilities are used, when the services are rendered, or when the retail merchandise is sold.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 2 - Summary of Significant Accounting Policies (Continued)

The Company sells season passes and multi-week packages for various amenities, including equipment rentals and ski instructions. Revenues from season passes are recognized over the season in which the facilities are utilized, generally December 1st to April 15th. Revenues for multi-week packages and amenities are recognized as the services are performed.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. From time to time, the Company’s cash deposits at a single institution exceed federally insured amounts. Cash and cash equivalents are deposited with high credit, quality financial institutions.

Comprehensive Income - Comprehensive income includes all changes in equity during the period from non-owner sources such as foreign currency translation adjustments. Accumulated other comprehensive income (loss), as presented on the accompanying statement of stockholder’s equity, consists of the cumulative foreign currency translation adjustment resulting from the translation from the local currency (Canadian Dollars) to the reporting currency (U.S. Dollars).

Income Taxes - Cypress is limited partnership and as a result the resulting income tax obligations from the resort operations are passed through to the partners, Boyne Canada ULC and Cypress Bowl ULC, both Canadian entities and wholly owned subsidiaries of Boyne USA, Inc. The partners are subject to Canadian Federal and Provincial taxes. For purposes of these carve-out financial statements, income taxes have been reflected utilizing the “separate return” method and an income tax provision has been included for the taxable earnings reflected, including the impacts of certain allocated income and expenses. Certain allocations from the Parent have not been included in determining the provision for income taxes as the Parent is not subject to Canadian Federal or Provincial taxes and such costs do not impact the taxable income for such purposes. The Company has deferred income tax assets and liabilities due to the deferred benefits and obligations resulting from differences in the carrying basis between book reporting and Canadian tax purposes in property, equipment and facilities. Changes in these deferred benefits and liabilities are reflected in the deferred tax expense (benefit) within the statement of income.

Advertising and Promotion Expense - Advertising and promotion costs are expensed when incurred or expensed ratably over the advertising or promotional campaign. During 2005 and 2004, the Company expensed $80,000 and $74,000 for advertising and promotion costs.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 2 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements - In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 Revised, “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51” (“FIN 46R”), which provided, among other things, immediate deferral of the application of FIN 46 for entities that did not originally qualify as special purpose entities, and provided additional scope exceptions for joint ventures with business operations and franchises. The Company’s adoption of FIN 46R did not have an impact on its financial statements.

Note 3 - Property, Facilities, and Equipment

Property, facilities, and equipment consist of the following at December 31:

	2005	2004
Land and improvements	$2,483,769	$1,904,741
Buildings and improvements	2,537,810	2,458,939
Machinery and equipment	13,086,654	12,564,989
Construction-in-progress	83,740	142,630

	18,191,973	17,071,299
Less accumulated depreciation and amortization	9,667,636	9,068,602

	$8,524,337	$8,002,697

The Company has capitalized equipment under capital leases totaling $338,000 and $194,000 at December 31, 2005 and 2004 with related accumulated amortization amounting to $82,000 and $54,000, respectively.

Note 4 - Long Term Obligations and Allocated Senior Debt

Long term obligations and allocated senior debt consists of balances due under a term note payable and capital leases, and allocated amounts due under the Parent’s senior debt facilities.

Term Notes Payable - The Company has a term note payable as of December 31, 2004 resulting from the acquisition of equipment which was paid in full upon maturity on November 22, 2005.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 4 - Long Term Obligations and Allocated Senior Debt (Continued)

Capital Leases - The Company leases certain equipment under capital leases, which expire at various dates through 2007. Capital lease obligations outstanding at December 31, 2005 and 2004 were $228,056 and $96,539, respectively. Certain capital leases require monthly payments, due in six equal monthly payments from December 1st to April 1st over the lives of the leases, with no payments being made between May to November. The total weighted average interest rate of capital lease agreements amounts to approximately 8.0%.

Allocated Senior Debt - Allocated senior debt consists of a portion of the senior debt obligations as recorded by the Parent which have been allocated to the Company. The allocation of the senior debt recorded by the Company reflect the amount attributable to the assets and operations included within these carve-out financial statements, including consideration of intercompany advances and repayments between the Company, the Parent and affiliates. The allocated senior debt is not indicative of the necessary funding requirements if the Company was a stand alone entity or the terms and conditions that the Company could obtain for similar financing arrangements.

On December 31, 2005 the Company’s Parent has a credit agreement with a financial institution which includes long-term revolving line of credit and a term note payable. The credit agreement was entered into on September 30, 2005 and refinanced certain outstanding obligations of the Parent, including an outstanding balance included in a separate revolving line of credit which was partially utilized during 2001 to acquire the Company. As a result of the refinance on September 30, 2005, the assets and operations of Cypress Bowl Recreation Limited Partnership are subject to the collateralization provisions of the new agreement. The aggregate outstanding balance as recorded by the Parent under the credit agreements under which the Company is collateralized amounts to $52,797,000 and accrues interest at an annual rate of 7.50%.

Prior to the Parent’s refinance on September 30, 2005 the Company was subject to collateralization of a separate revolving credit facility. At December 31, 2004, the outstanding balance under the credit facility as recorded by the Parent was $24,236,591 and accrues interest at an annual rate of LIBOR plus 100 basis points.

The financial statements include allocated interest at the average annual borrowing rate of the Parent based upon the allocated debt during the periods presented.

The Parents credit agreements is collateralized by substantially all assets of the Company, including assignment in trust of the Company’s interest and rights under the Special Use Permit (see Note 6). The Company is subject to certain restrictive financial covenants and other matters.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 4 - Long Term Obligations and Allocated Senior Debt (Continued)

Maturities of senior debt for future years ending December 31 are as follows:

	Allocated Senior Debt	Capital Leases	Total
2006	$250,000	$117,782	$367,782
2007	250,000	127,474	377,474
2008	250,000	—	250,000
2009	250,000	—	250,000
Thereafter	2,986,674	—	2,986,674

	3,986,674	245,256	4,231,930
Less amount representing interest	—	17,200	17,200

	$3,986,674	$228,056	$4,214,730

Note 5 - Income Taxes

The income tax provision is calculated under the “separate return” basis and is derived from the estimated effective tax rates and taxable income related to the resort operations and assets within Canada as if Cypress were operating as a stand alone entity. The deferred tax assets (liabilities), income tax expense (benefit) and related income tax obligations may not be indicative of the impacts of Canadian and provincial taxing jurisdictions if Cypress was not part of consolidated Boyne USA, Inc.

The estimated income tax expense (benefit) differs from expected income tax expense (benefit) as follows:

	2005	2004
Expected income tax expense	40.0%	40.0%
Unrealized foreign exchange gain/loss	—	(20.0)
Corporate allocations and credits	—	(7.0)

	40.0%	13.0%

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 5 - Income Taxes (Continued)

The Company’s deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for federal income tax purposes. The Company’s net deferred tax assets (liability) at December 31, 2005 and 2004 result from differences in the recorded amounts for property, facilities and equipment. At December 31, 2004, accumulated unrealized foreign exchange rate gains and losses on amounts due to the Parent were treated as permanent differences due to the uncertainty of repayment and related recognition for tax purposes.

Note 6 - Commitments and Contingencies

Leases - The Company leases equipment under non-cancelable operating lease agreements, which expire at various dates through 2005. Lease expense for 2005 and 2004 under the agreements and other month-to-month lease agreements amounted to $77,515 and $76,734, respectively.

There are no scheduled future payments under the non-cancelable operating lease agreements for the year ended December 31, 2005.

Special Park Use Permit - The Company operates on land owned by the Canadian Provincial Parks (the Provincial Government) and operations are carried out under a Special Park Use Permit subject to certain terms and limitations (see Note 2). The commencement date of the Special Use Permit was September 17, 1984 and is valid for 50 years, or until October 31, 2034. However, anytime after the 40-year anniversary of the commencement date, the Company may petition to renew the term for an additional 50 years.

Under the terms of the Special Use Permit, the Company is required to pay a fee to the Provincial Government based on revenue, as defined by the Special Use Permit. Fees paid to the Provincial Government during each year amount to approximately 2.0% of revenues.

Contingencies - Injury claims are filed against the Company during the normal course of business. The Company believes the ultimate liability, if any, of such claims will not have a significant effect on the Company’s results of operations, liquidity, or financial position. The Company’s insurance policy includes provisions by which the Company is reimbursed for claims paid over $1.0 million, at which point stop-loss coverage is carried.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 7 - Related Party Transactions

Insurance - The Company’s primary insurance provider is Lone Peak Insurance Company, LTD (“Lone Peak”), an offshore (Bermuda) captive insurance company that is a wholly owned subsidiary of Boyne USA. Its principal activity is the insurance of general liability risks of Boyne USA and subsidiaries under a claims made policy. During the years ended December 31, 2005 and 2004, the Company’s insurance premium expense included within resort operating expenses amounted to approximately $390,000 and $177,000, respectively. Unamortized insurance premiums paid to Lone Peak included within prepaids as of December 31, 2005 and 2004 amount to approximately $154,000 and $398,000, respectively.

Note 8 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values for the Company’s financial instruments:

Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable - The carrying amounts of these items approximate their fair values at December 31, 2005 and 2004.

Term Note Payable and Capital Leases - Borrowings under the term note payable and capital lease obligations are subject to terms and conditions that reflect those currently available for similar financing arrangements. The carrying amount of these items approximates their fair values at December 31, 2005 and 2004.

Note 9 - 2010 Olympics and Sponsorship Agreement

In 2002, Cypress signed a Games Venue Agreement (the Agreement) with the Vancouver 2010 Bid Corporation (Bid Corp) regarding the use of existing and proposed additional facilities at Cypress during the 2010 Winter Olympic Games (the Games). The Agreement includes terms which would allow Bid Corp and its successor to host the freestyle skiing and snowboarding events of the Games at Cypress. The hosting of the Games at Cypress is expected to accrue tangible and intangible benefits to Cypress. Cypress has both fiduciary and non-fiduciary obligations as it relates to the Agreement.

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

(A wholly owned subsidiary of Boyne USA, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Note 9 - 2010 Olympics and Sponsorship Agreement (Continued)

Cypress entered into a sponsorship agreement with Bell Canada in 2004. Terms of the agreement call for annual payments in exchange for exclusivity within the “telecommunications” category as a top tier Cypress sponsor and a supplier with respect to products. The annual payments are due in Canadian Dollar, amounting to the following based exchange rates at December 31, 2004: $104,000 beginning in 2004 through 2007, $125,000 during 2008 and 2009; and $145,000 due during 2010 to 2011. In addition, Bell contributed $33,000 in 2004 to Cypress towards the initial costs of a snowboard terrain park. Beginning in 2005 (through 2011), Bell will contribute $21,000 per year for other agreed upon “enhancements to winter property.” Both Cypress and Bell have various other obligations under the agreement which expires April 30, 2012.

Note 10 - Subsequent Event

During August 2005 Boyne USA entered into an agreement with CNL Income Properties, Inc. (CNL), whereby CNL agreed to acquire the resort assets of Cypress Bowl Recreation Limited Partnership and related park use permit operating rights for approximately $27.5 million. The closing was subject to various conditions including successful transfer of the park use permit.

The closing contingencies were successfully achieved and on May 30, 2006 CNL and Boyne USA, including Cypress Bowl Recreation Limited Partnership, completed the transaction and closed on the sale of substantially all of the resort assets of the Company. The Company received pre-tax proceeds of $27.5 million resulting in a pre-tax gain of approximately $20.0 million. In conjunction with the sale, the Company entered into two long term triple-net lease with the CNL for the Cypress assets sold and for the operating rights under the park use permit. The initial lease terms are 20 years with four five-year renewal options. The combined minimum annual rent is approximately $2.9 million and will increase annually to a maximum of approximately $3.7 million. Additionally, percentage rent due under the leases on a combined basis is equal to 9.0% of gross revenues in excess of $10.9 million. Boyne guaranteed the tenant’s payment of minimum annual rent under the leases for the first four years.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD

DEVELOPMENT CORPORATION)

REPORT ON FINANCIAL STATEMENTS

FOR THE PERIODS ENDED MARCH 31, 2006 AND 2005

AND DECEMBER 31, 2005

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

BALANCE SHEETS

	March 31, 2006 (Unaudited)	December 31, 2005 (Audited)
ASSETS
CURRENT ASSETS
Cash	$1,200	$1,200
Receivables	520,387	901,678
Inventory	90,033	93,310
Prepaid expenses	73,013	91,844

Total current assets	684,633	1,088,032

NONCURRENT ASSETS
Property and equipment - Net	9,193,303	9,301,099
Initiation deposit receivables	—	128,061

Total noncurrent assets	9,193,303	9,429,160
Total assets	$9,877,936	$10,517,192

LIABILITIES AND OWNER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$40,553	$119,818
Accrued expenses and other liabilities	14,938	36,912
Refundable initiation deposits	—	185,875
Deferred revenue	756,996	964,510

Total current liabilities	812,487	1,307,115
LONG-TERM LIABILITIES
Refundable initiation deposits	1,794,500	1,539,625

Total liabilities	2,606,987	2,846,740
OWNER’S EQUITY	7,270,949	7,670,452

	$9,877,936	$10,517,192

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

STATEMENTS OF OPERATIONS AND CHANGES IN OWNER’S EQUITY

	For the three-month period ended March 31,
	2006 (Unaudited)	2005 (Unaudited)
OPERATING REVENUES
Golf revenues	$632,318	$560,215
Food and beverage revenues	139,280	100,382
Pro shop sales	33,159	50,220
Other	11,400	6,831

Total operating revenues	816,157	717,648

OPERATING EXPENSES
Golf course	802,714	725,105
Cost of food and beverage	66,419	32,675
Cost of pro shop sales	29,524	31,013
Depreciation	153,227	125,683

Total operating expenses	1,051,884	914,476

Net operating loss	(235,727)	(196,828)
OWNER’S EQUITY
Beginning of period	7,670,452	7,194,078
Greenwood Development Corporation distributions, net	(163,776)	(56,353)

End of period	$7,270,949	$6,940,897

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

STATEMENTS OF CASH FLOWS

	For the three-month period ended March 31,
	2006 (Unaudited)	2005 (Unaudited)
OPERATING ACTIVITIES
Net loss	$(235,727)	$(196,828)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	153,227	125,683
Changes in deferred and accrued amounts
Receivables	509,352	377,754
Inventory	3,277	(35,356)
Prepaid expenses	18,831	17,916
Accounts payable	(79,265)	(37,581)
Refundable initiation deposits	69,000	—
Deferred revenue	(207,514)	(179,681)
Accrued expenses and other liabilities	(21,974)	8,688

Net cash provided by operating activities	209,207	80,595

INVESTING ACTIVITIES
Purchase of property and equipment	(45,431)	(24,242)

Net cash used for investing activities	(45,431)	(24,242)

FINANCING ACTIVITIES
Greenwood Development Corporation distributions, net	(163,776)	(56,353)

Net cash used for financing activities	(163,776)	(56,353)

Net increase (decrease) in cash	—	—
CASH, BEGINNING OF PERIOD	1,200	900

CASH, END OF PERIOD	$1,200	$900

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - GENERAL

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2005, and the related statements of operations, changes in owner’s equity, and cash flows for the year ended December 31, 2005. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

SCHEDULE OF GOLF COURSE OPERATING EXPENSES

	For the three-month period ended March 31,
	2006 (Unaudited)	2005 (Unaudited)
Salaries and wages	$325,636	$317,781
Casual labor	8,138	2,507
Other payroll expenses	70,167	86,137
Repairs and maintenance	139,555	84,804
Property insurance	23,010	25,492
Property taxes	26,332	22,470
Utilities and telephone	31,887	24,662
Security services	455	4,769
Management fees	17,565	16,727
Professional services	69,552	8,013
Credit card discount	10,721	4,323
Premier golf member coupons	4,571	30,411
Closing incentives	2,100	5,680
Operating supplies	10,146	5,395
Office supplies and expense	9,222	4,434
Tournament expenses	—	1,005
Community services	6,210	16,060
Advertising	15,928	26,797
Travel	2,296	2,090
Recruiting	4,660	1,285
Miscellaneous	24,563	34,263

Total golf course operating expenses	$802,714	$725,105

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD

DEVELOPMENT CORPORATION)

REPORT ON FINANCIAL STATEMENTS

FOR THE THREE YEAR PERIOD ENDED DECEMBER 31, 2005

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD

DEVELOPMENT CORPORATION)

HILTON HEAD ISLAND, SOUTH CAROLINA

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

CNL Income Properties, Inc.

Orlando, Florida

We have audited the accompanying balance sheets of Palmetto Hall Plantation Club (a wholly owned property of Greenwood Development Corporation) as of December 31, 2005, 2004, and 2003, and the related statements of operations and changes in owner’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Club’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palmetto Hall Plantation Club (a wholly owned property of Greenwood Development Corporation) as of December 31, 2005, 2004, and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As further discussed in Notes 1 and 7, Greenwood Development Corporation sold all operations of Palmetto Hall Plantation Club to CNL Income Properties, Inc. on April 27, 2006 pursuant to an agreement between the parties.

/s/ Elliott Davis, LLC

November 16, 2006

Greenwood, South Carolina

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

BALANCE SHEETS

	DECEMBER 31,
	2005	2004	2003
ASSETS
CURRENT ASSETS
Cash	$1,200	$900	$900
Receivables	901,678	790,681	648,835
Inventory	93,310	105,108	111,020
Prepaid expenses	91,844	97,371	32,204

Total current assets	1,088,032	994,060	792,959

NONCURRENT ASSETS
Property and equipment - Net	9,301,099	8,627,268	7,871,890
Initiation deposit receivables	128,061	106,375	155,301

Total noncurrent assets	9,429,160	8,733,643	8,027,191
Total assets	$10,517,192	$9,727,703	$8,820,150

LIABILITIES AND OWNER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$119,818	$97,223	$64,300
Accrued expenses and other liabilities	36,912	36,928	33,165
Refundable initiation deposits	185,875	158,250	500,115
Deferred revenue	964,510	827,750	757,548

Total current liabilities	1,307,115	1,120,151	1,355,128
LONG-TERM LIABILITIES
Refundable initiation deposits	1,539,625	1,441,750	755,385

CONTINGENCIES (See Note 6)
Total liabilities	2,846,740	2,561,901	2,110,513
OWNER’S EQUITY	7,670,452	7,165,802	6,709,637

	$10,517,192	$9,727,703	$8,820,150

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

STATEMENTS OF OPERATIONS AND CHANGES IN OWNER’S EQUITY

	For the years ended December 31,
	2005	2004	2003
OPERATING REVENUES
Golf revenues	$2,202,303	$2,348,150	$2,749,696
Food and beverage revenues	392,949	531,336	577,178
Pro shop sales	186,796	247,364	252,433
Other	39,309	22,951	3,500

Total operating revenues	2,821,357	3,149,801	3,582,807

OPERATING EXPENSES
Golf course	3,746,250	3,688,376	3,255,900
Cost of food and beverage	153,245	234,287	234,801
Cost of pro shop sales	140,464	152,378	165,080
Depreciation	565,394	476,430	452,410

Total operating expenses	4,605,353	4,551,471	4,108,191

Net operating loss	(1,783,996)	(1,401,670)	(525,384)
OWNER’S EQUITY
Beginning of year	7,165,802	6,709,637	7,251,141
Greenwood Development Corporation contribution (withdrawal), net	2,288,646	1,857,835	(16,120)

End of year	$7,670,452	$7,165,802	$6,709,637

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net loss	$(1,783,996)	$(1,401,670)	$(525,384)
Adjustments to reconcile net loss to net cash used for (provided by) operating activities:
Loss on disposal of fixed assets	—	12,289	—
Depreciation	565,394	476,430	452,410
Changes in deferred and accrued amounts
Receivables	(132,683)	(92,920)	(50,904)
Inventory	11,798	5,912	(7,447)
Prepaid expenses	5,527	(65,167)	51,423
Accounts payable	22,595	32,923	19,246
Refundable initiation deposits	125,500	344,500	395,500
Deferred revenue	136,760	70,202	38,012
Accrued expenses and other liabilities	(16)	3,763	16,226

Net cash provided by (used for) operating activities	(1,049,121)	(613,738)	389,082

INVESTING ACTIVITIES
Purchase of property and equipment	(1,239,225)	(1,244,097)	(372,962)

Net cash used for investing activities	(1,239,225)	(1,244,097)	(372,962)

FINANCING ACTIVITIES
Greenwood Development Corporation contribution, net	2,288,646	1,857,835	(16,120)

Net cash provided by (used for) financing activities	2,288,646	1,857,835	(16,120)

Net increase in cash	300	—	—
CASH, BEGINNING OF YEAR	900	900	900

CASH, END OF YEAR	$1,200	$900	$900

The accompanying notes are an integral part of these financial statements.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND BASIS OF PRESENTATION

Palmetto Hall Plantation Club (the “Club”) is a wholly owned property of Greenwood Development Corporation located in Hilton Head Island, South Carolina. It consists of two 18-hole full-length championship golf courses designed by Arthur Hills and Robert Cupp. The Club includes a full-service clubhouse, a pro shop, a golf maintenance center, two tennis courts and a swimming pool. The financial statements presented herein reflect the assets, liabilities and operations of the Club.

Effective April 27, 2006, the Club was sold to CNL Income Properties, Inc. (“CNL”). The accompanying financial statements have been prepared solely to present the historical financial results of the Club. Additionally, the financial statements include certain adjustments for the purpose of CNL complying with the Securities and Exchange Commission’s (SEC) rules and regulations regarding acquired businesses and properties, including the allocation of general and administrative expenses from Greenwood Development Corporation in the form of management fees.

The management fees, calculated based on an estimate of the amount of time allocated to the Club by management personnel, are based on determinations that Greenwood Development Corporation’s management believes to be reasonable. Management fees, for the years ended December 31, 2005, 2004 and 2003 were $66,906, $51,480 and $51,480, respectively and have been recorded under golf course expenses in the statement of operations and changes in owner’s equity. However, Management believes that the Club’s administrative and general expenses on a stand-alone basis may have been different had the Club operated as an unaffiliated entity. Greenwood Development Corporation’s management also believes that there is a derived benefit from other general and administrative expenses and services that are not directly allocated to the Club. These include marketing expenses and purchasing power.

The Club’s operations have been financed through its operating cash flows and equity advances from Greenwood Development Corporation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenues from golf operations, food and beverage and merchandise sales are generally recognized at the time of sale or when the service is provided. Revenues from membership dues are generally billed annually and recognized in the period earned. Club membership initiation deposits are refundable upon membership termination subject to the Club membership agreement or after 30 years and therefore only recognized as revenue if forfeited.

Receivables

Member receivables

Member receivables are member obligations due under normal trade terms. Senior management reviews the receivables on a monthly basis to determine if any receivables will potentially be uncollectible. Member receivable balances that are deemed to be uncollectible, along with a general reserve, are included in the overall allowance for doubtful accounts. After all attempts to collect a member receivable have failed, the receivable is written off against the allowance. Based on the information available, the Club believes that all outstanding member receivables at December 31, 2005, 2004 and 2003 are collectible.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Initiation deposits

Initiation deposits are member obligations paid by a member of Premier Golf at Palmetto Hall Plantation Club. The member is allowed to pay the initiation fee in three annual installments. A receivable is recorded when the member joins the Club and pays the first installment. In 2002, Palmetto Hall made the deposits refundable to the members if they resigned membership and provided a replacement member or after thirty years from the initial installment. Therefore, once an initiation deposit is made, a payable is recorded for the amount of the deposit.

Inventory

Inventory consists of pro shop merchandise and food and beverage stock items. Inventory is recorded at the lower of FIFO cost (first-in, first-out) or market.

Prepaid expenses

Prepaid expenses consist of property and employee insurance premiums that were paid in the current year but are attributable to the subsequent year.

Property and equipment

Property and equipment are stated at cost. Major renewals and betterments are capitalized, while maintenance and repairs which do not improve or extend the useful lives of the assets are charged to expense as incurred. Property and equipment assets are depreciated over their estimated useful lives of 3 to 40 years using the straight-line method.

Property and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the assets’ carrying amount exceeds its fair value.

Deferred revenue

Deferred revenue represents annual member dues for the subsequent year that were billed in the current year. Revenue in the subsequent year will be recognized pro rata on a monthly basis.

Advertising

The Club expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2005, 2004 and 2003 were $107,783, $125,531 and $32,854, respectively.

Income taxes

As stated in Note 1, the Club is a wholly owned property of Greenwood Development Corporation and is not a separate taxable entity. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

Risk concentration

Financial instruments that potentially subject the Club to credit risk are receivables. The Club grants credit to members and consequently, its ability to collect the amounts due from its members is affected by economic fluctuations. The Club’s receivables are generally uncollateralized.

Recently issued accounting standards

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 3 - RECEIVABLES

Receivables consist of the following at December 31:

	2005	2004	2003
Member receivables	$439,683	$494,056	$514,386
Initiation deposits	192,314	296,625	134,449
Accounts receivable - Other	269,681	—	—

	$901,678	$790,681	$648,835

Accounts receivable - Other consists of insurance proceeds due to the Club from Zurich American Insurance Co. for vandalism related damage to one of the golf courses during 2005.

NOTE 4 - INVENTORY

Inventory consists of the following at December 31:

	2005	2004	2003
Pro shop merchandise	$73,141	$87,055	$90,941
Food and beverage stock items	20,169	18,053	20,079

	$93,310	$105,108	$111,020

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2005	2004	2003
Buildings	$4,582,494	$4,511,054	$3,873,933
Land and improvements	3,488,445	2,841,573	2,755,533
Golf courses	3,517,087	3,517,087	3,517,087
Furniture and equipment	2,367,451	1,783,303	1,898,834
Vehicles	55,910	338,812	400,198
Construction in progress	180,136	73,350	29,095

	14,191,523	13,065,179	12,474,680
Less accumulated depreciation	4,890,424	4,437,911	4,602,790

	$9,301,099	$8,627,268	$7,871,890

NOTE 6 - CONTINGENCIES

The Club is not a separate legal entity, and therefore, is not subject to lawsuits and claims. In the normal course of business, Greenwood Development Corporation is subject to lawsuits and claims that may affect the Club. In the opinion of Management, the ultimate liabilities, if any, resulting from such lawsuits and claims will not materially affect the financial condition of the Club.

NOTE 7 - SUBSEQUENT EVENTS

On April 27, 2006, the Club was purchased by CNL Income Properties, Inc. for a purchase price of $7,600,000. On October 5, 2006, CNL Income Properties, Inc. entered into a commitment for a $16,500,000 loan with Sun Life Assurance Company of Canada. The loan will be secured in part by Palmetto Hall Plantation Club.

PALMETTO HALL PLANTATION CLUB

(A WHOLLY OWNED PROPERTY OF GREENWOOD DEVELOPMENT CORPORATION)

SCHEDULE OF GOLF COURSE OPERATING EXPENSES

	For the years ended December 31,
	2005	2004	2003
Salaries and wages	$1,357,493	$1,596,884	$1,375,937
Other payroll expenses	291,055	339,449	264,269
Repairs and maintenance	723,546	573,710	533,484
Property insurance	109,864	87,989	112,641
Property taxes	85,234	128,486	164,535
Utilities and telephone	166,449	170,899	136,947
Security services	24,177	21,096	3,897
Management fees	66,906	51,480	51,480
Professional services	201,704	54,043	130,070
Credit card discount	21,800	30,762	38,395
Premier golf member coupons	80,331	133,168	141,532
Closing incentives	33,191	15,729	—
Operating supplies	49,868	57,747	56,705
Office supplies and expense	37,122	40,410	26,712
Tournament expenses	14,266	12,412	1,660
Community services	21,600	34,472	23,760
Advertising	107,783	123,531	32,854
Travel	24,637	4,330	12,096
Miscellaneous	329,224	211,779	148,926

Total golf course operating expenses	$3,746,250	$3,688,376	$3,255,900

WHCC, LLC, d.b.a. Weston Hills Country Club

Balance Sheets

(unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$3,941,048	$3,451,244
Accounts receivable	2,184,626	844,641
Inventory	238,991	222,451
Prepaid expenses and deposits	481,031	376,545
Related party accounts receivable	—	327,961

Total current assets	6,845,696	5,222,842
Property and equipment, net	22,051,754	22,606,178
Other assets, net	370,488	439,098

Total assets	$29,267,938	$28,268,118

Liabilities and members’ capital (deficit)
Current liabilities:
Accounts payable and accrued expenses	$589,142	$679,745
Deferred revenue	6,145,368	4,552,899
Current portion of obligation under capital leases	185,969	172,601

Total current liabilities	6,920,479	5,405,245
Notes payable	20,000,000	20,000,000
Obligation under capital leases, less current portion	336,799	479,610
Deferred revenue, less current portion	4,402,457	4,210,362
Members’ capital	2,324,500	2,324,500
Accumulated deficit	(4,716,297)	(4,151,599)

Total members’ deficit	(2,391,797)	(1,827,099)

Total liabilities and members’ deficit	$29,267,938	$28,268,118

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Operations

(unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Course operating revenues	$8,699,023	$8,620,499
Course operating expenses	7,076,696	7,143,593

	1,622,327	1,476,906

Depreciation and amortization expense	964,694	786,600

Operating income	657,633	690,306

Interest income	(18,056)	(11,633)
Interest expense	1,240,387	1,247,905

Net loss	$(564,698)	$(545,966)

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Members’ Capital (Deficit)

(unaudited)

	Members’ Equity		Total
	Heritage Golf Weston, LLC	Hillwood/ Weston Club, Ltd.
Balance at December 31, 2004	$39,137	$39,138	$78,275
Member distributions	(579,000)	(579,000)	(1,158,000)
Net loss	(373,687)	(373,687)	(747,374)

Balance at December 31, 2005	$(913,550)	$(913,549)	$(1,827,099)
Net loss and comprehensive loss	(282,349)	(282,349)	(564,698)

Balance at September 30, 2006	$(1,195,899)	$(1,195,898)	$(2,391,797)

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Cash Flows

(unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Operating activities
Net loss	$(564,698)	$(545,966)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	964,694	786,600
Amortization of financing costs	69,662	69,662
Change in operating assets and liabilities:
Accounts receivable	(1,339,985)	(1,166,626)
Inventory	(16,540)	36,473
Prepaid expenses and other assets	(105,538)	(770,826)
Related party accounts receivable	327,961	—
Accounts payable and accrued expenses	(90,603)	314,610
Related party accounts payable	—	(98,271)
Deferred revenue	1,784,564	2,300,997

Net cash provided by operating activities	1,029,517	926,653
Investing activities
Purchases of property and equipment	(410,270)	(187,511)

Net cash used in investing activities	(410,270)	(187,511)
Financing activities
Proceeds from notes payable	—	20,000,000
Prepayments of notes payable	—	(17,455,398)
Payment on capital leases	(129,443)	(118,008)
Member distributions	—	(1,158,000)

Net cash used in financing activities	(129,443)	1,268,594

Net increase in cash and cash equivalents	489,804	2,007,736
Cash and cash equivalents at beginning of period	3,451,244	2,509,416

Cash and cash equivalents at end of period	$3,941,048	$4,517,152

Supplemental disclosure of cash flow information
Interest paid	$1,226,890	$1,259,410

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to the Unaudited Financial Statements

September 30, 2006

1.	General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheets as of December 31, 2005 and 2004 and as of December 31, 2004 and 2003 and the related statements of operations, members’ capital (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the years ended December 31, 2004 and 2003. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

FINANCIAL STATEMENTS

WHCC, LLC (d.b.a. Weston Hills Country Club)

Years Ended December 31, 2005 and 2004

WHCC, LLC

Financial Statements

Years ended December 31, 2005 and 2004

Report of Independent Auditors

The Board of Directors

Weston Hills Country Club, LLC

We have audited the accompanying balance sheets of WHCC, LLC, d.b.a. Weston Hills Country Club, as of December 31, 2005 and 2004 and the related statements of operations, members’ capital (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WHCC, LLC at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Diego, California

April 21, 2006

WHCC, LLC, d.b.a. Weston Hills Country Club

Balance Sheets

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$3,451,244	$2,509,416
Accounts receivable, net of allowance of $24,472 and $104,696 at December 31, 2005 and 2004, respectively	844,641	839,187
Inventory	222,451	228,842
Prepaid expenses and deposits	376,545	248,202
Related party accounts receivable	327,961	—

Total current assets	5,222,842	3,825,647
Property and equipment, net	22,606,178	22,945,188
Other assets, net	439,098	232,948

Total assets	$28,268,118	$27,003,783

Liabilities and members’ capital (deficit)
Current liabilities:
Accounts payable and accrued expenses	$679,745	$678,572
Related party accounts payable	—	98,271
Deferred revenue	4,552,899	4,317,268
Notes payable, current portion	—	476,570
Current portion of obligation under capital leases	172,601	160,222

Total current liabilities	5,405,245	5,730,903
Notes payable, less current portion	20,000,000	16,978,828
Obligation under capital leases, less current portion	479,610	651,175
Deferred revenue, less current portion	4,210,362	3,564,602
Members’ capital	2,324,500	3,482,500
Accumulated deficit	(4,151,599)	(3,404,225)

Total members’ capital (deficit)	(1,827,099)	78,275

Total liabilities and members’ capital (deficit)	$28,268,118	$27,003,783

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Operations

	Years Ended December 31,
	2005	2004
Course operating revenues	$11,878,933	$11,307,179
Course operating expenses	9,794,587	10,396,898

	2,084,346	910,281
Depreciation and amortization expenses	1,244,894	1,126,681

Operating income (loss)	839,452	(216,400)
Interest income	(35,800)	(51,393)
Interest expense	1,622,626	1,274,854

Net loss	$(747,374)	$(1,439,861)

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Members’ Capital (Deficit)

For the Years Ended December 31, 2005 and December 31, 2004

	Member’s Equity		Total
	Heritage Golf Weston, LLC	Hillwood/Weston Club, Ltd.
Balance at December 31, 2003	$1,259,068	$1,259,068	$2,518,136
Member distributions	(500,000)	(500,000)	(1,000,000)
Net loss and comprehensive loss	(719,931)	(719,930)	(1,439,861)

Balance at December 31, 2004	39,137	39,138	78,275
Member distributions	(579,000)	(579,000)	(1,158,000)
Net loss and comprehensive loss	(373,687)	(373,687)	(747,374)

Balance at December 31, 2005	$(913,550)	$(913,549)	$(1,827,099)

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Cash Flows

	Year ended December 31,
	2005	2004
Operating activities
Net loss	$(747,374)	$(1,439,861)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,244,894	1,126,681
Amortization of financing costs	84,708	84,708
Change in operating assets and liabilities:
Accounts receivable	(5,454)	405,129
Inventory	6,391	(29,119)
Prepaid expenses and other assets	(343,108)	(128,972)
Related party accounts receivable	(327,961)	—
Accounts payable and accrued expenses	(74,920)	(162,836)
Related party accounts payable	(98,271)	(130,909)
Deferred revenue	881,391	1,774,521

Net cash provided by operating activities	620,296	1,499,342
Investing activities
Purchases of property and equipment	(905,884)	(427,041)

Net cash used in investing activities	(905,884)	(427,041)
Financing activities
Proceeds from notes payable	20,000,000	—
Repayments of notes payable	(17,455,398)	(482,728)
Payment on capital leases	(159,186)	(69,347)
Member distributions	(1,158,000)	(1,000,000)

Net cash provided by (used in) financing activities	1,227,416	(1,552,075)

Net increase (decrease) in cash and cash equivalents	941,828	(479,774)
Cash and cash equivalents at beginning of year	2,509,416	2,989,190

Cash and cash equivalents at end of year	$3,451,244	$2,509,416

Supplemental disclosure of cash flow information
Interest paid	$1,607,312	$1,292,877

Supplemental disclosure of non-cash investing activities
Capital lease obligations entered into for equipment	$—	$553,273

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

December 31, 2005

1. The Company and Summary of Significant Accounting Policies

The Company

WHCC, LLC (the “Company”) is a limited liability company formed in the state of Delaware on September 27, 2002. The Company owns and operates a private golf facility, in Weston, Florida. The date the LLC is scheduled to terminate is December 31, 2052, or on such date as agreed upon by the LLC members.

The Company did not own any property at the time of its inception (September 27, 2002). Two third party investors funded the Company by contributing $6,982,500 prior to acquiring the golf facility in October 2002.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and investments with remaining maturities of less than three months when purchased. The carrying value of these investments approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivables. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The Company does not currently require collateral for initiation fees.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

1. The Company and Summary of Significant Accounting Policies (continued)

Collectibility of Accounts Receivable

The Company evaluates the collectibility of its accounts receivables based on a combination of factors. The Company regularly analyzes its significant customer accounts, and, when it becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. If circumstances related to specific customer change, the Company’s estimates of the recoverability of receivables could be further adjusted or the related receivables could be written-off to the allowance as uncollectible.

Fair Value of Financial Instruments

Financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are carried at cost, which management believes approximates the fair value.

Inventory

Inventory is stated at the lower of cost (determined on a weighted average basis) or market. Inventory consists principally of merchandise and food.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (generally three to thirty years) using the straight-line method.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset and such loss would be incurred based on the fair value of the impaired assets. The Company has identified no such impairment losses to date.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

1. The Company and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company is treated as a partnership for income tax purposes. Under provisions of the Internal Revenue Code, partnerships are not subject to federal income taxes. For income tax purposes, any income or losses realized are taxable to the individual members. Taxable income or loss is allocated to each member in accordance with the limited liability agreement.

Revenue Recognition

Revenue is generated from golf course operations (green fees, cart fees, driving range fees, food and beverage sales and pro shop sales), membership dues, and initiation fees. Revenues from golf operations are recognized at the time of sale or when the service is provided. Revenues from membership dues are billed annually and recognized ratably over the subsequent 12 month period. Revenues from initiation fees are recognized over the estimated average life of the membership using the straight-line method which is currently estimated to be seven years.

The Company provides for financing initiation fees through notes receivables. Initiation fee notes receivables are included in accounts receivable. Cash received in advance of revenue recognition for membership dues and initiation fees is included in deferred revenue.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. To date there have been no differences between the Company’s net loss and its total comprehensive loss.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

2. Financial Statement Details

Accounts receivable consists of the following:

	December 31,
	2005	2004
Accounts receivable	$680,682	$767,153
Initiation fee notes receivable	188,431	176,730

	869,113	943,883
Provision for doubtful accounts	(24,472)	(104,696)

	$844,641	$839,187

Property and equipment consists of the following:

	December 31,
	2005	2004
Land	$17,266,296	$17,106,971
Computers and software	169,781	156,703
Equipment	2,046,640	1,953,605
Furniture and fixtures	479,415	461,193
Building and building improvements	5,670,183	5,630,923
Construction in process	582,964	–

	26,215,279	25,309,395
Less accumulated depreciation	(3,609,101)	(2,364,207)

	$22,606,178	$22,945,188

3. Membership Fee Revenue

The Company realizes a substantial portion of its revenue from the membership initiation fees received at the time a member joins one of the Company’s private golf clubs. Accounting principles generally accepted in the United States (GAAP) require that this revenue be recognized over the average life of a membership, which the Company has determined to be seven years, resulting in a deferral of a significant portion of the membership fees.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

3. Membership Fee Revenue (continued)

The reconciliation of gross membership fees to GAAP membership fee revenue is as follows:

	Year ended December 31, 2005	Year ended December 31, 2004
Gross membership fees	$1,762,004	$2,590,443
Less deferred portion of current year fees	(1,619,665)	(2,394,008)
Plus recognition of prior year deferred revenue	722,191	352,128

Net GAAP membership fee revenue	$864,530	$548,563

Deferred membership fee revenue as of December 31, 2005 will be amortized into revenue as follows:

2006	$973,906
2007	973,906
2008	973,906
2009	967,319
2010	760,509
Thereafter	534,722

Total	$5,184,268

4. Commitments

The Company leases certain equipment under operating leases. Lease expense for the years ended December 31, 2005 and 2004 was $16,503 and $118,864, respectively.

The Company leases certain equipment under capital lease obligations. Cost of assets under capital leases totaled $895,355 and $895,355 at December 31, 2005 and 2004, respectively.

Accumulated depreciation on assets under capital leases totaled $291,598 and $112,527 at December 31, 2005 and 2004, respectively. Amortization of assets recorded under capital leases is included with depreciation expense.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

4. Commitments (continued)

At December 31, 2005, future minimum lease payments for all leases with initial terms of one year or more are as follows:

Capital
2006	$215,351
2007	215,351
2008	195,777
2009	116,177
2010	—

Total minimum lease payments	742,656
Amounts representing interest	(90,445)

Present value of net minimum lease payments	652,211
Less current portion of capital obligation	172,601

Long term capital lease obligations	$479,610

5. Debt

The following summarizes the Company’s long-term notes payable arrangement at:

	December 31,
	2005	2004
Promissory note dated October 1, 2002, interest accrues at a rate of Prime plus 2%. Principal and interest is due and payable monthly, beginning November 1, 2003 with all unpaid principal and accrued interest due October 31, 2007. Note paid in full during 2005.	$—	$17,455,398
Promissory note dated October 1, 2005, interest accrues at a rate of LIBOR plus 2.5% (6.79% at December 31, 2005). Interest is due and payable monthly. Principal is due and payable monthly beginning October 1, 2008 with all unpaid principal and accrued interest due September 1, 2010.	$20,000,000	$—

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

5. Debt (continued)

Principal maturities on the above note is as follows for the years ended December 31:

2006	$—
2007	—
2008	76,887
2009	317,275
2010	19,605,838

Total	$20,000,000

All borrowings under the agreement are collateralized by the golf facility owned by the Company and are subject to various compliance covenants.

6. Related Party Transactions

On September 30, 2002, the Company entered into a management agreement with Heritage Golf Operator, LLC (“HGO”) to manage its country club property. HGO is a wholly owned subsidiary of a WHCC investor. HGO receives an annual management fee of 3.5% of gross revenues. For the year ending December 31, 2005 and December 31, 2004, the Company paid HGO management fees of $448,691 and $479,212, respectively.

In September of 2002, the Company entered into a consulting agreement with Hillwood Weston Club, a founder, for services related to the Company’s ownership and operations of the Weston Hills Country Club. The agreement is effective until a change in ownership or event of default, with an annual fee of $75,000 paid by the Company to Hillwood.

At December 31, 2004, the related party payable relates to reimbursement of payroll expenses and management fees to HGO.

At December 31, 2005, the related party receivable relates to expenses paid by the Company on behalf of other properties with the same ownership as the Company.

FINANCIAL STATEMENTS

WHCC, LLC (d.b.a. Weston Hills Country Club)

Years ended December 31, 2004 and 2003

with Report of Independent Auditors

WHCC, LLC

Financial Statements

Years ended December 31, 2004 and 2003

Report of Independent Auditors

The Board of Directors

Weston Hills Country Club, LLC

We have audited the accompanying balance sheets of WHCC, LLC, d.b.a. Weston Hills Country Club, as of December 31, 2004 and 2003 and the related statements of operations, members’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WHCC, LLC at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Diego, California

April 15, 2005

WHCC, LLC, d.b.a. Weston Hills Country Club

Balance Sheets

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$2,509,416	$2,989,190
Accounts receivable, net of allowance of $104,696 and $160,448 at December 31, 2004 and 2003, respectively	839,187	1,244,316
Inventory	228,842	199,723
Prepaid expenses and deposits	248,202	119,230

Total current assets	3,825,647	4,552,459
Property and equipment, net	22,945,188	23,091,555
Other assets, net	232,948	317,656

Total assets	$27,003,783	$27,961,670

Liabilities and members’ capital
Current liabilities:
Accounts payable and accrued expenses	$678,572	$841,408
Related party accounts payable	98,271	229,180
Deferred revenue	4,317,268	4,214,564
Notes payable, current portion	476,570	482,784
Current portion of obligation under capital leases	160,222	60,628

Total current liabilities	5,730,903	5,828,564
Notes payable, less current portion	16,978,828	17,455,342
Obligation under capital leases, less current portion	651,175	266,843
Deferred revenue, less current portion	3,564,602	1,892,785
Members’ capital:
Members’ capital	3,482,500	4,482,500
Accumulated deficit	(3,404,225)	(1,964,364)

Total members’ capital	78,275	2,518,136

Total liabilities and members’ capital	$27,003,783	$27,961,670

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Operations

	Years ended December 31,
	2004	2003
Course operating revenues	$11,307,179	$10,820,232
Course operating expenses	10,396,898	10,139,303

	910,281	680,929
Depreciation and amortization expenses	1,126,681	994,817

Operating loss	(216,400)	(313,888)
Interest income	(51,393)	(29,044)
Interest expense	1,274,854	1,503,380

Net loss	$(1,439,861)	$(1,788,224)

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Members’ Capital

For the years ended December 31, 2004 and December 31, 2003

	Member’s Equity		Total
	Heritage Golf Weston, LLC	Hillwood/Weston Club, Ltd.
Balance at December 31, 2002	$3,403,180	$3,403,180	$6,806,360
Member distributions	(1,250,000)	(1,250,000)	(2,500,000)
Net loss and comprehensive loss	(894,112)	(894,112)	(1,788,224)

Balance at December 31, 2003	1,259,068	1,259,068	2,518,136
Member distributions	(500,000)	(500,000)	(1,000,000)
Net loss and comprehensive loss	(719,931)	(719,930)	(1,439,861)

Balance at December 31, 2004	$39,137	$39,138	$78,275

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Statements of Cash Flows

	Year ended December 31,
	2004	2003
Operating activities
Net loss	$(1,439,861)	$(1,788,224)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,126,681	994,817
Amortization of financing costs	84,708	84,709
Change in operating assets and liabilities:
Accounts receivable	405,129	205,288
Inventory	(29,119)	18,616
Prepaid expenses and other assets	(128,972)	61,213
Accounts payable and accrued expenses	(162,836)	347,307
Related party payables	(130,909)	16,438
Deferred revenue	1,774,521	1,637,720

Net cash provided by operating activities	1,499,342	1,577,884
Investing activities
Purchases of property and equipment	(427,041)	(446,492)

Net cash used in investing activities	(427,041)	(446,492)
Financing activities
Repayments of notes payable	(482,728)	(61,874)
Payment on capital leases	(69,347)	(14,611)
Member distributions	(1,000,000)	(2,500,000)

Net cash used in financing activities	(1,552,075)	(2,576,485)

Net decrease in cash and cash equivalents	(479,774)	(1,445,093)
Cash and cash equivalents at beginning of year	2,989,190	4,434,283

Cash and cash equivalents at end of year	$2,509,416	$2,989,190

Supplemental disclosure of cash flow information
Interest paid	$1,292,877	$1,503,794

Supplemental disclosure of non-cash investing activities
Capital lease obligations entered into for equipment	$553,273	$342,082

See accompanying notes.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

December 31, 2004

1. The Company and Summary of Significant Accounting Policies

The Company

WHCC, LLC (the “Company”) is a limited liability company formed in the state of Delaware on September 27, 2002. The Company owns and operates a private golf facility, in Weston, Florida. The date the LLC is scheduled to terminate is December 31, 2052, or on such date as agreed upon by the LLC members.

The Company did not own any property at the time of its inception (September 27, 2002). Two third party investors funded the Company by contributing $6,982,500 prior to acquiring the golf facility in October 2002.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and investments with remaining maturities of less than three months when purchased. The carrying value of these investments approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivables. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The Company does not currently require collateral for initiation fees.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

1. The Company and Summary of Significant Accounting Policies (continued)

Collectibility of Accounts Receivable

The Company evaluates the collectibility of its accounts receivables based on a combination of factors. The Company regularly analyzes its significant customer accounts, and, when it becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. If circumstances related to specific customer change, the Company’s estimates of the recoverability of receivables could be further adjusted or the related receivables could be written-off to the allowance as uncollectible.

Fair Value of Financial Instruments

Financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are carried at cost, which management believes approximates the fair value.

Inventory

Inventory is stated at the lower of cost (determined on a weighted average basis) or market. Inventory consists principally of merchandise and food.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (generally three to thirty years) using the straight-line method.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset and such loss would be incurred based on the fair value of the impaired assets. The Company has identified no such impairment losses to date.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

1. The Company and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company is treated as a partnership for income tax purposes. Under provisions of the Internal Revenue Code, partnerships are not subject to federal income taxes. For income tax purposes, any income or losses realized are taxable to the individual members. Taxable income or loss is allocated to each member in accordance with the limited liability agreement.

Revenue Recognition

Revenue is generated from golf course operations (green fees, cart fees, driving range fees, food and beverage sales and pro shop sales), membership dues, and initiation fees. Revenues from golf operations are recognized at the time of sale or when the service is provided. Revenues from membership dues are billed annually and recognized ratably over the subsequent 12 month period. Revenues from initiation fees are recognized over the estimated average life of the membership using the straight-line method which is currently estimated to be seven years.

The Company provides for financing initiation fees through notes receivables. Initiation fee notes receivables are included in accounts receivable. Cash received in advance of revenue recognition for membership dues and initiation fees is included in deferred revenue.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. To date there have been no differences between the Company’s net loss and its total comprehensive loss.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

2. Financial Statement Details

Accounts receivable consists of the following:

	December 31,
	2004	2003
Accounts receivable	$767,153	$872,958
Initiation fee notes receivable	176,730	532,306

	943,883	1,405,264
Provision for doubtful accounts	(104,696)	(160,948)

	$839,187	$1,244,316

Property and equipment consists of the following:

	December 31,
	2004	2003
Land	$17,106,971	$16,770,113
Computers and software	156,703	155,388
Equipment	1,953,605	1,342,528
Furniture and fixtures	461,193	430,129
Building and building improvements	5,630,923	5,630,923

	25,309,395	24,329,081
Less accumulated depreciation	(2,364,207)	(1,237,526)

	$22,945,188	$23,091,555

3. Membership Fee Revenue

The Company realizes a substantial portion of its revenue from the membership initiation fees received at the time a member joins one of the Company’s private golf clubs. Accounting principles generally accepted in the United States (GAAP) require that this revenue be recognized over the average life of a membership, which the Company has determined to be seven years, resulting in a deferral of a significant portion of the membership fees.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

3. Membership Fee Revenue (continued)

The reconciliation of gross membership fees to GAAP membership fee revenue is as follows:

	Year ended December 31, 2004	Year ended December 31, 2003
Gross membership fees	$2,590,443	$2,123,664
Less deferred portion of current year fees	(2,394,008)	(1,959,014)
Plus recognition of prior year deferred revenue	352,128	48,748

Net GAAP membership fee revenue	$548,563	$213,398

Deferred membership fee revenue as of December 31, 2004 will be amortized into revenue as follows:

2005	$722,191
2006	722,191
2007	722,191
2008	722,191
2009	715,604
Thereafter	682,426

Total	$4,286,794

4. Commitments

The Company leases certain equipment under operating leases. Lease expense for the years ended December 31, 2004 and 2003 was $118,864 and $131,594, respectively.

The Company leases certain equipment under capital lease obligations. Cost of assets under capital leases totaled $895,355 and $342,082 at December 31, 2004 and 2003, respectively.

Accumulated depreciation on assets under capital leases totaled $112,527 and $16,447 at December 31, 2004 and 2003, respectively. Amortization of assets recorded under capital leases is included with depreciation expense.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

4. Commitments (continued)

At December 31, 2004, future minimum lease payments for all leases with initial terms of one year or more are as follows:

Capital
2005	$215,351
2006	215,351
2007	215,351
2008	196,106
2009	123,402

Total minimum lease payments	965,561
Amounts representing interest	(154,164)

Present value of net minimum lease payments	811,397
Less current portion of capital obligation	160,222

Long term capital lease obligations	$651,175

5. Debt

The following summarizes the Company’s long-term notes payable arrangement at:

	December 31,
	2004	2003
Promissory note dated October 1, 2002, interest accrues at a rate of Prime plus 2% (6.75% at December 31, 2004). Principal and interest is due and payable monthly, beginning November 1, 2003 with all unpaid principal and accrued interest due October 31, 2007.	$17,455,398	$17,938,126

Principal maturities on the above note is as follows for the years ended December 31:

2005	$476,570
2006	510,227
2007	16,468,601

Total	$17,455,398

All borrowings under the agreement are collateralized by the golf facility owned by the Company and are subject to various compliance covenants.

WHCC, LLC, d.b.a. Weston Hills Country Club

Notes to Financial Statements

6. Related Party Transactions

On September 30, 2002, the Company entered into a management agreement with Heritage Golf Operator, LLC (“HGO”) to manage its country club property. HGO is a wholly owned subsidiary of a WHCC investor. HGO receives an annual management fee of 3.5% of gross revenues. For the year ending December 31, 2004 and December 31, 2003, the Company paid HGO management fees of $554,212 and $448,419, respectively.

In September of 2002, the Company entered into a consulting agreement with Hillwood Weston Club, a founder, for services related to the Company’s ownership and operations of the Weston Hills Country Club. The agreement is effective until a change in ownership or event of default, with an annual fee of $75,000 paid by the Company to Hillwood.

At December 31, 2004 and 2003, respectively, the related party payable relates to reimbursement of payroll expenses and management fees to HGO.

Heritage Golf Group West Coast, Inc.

Consolidated Balance Sheet

September 30, 2006

(unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,985
Accounts receivable	768,786
Initiation fee notes receivable, current portion	341,966
Inventory	434,902
Prepaid expenses and deposits	154,296

Total current assets	1,705,935
Property and equipment, net	29,495,363
Other assets, net	362,844
Initiation fee notes receivable, less current portion	51,181
Related party receivable	26,975,256

Total assets	$58,590,579

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$555,478
Deferred revenue	2,891,800
Notes payable, current portion	478,419
Current portion of obligation under capital leases	196,735

Total current liabilities	4,122,432
Notes payable, less current portion	35,395,367
Obligation under capital leases, less current portion	375,357
Deferred revenue, less current portion	7,826,140
Membership deposits	1,228,531
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.01; 1,000 shares authorized, issued and outstanding	10
Additional paid in capital	14,237,653
Accumulated deficit	(4,594,911)

Total stockholders’ equity	9,642,752

Total liabilities and stockholders’ equity	$58,590,579

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Operations

(unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Course operating revenues	$10,454,825	$9,418,515
Course operating expenses	6,773,876	6,390,001

	3,680,949	3,028,514
Depreciation and amortization expenses	1,176,381	1,214,508

Operating income	2,504,568	1,814,006
Interest expense	(2,697,711)	(2,165,328)

Net loss	$(193,143)	$(351,322)

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Stockholders’ Equity

(unaudited)

	Common Stock			Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Paid in Capital
Balance at December 31, 2005	1,000	$10	$14,237,653	$(4,401,768)	$9,835,895
Net loss and comprehensive loss	—	—	—	(193,143)	(193,143)

Balance at July 31, 2006	1,000	$10	$14,237,653	$(4,594,911)	$9,642,752

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Operating activities
Net loss	$(193,143)	$(351,320)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,176,381	1,214,508
Amortization of financing costs	102,851	102,851
Change in operating assets and liabilities:
Accounts receivable	184,950	(190,022)
Notes receivable	121,117	192,768
Inventory	(81,842)	(78,004)
Prepaid expenses and deposits	38,348	(48,906)
Other assets	(1)	(22,566)
Accounts payable and accrued expenses	(48,065)	68,532
Deferred revenue	13,468	1,441,288
Membership deposits	249,763	290,084

Net cash provided by operating activities	1,563,827	2,619,213
Investing activities
Purchases of property and equipment	(328,816)	(834,299)
Related party receivable	(713,191)	(1,189,067)

Net cash used in investing activities	(1,042,007)	(2,023,366)
Financing activities
Repayments of notes payable	(328,129)	(414,120)
Payment on capital leases	(193,691)	(181,727)

Net cash provided by financing activities	(521,820)	(595,847)

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	5,985	6,774

Cash and cash equivalents at end of period	$5,985	$6,774

Supplemental disclosure of cash flow information
Interest paid	$2,676,055	$2,085,799

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of equipment under capital leases	$252,078	$—

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Notes to Unaudited Consolidated Financial Statements

1. General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

CONSOLIDATED FINANCIAL STATEMENTS

Heritage Golf Group West Coast, Inc.

Years Ended December 31, 2005 and 2004

Heritage Golf Group West Coast, Inc.

Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

Report of Independent Auditors

The Board of Directors and Shareholders

Heritage Golf Group West Coast, Inc.

We have audited the accompanying consolidated balance sheets of Heritage Golf Group West Coast, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heritage Golf Group West Coast, Inc. at December 31, 2005, and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Diego, California

November 21, 2006

Heritage Golf Group West Coast, Inc.

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$5,985	$6,774
Accounts receivable, net of allowance of $65,031 and $56,660 as of December 31, 2005 and 2004, respectively	953,736	668,652
Initiation fee notes receivable, current portion	460,841	362,231
Inventory	353,060	328,753
Prepaid expenses and deposits	192,644	120,250

Total current assets	1,966,266	1,486,660
Property and equipment, net	30,090,850	30,749,193
Other assets, net	465,694	580,263
Initiation fee notes receivable, less current portion	53,423	685,481
Related party receivable	26,262,065	25,029,915

Total assets	$58,838,298	$58,531,512

Liabilities and stockholders’ equity
Current liabilities:
Accounts payables and accrued expenses	$603,543	$489,156
Deferred revenue	3,024,134	2,308,504
Notes payable, current portion	478,419	448,955
Current portion of obligations under capital leases	199,511	239,973

Total current liabilities	4,305,607	3,486,588
Notes payable, less current portion	35,723,496	36,301,045
Obligation under capital leases, less current portion	314,194	512,355
Deferred revenue, less current portion	7,680,338	6,852,454
Membership deposits	978,768	631,555
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 1,000 shares authorized, issued and outstanding	10	10
Additional paid in capital	14,237,653	14,237,653
Accumulated deficit	(4,401,768)	(3,490,148)

Total stockholders’ equity	9,835,895	10,747,515

Total liabilities and stockholders’ equity	$58,838,298	$58,531,512

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2005	2004	2003
Course operating revenues	$12,600,999	$11,806,132	$10,863,182
Course operating expenses	8,956,349	9,137,683	8,573,261

	3,644,650	2,668,449	2,289,921
Depreciation and amortization expenses	1,576,616	1,618,851	1,598,882

Operating income	2,068,034	1,049,598	691,039
Interest expense	(2,979,654)	(2,581,619)	(2,024,025)

Net loss	$(911,620)	$(1,532,021)	$(1,332,986)

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2005, 2004 and 2003

	Shares	Common Stock Amount	Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2002	1,000	$10	$14,237,653	$(625,141)	$13,612,522
Net loss and comprehensive loss	—	—	—	(1,332,986)	(1,332,986)

Balance at December 31, 2003	1,000	10	14,237,653	(1,958,127)	12,279,536
Net loss and comprehensive loss	—	—	—	(1,532,021)	(1,532,021)

Balance at December 31, 2004	1,000	10	14,237,653	(3,490,148)	10,747,515
Net loss and comprehensive loss	—	—	—	(911,620)	(911,620)

Balance at December 31, 2005	1,000	$10	$14,237,653	$(4,401,768)	$9,835,895

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004	2003
Operating activities
Net loss	$(911,620)	$(1,532,021)	$(1,332,986)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,576,616	1,618,851	1,598,882
Amortization of financing costs	137,134	255,569	226,238
Change in operating assets and liabilities:
Accounts receivable	(285,085)	(9,870)	(247,264)
Notes receivable	533,449	563,224	(739,213)
Inventory	(24,307)	(33,416)	(61,831)
Prepaid expenses and deposits	(72,394)	56,999	65,660
Other assets	(22,565)	(1,195)	—
Accounts payable and accrued expenses	114,387	94,937	(177,650)
Deferred revenue	1,543,514	2,899,009	3,394,444
Membership deposits	347,213	396,755	234,800

Net cash provided by operating activities	2,936,342	4,308,842	2,961,080
Investing activities
Purchases of property and equipment	(918,273)	(807,937)	(150,072)
Related party receivable	(1,232,150)	(14,586,685)	(7,976,969)

Net cash used in investing activities	(2,150,423)	(15,394,622)	(8,127,041)
Financing activities
Proceeds from notes payable	—	25,844,855	15,250,000
Repayments of notes payable	(548,085)	(14,102,106)	(9,279,158)
Payments on capital leases	(238,623)	(256,910)	(501,320)
Payment of financing costs	—	(400,150)	(303,061)

Net cash provided by (used in) financing activities	(786,708)	11,085,689	5,166,461

Net increase (decrease) in cash and cash equivalents	(789)	(91)	500
Cash and cash equivalents at beginning of year	6,774	6,865	6,365

Cash and cash equivalents at end of year	$5,985	$6,774	$6,865

Supplemental disclosure of cash flow information
Interest paid	$2,811,619	$2,393,663	$2,115,667

Supplemental schedule of non-cash investing and financing activities
Acquisition of equipment under capital leases	$—	$237,132	$419,259

See accompanying notes.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements

December 31, 2005

1. The Company and Summary of Significant Accounting Policies

The Company

Heritage Golf Group West Coast, Inc. (the “Company”) is a corporation formed in the state of Delaware on January 6, 2000. The Company owns and operates one daily fee golf facility located in San Clemente, California, Talega Golf Club, and one private golf facility in Santa Clarita, California, Valencia Country Club.

The consolidated financial statements include the accounts of Heritage Golf Group West Coast, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

The Company was wholly-owned by Heritage Golf Group, LLC (the “Parent”). On October 16, 2006, the Parent sold all of the outstanding capital stock of the Company to CNL Income Partners LP for approximately $58,000,000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Summary of Significant Accounting Policies (continued)

Collectibility of Accounts Receivable

The Company evaluates the collectibility of its accounts receivables based on a combination of factors. The Company regularly analyzes its significant customer accounts, and, when it becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. If circumstances related to specific customer change, the Company’s estimates of the recoverability of receivables could be further adjusted or the related receivables could be written-off to the allowance as uncollectible.

Inventory

Inventory is stated at the lower of cost (determined on a weighted average basis) or market. Inventory consists principally of merchandise and food.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (generally three to thirty years) using the straight-line method.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset and such loss would be incurred based on the fair value of the impaired assets. The Company has identified no such impairment losses to date.

Income Taxes

The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes, which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company files a separate income tax return.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenue is generated from golf course operations (green fees, cart fees, driving range fees, food and beverage sales and pro shop sales), membership dues, and initiation fees. Revenues from golf operations are recognized at the time of sale or when the service is provided. Revenues from membership dues are billed monthly and recognized in the period earned.

The majority of initiation fees are not refundable until 30 years after the date of acceptance of a member, and are expected to cover the cost of providing services to the member over the course of the individual’s membership. Revenue related to initiation fees are recognized over the average expected life of an active membership. For initiation fees, the difference between the amount paid by the member and the present value of the refund obligation is deferred and recognized as membership fees and deposits revenue on a straight-line basis over the average expected life of an active membership, seven years. The present value of the refund obligation is recorded as a membership deposit liability in the consolidated balance sheet and accretes over the nonrefundable term using the effective interest method with an interest rate defined as our weighted average borrowing rate. The accretion is included in interest expense.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. To date there have been no differences between the Company’s net loss and its total comprehensive loss.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

2. Property and Equipment

Property and equipment consists of the following:

	December 31,
	2005	2004
Land	$23,568,536	$22,795,297
Computers and software	64,159	71,383
Equipment	1,589,412	1,786,484
Furniture and fixtures	949,229	888,319
Building and building improvements	10,194,469	10,182,268
Construction in process	143,743	133,307

	36,509,548	35,857,058
Less accumulated depreciation	(6,418,698)	(5,107,865)

	$30,090,850	$30,749,193

3. Commitments and Contingencies

The Company leases certain equipment under operating leases. Lease expense for the year ended December 31, 2005, 2004 and 2003 was $92,737, $96,944 and $86,644, respectively.

The Company leases certain equipment under capital lease obligations. Cost of assets under capital leases totaled $941,457 and $1,199,209 at December 31, 2005 and 2004, respectively.

Accumulated depreciation on assets under capital leases totaled $510,878 and $603,110 at December 31, 2005 and 2004, respectively. Amortization of assets recorded under capital leases is included with depreciation expense.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

3. Commitments and Contingencies (continued)

At December 31, 2005, future minimum lease payments for all capital leases with initial terms of one year or more are as follows:

2006	$236,304
2007	200,053
2008	119,217
2009	18,834

Total minimum lease payments	574,408
Amounts representing interest	(60,703)

Present value of net minimum lease payments	513,705
Less current portion of capital obligation	(199,511)

Long term capital lease obligations	$314,194

In 2004, the Parent entered into an agreement with a lender to provide membership initiation fee financing to new members who join the Company’s membership club. As part of this agreement, the Parent agreed to purchase any loan from the lender that is in default more than 90 days. As of December 31, 2005, new members have financed $3,237,013 of notes receivable with the lender. As of December 31, 2005, the Parent has not received any notices of default from the lender.

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

4. Debt

The following summarizes the Company’s long-term notes payable arrangements:

	2005	2004
Promissory note dated March 2003, interest accrues at a rate of LIBOR plus 4.0% with a minimum rate of 6.0% (8.29% at December 31, 2005). Principal is due and payable monthly beginning April 1, 2005, with all unpaid principal and accrued interest due on April 1, 2008. Promissory note paid in full October 2006.	$12,101,906	$12,250,000
Promissory note dated December 2004, interest accrues at a rate of Prime plus 1.25% (8.5% at December 31, 2005). Principal is due and payable monthly, with all unpaid principal and accrued interest due on December 1, 2009. Promissory note paid in full October 2006.	24,100,009	24,500,000

	36,201,915	36,750,000
Less current portion	478,419	448,955

	$35,723,496	$36,301,045

Heritage Golf Group West Coast, Inc.

Notes to Consolidated Financial Statements (continued)

5. Income Taxes

Significant components of the Company’s deferred tax assets at December 31, 2005 and 2004 are shown below. A valuation allowance of $2,971,000 and $2,324,000 has been recognized to offset the deferred tax assets as of December 31, 2005 and 2004 as realization of such assets is uncertain.

	December 31,
	2005	2004
Deferred income tax assets:
Net operating loss carryforwards	$2,913,000	$1,778,000
Deferred revenue	783,000	1,279,000
Other, net	56,000	54,000

Total deferred income tax assets	3,752,000	3,111,000
Deferred income tax liabilities
Depreciation/Amortization	(781,000)	(787,000)
Valuation allowance for deferred income tax assets	(2,971,000)	(2,324,000)

Total deferred income tax assets	$—	$—

At December 31, 2005, the Company’s had federal and state tax net operating loss carryforwards of approximately $7,141,000 and $7,188,000, respectively. The federal and state tax loss carryfowards will expire in 2023 and 2008, respectively, unless previously utilized.

Pursuant to Internal Revenue code Section 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

6. Related Party Receivable

At December 31, 2005, and 2004, respectively, the related party receivable is a receivable from the Parent and represents net proceeds from several refinancing transactions of the Company’s subsidiaries’ notes payable and net cash from operations after debt service from the Company’s two subsidiaries. The total of these funds were used to fund acquisitions and the operations of the Company’s Parent and its subsidiaries. The related party receivable does not earn interest, and accordingly no interest income has been recognized in the consolidated statement of operations for this related party receivable.

CONSOLIDATED FINANCIAL STATEMENTS

Booth Creek Ski Holdings, Inc.

Nine months ended July 28, 2006 and July 29, 2005 (unaudited)

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	July 28, 2006	October 28, 2005	July 29, 2005
ASSETS
Current assets:
Cash	$2,061	$79	$744
Accounts receivable, net of allowance of $63, $40 and $65, respectively	1,941	1,600	1,361
Inventories, net	1,620	2,382	1,334
Prepaid expenses and other current assets	794	4,915	755

Total current assets	6,416	8,976	4,194
Property and equipment, net	113,585	109,380	108,012
Real estate held for development and sale	7,513	7,053	7,147
Deferred financing costs, net of accumulated amortization of $1,112, $392, and $160, respectively	4,756	5,043	5,269
Timber rights and other assets	7,436	6,446	5,689
Goodwill	23,143	23,143	23,143

Total assets	$162,849	$160,041	$153,454

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Revolving credit facility in default as of October 27, 2006	$7,400	$11,500	$5,650
Long-term debt in default as of October 27, 2006	80,950	—	—
Current portion of long-term debt	2,341	2,031	1,947
Accounts payable and accrued liabilities	15,312	20,211	16,432
Unearned revenue and deposits – resort operations	5,976	15,150	9,662
Unearned revenue – real estate operations	3,236	—	—

Total current liabilities	115,215	48,892	33,691
Long-term debt	51,734	128,348	128,496
Other long-term liabilities	1,194	876	841
Commitments and contingencies
Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—
Additional paid-in capital	79,500	72,000	72,000
Accumulated deficit	(84,794)	(90,075)	(81,574)

Total shareholder’s deficit	(5,294)	(18,075)	(9,574)

Total liabilities and shareholder’s deficit	$162,849	$160,041	$153,454

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Revenue:
Resort operations	$110,667	$95,702
Real estate and other	1,572	133

Total revenue	112,239	95,835
Operating expenses:
Cost of sales - resort operations	66,036	57,105
Cost of sales - real estate and other	861	158
Depreciation and depletion expense	11,360	10,708
Selling, general and administrative expense	19,303	19,871

Total operating expenses	97,560	87,842

Operating income	14,679	7,993
Other income (expense):
Interest expense	(10,827)	(9,668)
Amortization of deferred financing costs	(720)	(2,423)
Loss on early retirement of debt	—	(889)
Gain on interest rate swap arrangement	955	—
Gain on disposals of property and equipment	1,155	29
Other income	39	13

Other income (expense), net	(9,398)	(12,938)

Net income (loss)	$5,281	$(4,945)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Cash flows from operating activities:
Net income (loss)	$5,281	$(4,945)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion expense	11,360	10,708
Noncash cost of real estate sales	639	—
Amortization of deferred financing costs	720	2,423
Loss on early retirement of debt	—	889
Gain on interest rate swap arrangement	(955)	—
Gain on disposals of property and equipment	(1,155)	(29)
Changes in operating assets and liabilities:
Accounts receivable	(341)	590
Inventories	762	1,021
Prepaid expenses and other current assets	4,121	795
Accounts payable and accrued liabilities	(4,899)	(1,618)
Unearned revenue and deposits – resort operations	(9,174)	(4,940)
Unearned revenue – real estate operations	3,236	—
Other long-term liabilities	318	(33)

Net cash provided by operating activities	9,913	4,861
Cash flows from investing activities:
Capital expenditures for property and equipment	(14,087)	(6,056)
Proceeds from disposals of property and equipment	1,529	—
Capital expenditures for real estate held for development and sale	(1,099)	(1,058)
Other assets	(100)	56

Net cash used in investing activities	(13,757)	(7,058)
Cash flows from financing activities:
Borrowings under revolving credit facilities	37,200	46,800
Repayments under revolving credit facilities	(41,300)	(58,400)
Proceeds on long-term debt	5,000	127,500
Principal payments of long-term debt	(2,141)	(107,734)
Deferred financing costs	(433)	(6,071)
Capital contributions	7,500	—

Net cash provided by financing activities	5,826	2,095

Increase (decrease) in cash	1,982	(102)
Cash at beginning of period	79	846

Cash at end of period	$2,061	$744

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows (continued)

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Noncash investing and financing transactions:
Property and equipment acquired through capital leases	$1,787	$3,048

Interim financing arrangements for lift projects	$—	$5,420

Derecognition of interim financing arrangements upon origination of permanent operating lease arrangements for lift projects	$—	$(7,109)

See accompanying notes

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

July 28, 2006

1.	General

The accompanying consolidated financial statements as of July 28, 2006 and July 29, 2005 and for the nine month periods then ended are unaudited, but include all adjustments (consisting only of normal and recurring adjustments) which, in the opinion of management of Booth Creek Ski Holdings, Inc. (the “Company”), are considered necessary for a fair presentation of the Company’s financial position at July 28, 2006 and July 29, 2005, and its operating results and cash flows for the nine month periods then ended. Due to the highly seasonal nature of the Company’s business, the results for the interim periods are not indicative of results for the entire year. The unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and accompanying notes as of October 28, 2005 and October 29, 2004 and for each of the three years in the period ended October 28, 2005.

The Company is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

2.	Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Revenue:
Resort operations	$110,667	$95,702
Real estate and other	1,572	133

	$112,239	$95,835

Depreciation, depletion and noncash cost of real estate sales:
Resort operations	$11,295	$10,651
Real estate and other	704	57

	$11,999	$10,708

Selling, general and administrative expense:
Resort operations	$18,398	$18,337
Real estate and other	905	1,534

	$19,303	$19,871

Operating income (loss):
Resort operations	$14,938	$9,609
Real estate and other	(259)	(1,616)

	$14,679	$7,993

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

2.	Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net income (loss) is as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Operating income for reportable segments	$14,679	$7,993
Interest expense	(10,827)	(9,668)
Amortization of deferred financing costs	(720)	(2,423)
Loss on early retirement of debt	—	(889)
Gain on interest rate swap agreement	955	—
Gain on disposals of property and equipment	1,155	29
Other income	39	13

Net income (loss)	$5,281	$(4,945)

Capital expenditures by segment and segment assets were as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Capital expenditures:
Resort operations	$14,087	$6,056
Real estate and other	1,099	1,058

	$15,186	$7,114

	July 28, 2006	July 29, 2005
	(In thousands)
Segment assets:
Resort operations	$139,873	$133,591
Real estate and other	10,974	10,790
Corporate and other nonidentifiable assets	12,002	9,073

	$162,849	$153,454

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

3.	Changes in Capitalization

During the first part of the 2005/06 ski season, the Company experienced certain adverse weather conditions at its resorts, including heavy rains and flooding at its Lake Tahoe resorts over the Christmas/New Year’s holiday period and rain and high winds at its New Hampshire resorts during the Martin Luther King weekend. These weather conditions during key holiday periods negatively impacted the Company’s operating results for the first fiscal quarter of 2006. As a result, the Company did not achieve the minimum EBITDA requirement under the First Lien Credit Agreement (the “Credit Agreement”) and Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement. The Company was in compliance with the terms, conditions and covenants under the Credit Agreement and Note Purchase Agreement for the second and third fiscal quarters of 2006.

On July 5, 2006, the Company borrowed $5,000,000 under the Credit Agreement pursuant to the terms of a delayed draw feature (the “CapEx A Term Loan”). The proceeds of the CapEx A Term Loan, together with capital contributions of Parent of $4,000,000 and $1,000,000 made on July 14, 2006 and August 18, 2006, respectively, will be utilized by the Company to fund certain expansion capital projects at Northstar-at-Tahoe (“Northstar”).

4.	Subsequent Events

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, together with LMRC, “Seller”), wholly–owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The first phase of the sale of the property under the Centex Agreement was consummated on October 3, 2005. Purchaser and Seller also entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which, among other things, provided for certain obligations of Seller to construct certain ski infrastructure on South Mountain (the “South Mountain Expansion”).

In anticipation of the sale of the second phase (“Second Phase”) property at Loon Mountain, Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the term facility under the Credit Agreement in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

4.	Subsequent Events (continued)

August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company determined that it will not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company determined that it will satisfy the minimum EBITDA covenant for such period under the Note Purchase Agreement. However, in the event amounts due under the Credit Agreement are called by the lenders, the amounts due under the Note Purchase Agreement would also become callable by the lenders under cross default provisions in the Note Purchase Agreement. The Credit Agreement permits the Company to cure a breach of the minimum EBITDA covenant for this period through a capital contribution from its Parent in an amount sufficient to alleviate the EBITDA shortfall. Alternatively, the Company could potentially pursue another form of cure or waiver of the covenant breach from the lenders under the Credit Agreement. The Company is presently evaluating its options in this regard. However, no assurances can be given with respect to the outcome of this matter. In light of the uncertainty regarding the resolution of the potential minimum EBITDA covenant violation, the Company has classified amounts outstanding under the Credit Agreement as current liabilities labeled as “in default as of October 27, 2006” in the accompanying consolidated balance sheet as of July 28, 2006.

As discussed below, the Company’s Parent is pursuing a strategic transaction which, if consummated, would result in the extinguishment of all amounts outstanding under the Credit Agreement and Note Purchase Agreement.

Pending Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (the “SPA”) with Booth Creek Resort Properties LLC (“BCRP”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that BCRP would acquire the stock of the Company and the stock and membership interests of certain other entities owned by Parent. Parent will retain its interest in Trimont Land Holdings, Inc. (“TLH”) and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, and (iv) reimbursement to Parent of the EBITDA losses of the divested entities and certain interest costs for the period from October 28, 2006 to closing. In connection with the closing under the SPA, a portion of the proceeds of the sale will be used to retire all amounts outstanding under the Credit Agreement and Note Purchase Agreement, as well as to retire certain capital lease obligations and operating lease commitments.

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

4.	Subsequent Events (continued)

Concurrently with the execution of the SPA, BCRP, certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement (the “APA”) for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. CNL has also committed to provide loans in the aggregate amount of $12,000,000 secured by certain other assets BCRP will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

In connection with CNL’s purchase of the Acquired Properties from BCRP, it is anticipated that CNL will lease such resort operating assets on a long-term, triple net basis to tenant subsidiaries of BCRP and the Company. Also as part of the transactions described above, CNL has committed to (i) provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28,700,000 and (ii) to take assignment of TLH’s obligation to acquire certain commercial real estate at Northstar, and to lease such real estate to an affiliate of the Company on a long-term triple net basis.

The parties to the SPA and APA presently expect to consummate the transactions described above on or prior to December 20, 2006. However, all of these transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be consummated.

CONSOLIDATED FINANCIAL STATEMENTS

Booth Creek Ski Holdings, Inc.

Years ended October 28, 2005, October 29, 2004 and October 31, 2003

With Report of Independent Auditors

Report of Independent Auditors

The Board of Directors and Shareholder of Booth Creek Ski Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Booth Creek Ski Holdings, Inc. as of October 28, 2005 and October 29, 2004, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for each of the three years in the period ended October 28, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Booth Creek Ski Holdings, Inc. at October 28, 2005 and October 29, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 28, 2005 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Sacramento, California

December 22, 2005,

except for the first paragraph of Note 11 as to which the date is May 10, 2006,

the second paragraph of Note 11 as to which the date is August 18, 2006,

the third paragraph of Note 11 as to which the date is August 25, 2006,

the fourth paragraph of Note 11 as to which the date is October 27, 2006,

and the remaining four paragraphs of Note 11 as to which the date is December 1, 2006

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 28, 2005	October 29, 2004
Assets
Current assets:
Cash	$79	$846
Accounts receivable, net of allowance of $40 and $39, respectively	1,600	1,951
Inventories	2,382	2,355
Prepaid expenses and other current assets	4,915	1,550

Total current assets	8,976	6,702
Property and equipment, net	109,380	111,219
Real estate held for development and sale	7,053	6,089
Deferred financing costs, net of accumulated amortization of $392 and $6,430, respectively	5,043	2,510
Timber rights and other assets	6,446	5,802
Goodwill	23,143	23,143

Total assets	$160,041	$155,465

Liabilities and shareholder’s deficit
Current liabilities:
Revolving credit facilities	$11,500	$17,250
Current portion of long-term debt	2,031	28,233
Accounts payable and accrued liabilities	20,211	18,050
Unearned revenue and deposits – resort operations	15,150	14,602

Total current liabilities	48,892	78,135
Long-term debt	128,348	81,085
Other long-term liabilities	876	874
Commitments and contingencies
Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	72,000	72,000
Accumulated deficit	(90,075)	(76,629)

Total shareholder’s deficit	(18,075)	(4,629)

Total liabilities and shareholder’s deficit	$160,041	$155,465

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
Revenue:
Resort operations	$99,445	$105,377	$104,963
Real estate and other (including revenues from related parties of $5,610 and $646 for the years ended October 29, 2004 and October 31, 2003, respectively)	7,522	10,033	10,084

Total revenue	106,967	115,410	115,047

Operating expenses:
Cost of sales - resort operations	63,571	63,977	63,969
Cost of sales - real estate and other	2,039	2,861	5,444
Depreciation and depletion	14,502	13,944	15,766
Selling, general and administrative expense	24,878	23,191	22,063

Total operating expenses	104,990	103,973	107,242

Operating income	1,977	11,437	7,805
Other income (expense):
Interest expense	(12,779)	(12,071)	(12,492)
Amortization of deferred financing costs	(2,655)	(1,195)	(1,140)
Gain (loss) on early retirement of debt	(889)	—	506
Gain on interest rate swap arrangement	779	—	—
Other income (expense)	121	(2)	(40)

Other income (expense), net	(15,423)	(13,268)	(13,166)

Net loss	$(13,446)	$(1,831)	$(5,361)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Shareholder’s Equity (Deficit)

(In thousands, except shares)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance at November 1, 2002	1,000	$—	$72,000	$(69,437)	$2,563
Net loss	—	—	—	(5,361)	(5,361)

Balance at October 31, 2003	1,000	—	72,000	(74,798)	(2,798)
Net loss	—	—	—	(1,831)	(1,831)

Balance at October 29, 2004	1,000	—	72,000	(76,629)	(4,629)
Net loss	—	—	—	(13,446)	(13,446)

Balance at October 28, 2005	1,000	$—	$72,000	$(90,075)	$(18,075)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
Cash flows from operating activities:
Net loss	$(13,446)	$(1,831)	$(5,361)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	14,502	13,944	15,766
Asset impairment charge	—	—	350
Noncash cost of real estate sales	1,187	2,292	4,484
Amortization of deferred financing costs	2,655	1,195	1,140
(Gain) loss on early retirement of debt	889	—	(506)
Gain on interest rate swap arrangement	(779)	—	—
Changes in operating assets and liabilities:
Accounts receivable	351	(124)	137
Insurance proceeds receivable	—	—	800
Inventories	(27)	(170)	(92)
Prepaid expenses and other current assets	(3,365)	(268)	143
Accounts payable and accrued liabilities	1,964	4,037	(2,669)
Unearned revenue and deposits – resort operations	548	(137)	(493)
Unearned deposits from related party – real estate operations	—	(5,610)	—
Other long-term liabilities	2	133	(15)

Net cash provided by operating activities	4,481	13,461	13,684
Cash flows from investing activities:
Capital expenditures for property and equipment	(11,151)	(11,013)	(6,445)
Capital expenditures for real estate held for development and sale	(1,754)	(1,754)	(2,745)
Other assets	(40)	(357)	403

Net cash used in investing activities	(12,945)	(13,124)	(8,787)
Cash flows from financing activities:
Borrowings under revolving credit facilities	60,650	38,045	60,595
Repayments under revolving credit facilities	(66,400)	(38,545)	(44,090)
Proceeds of long-term debt	127,500	7,000	—
Principal payments of long-term debt	(107,976)	(5,864)	(21,071)
Deferred financing costs	(6,077)	(936)	(186)

Net cash provided by (used in) financing activities	7,697	(300)	(4,752)

Increase (decrease) in cash	(767)	37	145
Cash at beginning of year	846	809	664

Cash at end of year	$79	$846	$809

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements

October 28, 2005

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies

Booth Creek Ski Holdings, Inc. (“Booth Creek”) was organized on October 8, 1996 in the State of Delaware for the purpose of acquiring and operating various ski resorts, including Northstar-at-Tahoe (“Northstar”), Sierra-at-Tahoe (“Sierra”), Waterville Valley, Mt. Cranmore, Loon Mountain and the Summit at Snoqualmie (the “Summit”). Booth Creek also conducts certain real estate development activities, primarily at Northstar and Loon Mountain.

The consolidated financial statements include the accounts of Booth Creek and its subsidiaries (collectively referred to as the “Company”), all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

Booth Creek is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

Reporting Periods

The Company’s fiscal year ends on the Friday closest to October 31 of each year. Fiscal 2005, 2004 and 2003 were 52 week years.

Business and Principal Markets

Northstar is a year-round destination resort including ski and golf facilities. Sierra is a regional ski area which attracts both day and destination skiers. Both Northstar and Sierra are located near Lake Tahoe, California. Waterville Valley, Mt. Cranmore and Loon Mountain are regional ski resorts attracting both day and destination skiers, and are located in New Hampshire. The Summit is located in Northwest Washington and is a day ski resort.

Operations are highly seasonal at all locations with the majority of revenues realized during the ski season from late November through early April. The length of the ski season and the profitability of operations are significantly impacted by weather conditions. Although Northstar, Waterville Valley, Mt. Cranmore and Loon Mountain have snowmaking capacity to mitigate some of the effects of adverse weather conditions, abnormally warm weather, lack of adequate snowfall or other adverse weather conditions can materially affect revenues. Sierra and the Summit lack significant snowmaking capabilities but generally experience higher annual snowfall.

Other operational risks and uncertainties that face the Company include competitive pressures affecting the number of skier visits and ticket prices; the success of marketing efforts to maintain and increase skier visits; the possibility of equipment failure; and continued availability and cost of water supplies and energy sources for snowmaking and other operations.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. The components of inventories are as follows:

	October 28, 2005	October 29, 2004
	(In thousands)
Retail products	$1,929	$1,776
Supplies	285	375
Food and beverage	168	204

	$2,382	$2,355

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method based upon the estimated service lives or capital lease terms, which are as follows:

Land improvements	20 years
Buildings and improvements	20 years
Lift equipment	15 years
Other machinery and equipment	3 to 15 years

Amortization of assets recorded under capital leases is included in depreciation expense.

Real Estate Activities

The Company capitalizes as real estate held for development and sale the original acquisition cost, direct construction and development costs, and other related costs. Property taxes, insurance and interest incurred on costs related to real estate under development are capitalized during periods in which activities necessary to prepare the property for its intended use are in progress. Land costs and other common costs incurred prior to construction are allocated to each land parcel benefited. Construction-related costs are allocated to individual units in each development phase using the relative sales value method. Selling expenses are charged against income in the period incurred. Interest capitalized on real estate development projects for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 was $116,000, $18,000 and $135,000, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Real Estate Activities (continued)

Sales and profits on real estate sales are recognized using the full accrual method at the point that the Company’s receivables from land sales are deemed collectible and the Company has no significant remaining obligations for construction or development, which typically occurs upon transfer of title. If such conditions are not met, the recognition of all or part of the sales and profit is postponed. The Company thoroughly evaluates the contractual agreements and underlying facts and circumstances relating to its real estate transactions, including the involvement of related parties, to determine the appropriate revenue recognition treatment of such transactions in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” and related pronouncements.

Long-Lived Assets

The Company evaluates potential impairment of its long-lived assets, including property and equipment and real estate held for development and sale, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Pursuant to SFAS No. 144, the Company periodically evaluates whether there are facts and circumstances that indicate potential impairment of its long-lived assets. If impairment indicators are present, the Company reviews the carrying value of its long-lived assets for recoverability. If the carrying amount of a long-lived asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. During the year ended October 31, 2003, the Company recognized a noncash impairment charge of $350,000 for certain capitalized planning and design costs that were impaired. The $350,000 asset impairment charge is included in cost of sales - resort operations in the accompanying statement of operations for the year ended October 31, 2003. As of October 28, 2005 and October 29, 2004, the Company believes that there has not been any impairment of its long-lived assets.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Goodwill

Pursuant to the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company performs annual impairment tests for recorded goodwill. Based on the Company’s annual impairment tests, the Company did not identify any impairment of goodwill as of October 28, 2005 and October 29, 2004.

Fair Value of Financial Instruments

The fair value of amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement (Note 4) approximate book value, as the interest rate on such debt generally varies with changes in market interest rates.

Revenue Recognition – Resort Operations

Revenues from resort operations are generated from a wide variety of sources, including lift ticket sales, snow school lessons, equipment rentals, retail product sales, food and beverage operations, lodging and property management services and other recreational activities, and are recognized as services are provided and products are sold, and collectibility is assured. Sales of season passes are initially deferred in unearned revenue and recognized ratably over the expected ski season.

Contingencies and Related Accrual Estimates

The Company’s operations are affected by various contingencies, including commercial litigation, personal injury claims relating principally to snow sports activities, self-insured workers’ compensation matters and self-insured employee health and welfare arrangements. The Company performs periodic evaluations of these contingencies, and based on information provided by third-party claims administrators and other pertinent information, provides accruals for its best estimate of the eventual outcome of these matters in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” These estimated liabilities are reviewed and appropriately adjusted as the facts and circumstances related to these contingencies change.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Amortization

Deferred financing costs are being amortized over the estimated lives of the related obligations using the effective interest method.

Advertising Costs

The production cost of advertisements is expensed when the advertisement is initially released. The cost of professional services for advertisements, sales campaigns and promotions is expensed when the services are rendered. The cost of brochures and other winter marketing collateral is expensed over the ski season. Advertising expenses for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 were $3,009,000, $3,501,000 and $3,737,000, respectively.

Income Taxes

Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company is included in the federal and state tax returns of Parent. The provision for federal and state income tax is computed as if the Company filed separate consolidated income tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements for prior years to conform to the presentation for the year ended October 28, 2005.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

2.	Property and Equipment

Property and equipment consist of the following:

	October 28, 2005	October 29, 2004
	(In thousands)
Land and improvements	$35,396	$32,699
Buildings and improvements	51,903	50,866
Lift equipment	46,050	45,464
Other machinery and equipment	66,092	61,761
Construction in progress	17,527	18,216

	216,968	209,006
Less accumulated depreciation and amortization	107,588	97,787

	$109,380	$111,219

3.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	October 28, 2005	October 29, 2004
	(In thousands)
Accounts payable	$8,996	$7,226
Accrued compensation and benefits	3,952	3,279
Taxes other than income taxes	722	966
Interest	664	1,514
Other	5,877	5,065

	$20,211	$18,050

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements

Long-Term Debt

Long-term debt consists of the following, which are described herein:

	October 28, 2005	October 29, 2004
	(In thousands)
First Lien Term Facility	$77,306	$—
Second Lien Term Facility	50,000	—
Capital leases and other debt	3,073	4,143
Term Facility	—	25,000
Senior Notes	—	80,175

Total long-term debt	130,379	109,318
Less current portion	2,031	28,233

Long-term debt	$128,348	$81,085

2005 Refinancing

On June 2, 2005, the Company entered into (i) a $107,500,000 First Lien Credit Agreement (the “Credit Agreement”) with certain lenders and General Electric Capital Corporation, as administrative agent and collateral agent, and (ii) a $50,000,000 Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) with certain lenders and the Bank of New York, as administrative agent and collateral agent.

The Credit Agreement provides for (a) a $20,000,000 revolving credit facility (the “Revolving Facility”), (b) a $77,500,000 term loan facility (the “First Lien Term Facility”), (c) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Northstar, which commitment is available to the Company between the closing date and December 31, 2006, and (d) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Loon Mountain, which commitment is available to the Company between March 1, 2007 and December 31, 2007. Advances under the delayed draw term loans are each subject to certain conditions precedent. Subject to the terms of the Credit Agreement, the Company may, from time to time, borrow, repay and reborrow under the Revolving Facility. The Credit Agreement requires that the Company not have any borrowings under the Revolving Facility for a period of 30 consecutive days during the period from January 1 to April 30 of each year. The Credit Agreement permits the issuance of letters of credit in an amount not to exceed $5,000,000. The balance of outstanding letters of credit reduces the available borrowing capacity under the Revolving Facility. The First Lien Term Facility and the delayed draw term

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

2005 Refinancing (continued)

loans require principal payments of 1% per annum of the original balance of such loans, payable quarterly in arrears on the last day of each of January, April, July and October, commencing on July 31, 2005. Borrowings under the Credit Agreement are also subject to certain mandatory prepayment provisions relating to (x) certain specified real estate sales, (y) certain asset sales and casualty proceeds and (z) cumulative resort free cash flow (as defined in the Credit Agreement). The final maturity date of the Credit Agreement is May 31, 2011. Borrowings under the Credit Agreement bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Credit Agreement, the applicable margin is equal to 4.5% per annum for Eurodollar rate loans and 3.5% per annum for alternative base rate loans. Borrowings outstanding under the Revolving Facility and First Lien Term Facility as of October 28, 2005 bore interest at weighted average annual rates of 8.87% and 8.63%, respectively, pursuant to elections under both the Eurodollar and alternative base rate options.

The indebtedness of the Company under the Credit Agreement is guaranteed by all of its subsidiaries, except for a newly formed subsidiary of the Company (“Northstar Village Sub”) which is permitted to undertake the acquisition and operation of certain commercial space in the new village at Northstar. Booth Creek’s and the guarantors’ obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Company and such guarantors.

The Note Purchase Agreement provides for a $50,000,000 second lien term facility (the “Second Lien Term Facility”), which matures on May 31, 2012. There are no scheduled principal payments under the Second Lien Term Facility. Borrowings under the Note Purchase Agreement bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Note Purchase Agreement, the applicable margin is equal to 8.5% per annum for Eurodollar rate loans and 7.5% per annum for alternative base rate loans. The Note Purchase Agreement also permits the Company to pay up to 50% of the accrued interest under the Second Lien Term Facility in kind during the period from the closing date through the three year and six month anniversary of the closing date. In such case, the applicable margin is equal to 14% per annum for Eurodollar rate loans and 13% per annum for alternative base rate loans. Borrowings outstanding under the Second Lien Term Facility as of October 28, 2005 bore interest at 12.62% pursuant to an election under the Eurodollar option.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

2005 Refinancing (continued)

The indebtedness of the Company under the Note Purchase Agreement is guaranteed by all of its subsidiaries, except for Northstar Village Sub. The Company’s and the guarantors’ obligations under the Note Purchase Agreement are secured by a second-priority security interest in substantially all of the assets of the Company and such guarantors. Collateral matters between the lenders under the Credit Agreement and the lenders under the Note Purchase Agreement are governed by an intercreditor agreement.

The Credit Agreement and Note Purchase Agreement contain affirmative and negative covenants customary for such types of facilities, including maintaining a minimum level of EBITDA; maintaining a minimum level of asset value; limitations on indebtedness, capital expenditures, investments and spending on real estate projects; limitations on dividends and other distributions; and other restrictive covenants pertaining to the operation and management of the Company and its subsidiaries. The agreements also contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; breach of representations or warranties in any material respect when made; breach of covenants; cross default and cross acceleration of other indebtedness; dissolution, insolvency and bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of the guarantees, security documents or intercreditor agreement; changes in control; and loss of material licenses, approvals or permits. The Company was in compliance with the covenants and other terms and conditions under the Credit Agreement and Note Purchase Agreement as of October 28, 2005.

Borrowings of $77,500,000 and $50,000,000 under the First Lien Term Facility and Second Lien Term Facility, together with closing date advances of $500,000 under the Revolving Facility, were utilized (i) to retire outstanding principal of $16,000,000 in revolver borrowings under the Company’s Amended and Restated Credit Agreement dated March 15, 2002 (the “Senior Credit Facility”), (ii) to retire outstanding principal of $23,750,000 in term borrowings (the “Term Facility”) under the Senior Credit Facility, (iii) to pay accrued interest, fees and expenses of $400,000 under the Senior credit Facility, (iv) to retire outstanding principal of $80,175,000 under the Company’s 12.5% senior notes due March 15, 2007 (the “Senior Notes”), together with accrued interest of $2,171,000, (v) to pay fees and expenses associated with the refinancing transaction, and (vi) for other general corporate purposes. In connection with the retirement of the Senior Notes, the Company recognized a loss on early retirement of debt of $889,000 due principally to the write-off of unamortized deferred financing costs.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

Capital Leases and Other Debt

During the year ended October 29, 2004, the Company entered into purchase commitments for the construction of detachable quad chairlifts at Northstar and Loon Mountain for a total cost of $7,109,000. The Company also obtained a commitment to finance the lifts under operating lease arrangements. During the years ended October 28, 2005 and October 29, 2004, lift construction progress payments of $5,420,000 and $1,689,000, respectively, were funded by the leasing company pursuant to interim financing arrangements entered into in contemplation of the intended operating lease financing. Under generally accepted accounting principles, the interim fundings were initially reflected as a component of property and equipment and current portion of long-term debt in the Company’s consolidated balance sheets. In December 2004, the capital expenditures and debt associated with the interim fundings were removed from the Company’s consolidated balance sheet in conjunction with the origination of the permanent operating lease financing transactions for the two lifts.

Other debt of $3,073,000 and $4,143,000 at October 28, 2005 and October 29, 2004, respectively, consists of various capital lease obligations, notes payable and amounts owed under interim financing arrangements for the lift projects at Northstar and Loon Mountain.

For the years ended October 28, 2005, October 29, 2004 and October 31, 2003, the Company entered into long-term debt and capital lease obligations of $3,226,000, $3,371,000 and $890,000, respectively, for the purchase of equipment.

During the years ended October 28, 2005, October 29, 2004 and October 31, 2003, the Company paid cash for interest costs of $13,629,000, $11,912,000 and $12,784,000, respectively, net of amounts capitalized of $379,000, $18,000 and $135,000, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

Capital Leases and Other Debt (continued)

As of October 28, 2005, the maturities of long-term debt were as follows:

Year ending October	(In thousands)
2006	$2,031
2007	1,872
2008	1,495
2009	775
2010	775
Thereafter	123,431

Total long-term debt	130,379
Less current portion	2,031

Long-term debt	$128,348

Interest Rate Swap Arrangement

On September 2, 2005, the Company entered into an interest rate swap arrangement with a bank. Pursuant to the arrangement, the Company will receive payments at the rate of three month LIBOR in exchange for the obligation to pay a fixed rate of interest at 4.43%. The notional principal amount for the interest rate swap arrangement is $65,000,000 through the term of the arrangement, which expires on October 31, 2009. The interest rate swap arrangement is designed to partially limit the Company’s exposure to the effects of rising interest rates with respect to borrowings outstanding under the First Lien Term Facility and Second Lien Term Facility. This arrangement is accounted for at fair value, with fluctuations recorded through the statement of operations. As of October 28, 2005, the fair value of the arrangement was $779,000, which has been reflected as a component of other assets and gain on interest rate swap arrangement in the accompanying consolidated financial statements.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5.	Commitments and Contingencies

Lease Commitments

The Company leases certain machinery, equipment and facilities under operating leases. Aggregate future minimum lease payments as of October 28, 2005 were as follows:

Year ending October	(In thousands)
2006	$2,159
2007	1,792
2008	1,639
2009	1,592
2010	1,586
Thereafter	2,956

$11,724

Total rent expense for all operating leases amounted to $2,770,000, $1,795,000 and $1,669,000 for the years ended October 28, 2005, October 29, 2004 and October 31, 2003, respectively.

The Company leases certain machinery and equipment under capital leases. Aggregate future minimum lease payments as of October 28, 2005 for the years ending October 2006, October 2007 and October 2008 were $1,414,000, $1,181,000 and $740,000, respectively. The cost of equipment recorded under capital leases at October 28, 2005 and October 29, 2004 was $4,375,000 and $4,949,000, respectively, and the related accumulated depreciation at such dates was $1,548,000 and $2,852,000, respectively.

In addition, the Company leases property from the United States Forest Service under Term Special Use Permits for all or certain portions of the operations of Sierra, Waterville Valley, Loon Mountain and the Summit. These leases are effective through 2039, 2034, 2042 and 2032, respectively. Lease payments are based on a percentage of revenues, and were $1,001,000, $1,117,000 and $1,053,000 for the years ended October 28, 2005, October 29, 2004 and October 31, 2003, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5.	Commitments and Contingencies (continued)

Other Commitments

Firm commitments for future capital expenditures, which include commitments resulting from firm purchase orders, contracts and other formal agreements, totaled approximately $14,900,000 at October 28, 2005.

In connection with certain single family real estate development projects at Northstar and certain other aspects of its operations, the Company has arranged for surety bonds from third-party surety bonding companies or letters of credit from financial institutions. The aggregate amount of surety bonds and letters of credit in place at October 28, 2005 were $1,343,000 and $184,000, respectively. Under the terms of the Credit Agreement, the letters of credit in the amount of $184,000 reduce the Company’s borrowing capacity under the Revolving Facility.

Litigation

The nature of the ski industry includes the risk of skier injuries. Generally, the Company has insurance to cover potential claims; in some cases the amounts of the claims may be substantial. The Company is also involved in a number of other claims arising from its operations.

Management, in consultation with legal counsel, believes resolution of these claims will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Pledge of Stock

As of October 28, 2005, the stock of the Company was pledged to secure approximately $148,700,000 of indebtedness of Parent.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

6.	Income Taxes

The difference between the statutory federal income tax rate and the effective tax rate is attributable to the following:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Tax benefit computed at federal statutory rate of 35% of pre-tax loss	$4,706	$641	$1,876
Net change in valuation allowance	(6,027)	(606)	(2,090)
Other, net	1,321	(35)	214

	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	October 28, 2005	October 29, 2004
	(In thousands)
Deferred tax assets:
Accruals	$1,014	$1,067
Alternative minimum tax credit carryforwards	352	352
Net operating loss carryforwards	47,556	43,361

Total deferred tax assets	48,922	44,780
Deferred tax liabilities:
Property and equipment	(14,450)	(16,919)
Goodwill	(2,264)	(1,680)

Total deferred tax liabilities	(16,714)	(18,599)

Net deferred tax assets	32,208	26,181
Valuation allowance	(32,208)	(26,181)

Net deferred tax assets reflected in the accompanying consolidated balance sheets	$—	$—

At October 28, 2005, the Company has net operating loss carryforwards of approximately $130,000,000 for federal income tax reporting purposes, which expire between 2012 and 2025.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions

Sale of South Mountain Real Estate at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, and together with LMRC, “Seller”), wholly-owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The Property consists of approximately 338 acres of land and related development rights, which is anticipated to be sold in two phases.

The first phase (“First Phase”) consists of approximately 48 acres of land and related development rights, which are intended to be developed into a minimum of 65 single-family lots and associated subdivision improvements. The second phase (“Second Phase”) consists of approximately 290 acres of land and related development rights, which are intended to be developed into approximately 835 multi-family units and/or single-family lots, 45,000 square feet of commercial and retail space, certain community amenities serving the First Phase and Second Phase and associated subdivision improvements.

On October 3, 2005, Purchaser and Seller consummated the sale of the First Phase property. In connection therewith, the Company recognized real estate revenues of $7,047,000, which consisted of (i) the non-refundable cash purchase price for the First Phase of $6,741,000, and (ii) other consideration in the amount of $306,000 representing Purchaser’s obligation to reimburse LMRC for certain future expenditures. The Company also recognized cost of sales of $1,408,000, which consisted of existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

The purchase price for the Second Phase is $21,259,000 plus interest at a rate of 8% per annum from July 15, 2005 to the date of the Second Phase closing, less brokers’ commissions of $1,025,000 to be paid by Seller and other typical closing costs. The closing for the Second Phase, which is expected to occur on or before July 15, 2006, is subject to various closing conditions, including (i) approval of a planned phased development consistent with the intended use of the Second Phase, (ii) receipt of state and local site specific permits and approvals for at least 250 multi-family and/or single-family housing units, (iii) receipt of utility “will serve” letters for the Second Phase, (iv) the delivery by Seller of security in form and substance reasonably satisfactory to Purchaser which guarantees or otherwise provides reasonable assurance of the completion of the South Mountain Expansion as described below, and (v) other customary closing conditions.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of South Mountain Real Estate at Loon Mountain (continued)

Purchaser and Seller have entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which addresses various aspects of the mutual development of the Property and the Loon Mountain Ski Area and associated operational matters. A key aspect of the Operating Agreement is the requirement of Seller, conditioned upon the closing of the Second Phase and certain other matters, to construct and install, on or before certain specified dates commencing in 2007, certain ski lifts, trails and related snowmaking infrastructure on South Mountain (the “South Mountain Expansion”), which is adjacent to the existing Loon Mountain Ski Area and the Property. The preliminary estimate of the capital expenditures associated with such improvements is approximately $10,000,000, a meaningful portion of which the Company may intend to finance under delayed draw term loan commitments under the Credit Agreement.

See Note 11 herein for a discussion of the status of the sale of the Second Phase and certain amendments to the Centex Agreement and Operating Agreement during 2006.

Sale of Non-strategic Development Parcels at Loon Mountain

During the years ended October 28, 2005 and October 29, 2004, the Company sold certain non-strategic development parcels and single family lots at Loon Mountain in several transactions for aggregate cash sales prices of $85,000 and $1,436,000, respectively, which have been reflected as real estate revenues for such periods.

Sale of Unit 7A Single Family Lots

In March 2003, Trimont Land Company (“TLC”), the owner and operator of Northstar and a wholly-owned subsidiary of the Company, launched the sale of the Unit 7A subdivision at Northstar, which consists of 15 ski-in/ski-out single family lots. As of October 31, 2003, TLC closed escrow on 12 of the lots and recognized real estate revenues of $9,184,000 during the year ended October 31, 2003. TLC closed escrow on the three remaining lots in December 2003 for an aggregate sales price of $2,798,000, which is reflected as real estate revenues in the year ended October 29, 2004.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party

On September 22, 2000, TLC and Trimont Land Holdings, Inc. (“TLH”), a wholly-owned subsidiary of Parent and affiliate of the Company, entered into an Agreement for Purchase and Sale of Real Property (the “Northstar Real Estate Agreement”) pursuant to which TLC agreed to sell to TLH certain development real estate consisting of approximately 550 acres of land located at Northstar (the “Development Real Estate”) for a total purchase price of $27,600,000, of which 85% was payable in cash and 15% was payable in the form of convertible secured subordinated promissory notes. The purchase price was based on an appraisal obtained from an independent third party appraiser. Concurrently therewith, TLC and TLH consummated the sale of the initial land parcels contemplated by the Northstar Real Estate Agreement, and TLC transferred the bulk of the Development Real Estate to TLH for a total purchase price of $21,000,000, of which $17,850,000, or 85%, was paid in cash and $3,150,000, or 15%, was paid in the form of a convertible secured subordinated promissory note (the “Convertible Secured Note”).

In connection with the execution of the Northstar Real Estate Agreement, TLH and an unrelated third party entered into a joint venture agreement (the “East West Joint Venture”) providing for the development of the property purchased by TLH and subsequently transferred to the East West Joint Venture.

In accordance with accounting principles generally accepted in the United States for real estate transactions, during 2000 the Company recorded revenues for the sale of the initial land parcels to the extent of cash received by TLC. The Company obtained an opinion from an independent firm qualified and experienced in the subject matter of the transaction that the terms of the sale of Development Real Estate were fair and reasonable to the Company and TLC and at least as favorable as the terms which could have been obtained in a comparable transaction made on an arms-length basis between unaffiliated parties.

During the year ended November 1, 2002, TLH paid $5,610,000 to TLC, which represented the cash portion of the $6,600,000 purchase price for the remaining Development Real Estate subject to the Northstar Real Estate Agreement. The $5,610,000 payment had been deferred as a deposit liability as of October 31, 2003 pending the consummation of the sale of the remaining Development Real Estate under the Northstar Real Estate Agreement. In December 2003, TLC completed the subdivision of the remaining Development Real Estate and transferred such real estate to TLH. Accordingly, TLC relieved the existing $5,610,000 deposit liability and recognized real estate revenues of $5,610,000 for this transaction during the year ended October 29, 2004. Additionally, the Convertible Secured Note was increased by $990,000 for the 15% noncash portion of the consideration for the remaining Development Real Estate.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party (continued)

In June 2005, TLC and TLH agreed, as permitted by the Credit Agreement and Note Purchase Agreement, to cancel the Convertible Secured Note. The cancellation of the Convertible Secured Note had no effect on the financial statements of TLC or the Company, as the Company was intending to recognize revenues, profits and interest on the portion of the sales price represented by the Convertible Secured Note as collections were made, and the balance of the Convertible Secured Note was fully offset by deferred revenue prior to its cancellation.

As part of the East West Joint Venture’s development activities within the village at Northstar, certain existing facilities of TLC were dismantled during the year ended October 29, 2004 in order to permit the construction of the planned village expansion. The East West Joint Venture is obligated to provide TLC with replacement space for the facilities which were dismantled. As this transaction constitutes an exchange of a productive asset not held for sale in the ordinary course of business for an equivalent interest in a similar productive asset, no gain or loss was recognized for this exchange. Under generally accepted accounting principles, the carrying value of the existing facilities of $2,343,000 will become the accounting basis for the replacement space to be provided. The estimated fair value of the replacement space to be provided by the East West Joint Venture is approximately $2,700,000. In addition, as of October 29, 2004, the Company had a receivable from the East West Joint Venture of $800,000 for certain reimbursable costs and expenses, which was collected in March 2005.

8.	Management Agreement with Related Party

On May 26, 2000, the Company and Parent entered into an Amended and Restated Management Agreement (the “Management Agreement”) with Booth Creek Management Corporation (the “Management Company”) pursuant to which the Management Company agreed to provide Parent, Booth Creek and its subsidiaries with management advice with respect to, among other things, (i) formulation and implementation of financial, marketing and operating strategies, (ii) development of business plans and policies, (iii) corporate finance matters, including acquisitions, divestitures, debt and equity financings and capital expenditures, (iv) administrative and operating matters, including unified management of the Company’s ski resorts, (v) research, marketing and promotion, and (vi) other general business matters. The Company’s Chairman and Chief Executive Officer is the sole shareholder, sole director and Chief Executive Officer of the Management Company.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

8.	Management Agreement with Related Party (continued)

Under the terms of the Management Agreement, Parent and the Company provide customary indemnification, reimburse certain costs and pay the Management Company an annual management fee of $100,000, plus a discretionary operating bonus. Management fees and reimbursable expenses incurred by the Company during the years ended October 28, 2005, October 29, 2004 and October 31, 2003 were $75,000 per year.

9.	Employee Benefit Plan

The Company maintains a defined contribution retirement plan (the “Plan”), qualified under Section 401(k) of the Internal Revenue Code, for certain eligible employees. Pursuant to the Plan, eligible employees may contribute a portion of their compensation, subject to a maximum amount per year as specified by law. The Company provides a matching contribution based on specified percentages of amounts contributed by participants. The Company’s contribution expense for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 was $658,000, $661,000 and $607,000, respectively.

10.	Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10.	Business Segments (continued)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Revenue:
Resort operations	$99,445	$105,377	$104,963
Real estate and other	7,522	10,033	10,084

	$106,967	$115,410	$115,047

Depreciation, depletion and noncash cost of real estate sales:
Resort operations	$14,327	$13,848	$15,639
Real estate and other	1,362	2,388	4,611

	$15,689	$16,236	$20,250

Selling, general and administrative expense:
Resort operations	$23,144	$22,149	$20,692
Real estate and other	1,734	1,042	1,371

	$24,878	$23,191	$22,063

Operating income (loss):
Resort operations	$(1,597)	$5,403	$4,663
Real estate and other	3,574	6,034	3,142

	$1,977	$11,437	$7,805

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10.	Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net loss is as follows:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Operating income for reportable segments	$1,977	$11,437	$7,805
Interest expense	(12,779)	(12,071)	(12,492)
Amortization of deferred financing costs	(2,655)	(1,195)	(1,140)
Gain (loss) on early retirement of debt	(889)	—	506
Gain on interest rate swap arrangement	779	—	—
Other income (expense)	121	(2)	(40)

Net loss	$(13,446)	$(1,831)	$(5,361)

Capital expenditures by segment and segment assets were as follows:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Capital expenditures:
Resort operations	$11,151	$11,013	$6,445
Real estate and other	1,754	1,754	2,745

	$12,905	$12,767	$9,190

	October 28, 2005	October 29, 2004
Segment assets:
Resort operations	$138,267	$139,686
Real estate and other	10,578	9,789
Corporate and other nonidentifiable assets	11,196	5,990

	$160,041	$155,465

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events

May 2006 Credit Agreement and Note Purchase Agreement Amendment and Waiver

During the first part of the 2005/06 ski season, the Company experienced certain adverse weather conditions at its resorts, including heavy rains and flooding at its Lake Tahoe resorts over the Christmas/New Year’s holiday period and rain and high winds at its New Hampshire resorts during the Martin Luther King weekend. These weather conditions during key holiday periods negatively impacted the Company’s operating results for the first fiscal quarter of 2006. As a result, the Company did not achieve the minimum EBITDA requirement under the Credit Agreement and Note Purchase Agreement for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of the minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement. The Company was in compliance with the terms, conditions and covenants under the Credit Agreement and Note Purchase Agreement for the second and third fiscal quarters of 2006.

Other Changes in Capitalization

On July 5, 2006, the Company borrowed $5,000,000 under the Credit Agreement pursuant to the terms of a delayed draw feature (the “CapEx A Term Loan”). The proceeds of the CapEx A Term Loan, together with capital contributions of Parent of $4,000,000 and $1,000,000 made on July 14, 2006 and August 18, 2006, respectively, will be utilized by the Company to fund certain expansion capital projects at Northstar.

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain

In anticipation of the sale of the Second Phase property at Loon Mountain (Note 7), Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events (continued)

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain (continued)

incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the First Lien Term Facility in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company determined that it will not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company determined that it will satisfy the minimum EBITDA covenant for such period under the Note Purchase Agreement. However, in the event amounts due under the Credit Agreement are called by the lenders, the amounts due under the Note Purchase Agreement would also become callable by the lenders under cross default provisions in the Note Purchase Agreement. The Credit Agreement permits the Company to cure a breach of the minimum EBITDA covenant for this period through a capital contribution from its Parent in an amount sufficient to alleviate the EBITDA shortfall. Alternatively, the Company could potentially pursue another form of cure or waiver of the covenant breach from the lenders under the Credit Agreement. The Company is presently evaluating its options in this regard. However, no assurances can be given with respect to the outcome of this matter. Further, as discussed below, the Company’s Parent is pursuing a strategic transaction which, if consummated, would result in the extinguishment of all amounts outstanding under the Credit Agreement and Note Purchase Agreement.

Pending Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (the “SPA”) with Booth Creek Resort Properties LLC (“BCRP”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that BCRP would acquire the stock of the Company and the stock and membership interests of certain other entities owned by Parent. Parent will retain its interest in TLH and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, and (iv) reimbursement to Parent of the EBITDA losses of the divested entities and certain interest costs for the period from October 28, 2006 to closing. In connection with the closing under the SPA, a portion of the proceeds of the sale will be used to retire all amounts outstanding under the Credit Agreement and Note Purchase Agreement, as well as to retire certain capital lease obligations and operating lease commitments.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events (continued)

Concurrently with the execution of the SPA, BCRP, certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement (the “APA”) for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. CNL has also committed to provide loans in the aggregate amount of $12,000,000 secured by certain other assets BCRP will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

In connection with CNL’s purchase of the Acquired Properties from BCRP, it is anticipated that CNL will lease such resort operating assets on a long-term, triple net basis to tenant subsidiaries of BCRP and the Company. Also as part of the transactions described above, CNL has committed to (i) provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28,700,000 and (ii) to take assignment of TLH’s obligation to acquire certain commercial real estate at Northstar, and to lease such real estate to an affiliate of the Company on a long-term triple net basis.

The parties to the SPA and APA presently expect to consummate the transactions described above on or prior to December 20, 2006. However, all of these transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be consummated.

The Bretton Woods Property

Summarized Financial Information

The following summarized unaudited financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of the Bretton Woods Mountain Resort.

Balance Sheet Data:

	March 31, 2006	December 31, 2005
	(unaudited)
Current assets	$3,784,403	$4,129,450
Noncurrent assets	29,915,142	30,287,745
Current liabilities	7,472,837	9,573,897
Noncurrent liabilities	16,938,165	16,640,090
Partner’s capital	9,288,543	8,203,208

Statement of Operations Data:

	Quarter ended March 31, 2006	Year Ended December 31, 2005
	(unaudited)
Revenues	$9,909,829	$30,056,892
Gross Profit	$4,907,163	$13,499,123
Net income (loss)	$307,778	$(1,204,363)

Family Entertainment Centers

Summarized Financial Information (Unaudited)

The following unaudited combined summarized financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of eleven family entertainment center properties from Trancas Capital, LLC:

Combined Balance Sheet Data:

	September 30, 2006	December 31, 2005
Current assets	$24,376	$1,304,470
Noncurrent assets	33,426,452	34,329,046
Current liabilities	2,387,929	648,885
Noncurrent liabilities	1,791,863	973,233
Equity	29,271,036	34,011,398

Combined Statement of Operations Data:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Revenues	$8,054,343	$3,539,788
Gross profit	$6,811,086	$3,213,169
Net income (loss)	$(1,619,369)	$(187,752)

The EAGL Golf Portfolio

Summarized Financial Information (unaudited)

The following unaudited combined summarized financial information is filed as a part of this Prospectus Supplement as a result of the Company’s acquisition of seven golf properties from Evergreen Alliance Golf Limited, LP and Westbrook Fund IV EAGL Parent LLC:

Combined Balance Sheet Data:

	September 24, 2006	December 25, 2005
Current assets	$2,995,382	$2,693,765
Noncurrent assets (1)	29,480,444	30,958,409
Current liabilities	3,912,533	3,445,568
Noncurrent liabilities	21,782,807	22,065,343
Partner’s capital	6,780,485	8,141,263

Combined Statement of Operations Data:

	Nine Months Ended September 24, 2006	Year Ended December 25, 2005
Revenues	$14,887,778	$18,234,613
Gross profit	$2,799,611	$3,369,410
Net income (loss) from continuing operations	$(1,516,642)	$(2,177,353)
Net income (loss)	$(1,516,642)	$(2,177,353)

FOOTNOTES:

(1)	Includes the carrying value of $1,988,451 and $2,340,535 as of September 24, 2006 and December 25, 2005, respectively, representing a 47.5% partnership interest in the Cowboys Golf Club.

APPENDIX B

Prior Performance Tables

APPENDIX B

PRIOR PERFORMANCE TABLES

The following information updates the corresponding information in Tables I, II and III of Appendix B to the prospectus:

Table I – Experience in Raising and Investing Funds

FOOTNOTES:

Note 5:	The amounts shown represent the combined results of the Retirement Properties REIT’s Initial Offering, 2000 Offering, 2002 Offering and 2003 Offering only, due to the fact that the 2004 Offering was not yet fully subscribed at December 31, 2005.

Table II – Compensation To Sponsor

CNL Hotels & Resorts, Inc.

Dollar amount of cash generated from (used in) operations before deducting payments to sponsor:
2005 (Note 3)	202,196,000

Table III – Operating Results of Prior Programs

CNL Hotels & Resorts, Inc.

2004 (Note 1&2)
Less:
Depreciation and amortization	(145,872,000)

Past performance is not necessarily indicative of future performance.

The following table updates and replaces the corresponding table of Appendix B to the prospectus.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2001 (Note 2)	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)
Gross revenue	$1,764,217	$15,571,000	$90,300,000	$259,818,000	$381,074,000
Interest and other income	135,402	1,909,000	1,625,000	4,771,000	2,970,000
Equity in earnings of unconsolidated entity	—	6,000	11,000	178,000	227,000
Less: Operating expenses	(343,472)	(2,118,000)	(9,797,000)	(39,964,000)	(66,335,000)
Interest and loan cost amortization expense	(105,056)	(1,534,000)	(9,588,000)	(42,783,000)	(76,171,000)
Provision for doubtful accounts	—	—	—	(3,900,000)	(3,082,000)
Depreciation and amortization	(535,126)	(3,190,000)	(17,277,000)	(62,512,000)	(98,446,000)
Organizational costs	—	—	—	—	—
Minority interests in income of consolidated subsidiaries	—	(433,000)	—	(93,000)	(706,000)

Income (loss) from continuing operations - GAAP basis	915,965	10,211,000	55,274,000	115,515,000	139,531,000
Income (loss) from discontinued operations - GAAP basis	—	1,161,000	3,186,000	2,403,000	(3,950,000)

Net income (loss) - GAAP basis	915,965	11,372,000	58,460,000	117,918,000	135,581,000

Taxable income
- from operations (Note 9)	600,447	7,792,000	27,477,000	56,155,000	81,871,000

Cash generated from operations (Note 6)	2,173,379	16,976,000	60,807,000	139,573,000	188,309,000
Less: Cash distributions to investors (Note 10)
- from operating cash flow	(1,507,322)	(14,379,000)	(59,784,000)	(139,573,000)	(175,958,000)
- from sale of properties	—	—	—	—	—
- from cash flow from prior period	—	—	—	(4,842,000)	—
- from return of capital (Note 11)	—	—	—	(2,723,000)	—

Cash generated (deficiency) after cash Distributions	666,057	2,597,000	1,023,000	(7,565,000)	12,351,000
Special items (not including sales of real Estate and refinancing):
Subscriptions received from stockholders	59,519,751	371,135,000	1,059,981,000	880,268,000	215,397,000
Stock issuance costs	(6,903,096)	(40,232,000)	(99,309,000)	(89,039,000)	(17,254,000)
Acquisition of land, building and equipment on operating leases	(20,269,138)	(193,176,000)	(661,946,000)	(921,698,000)	(371,026,000)
Investment in direct financing leases	—	(128,065,000)	(263,330,000)	(50,230,000)	(278,000)
Investment in lease intangibles	—	(8,408,000)	(23,220,000)	(50,064,000)	(15,044,000)
DASCO acquisition	—	—	—	(204,441,000)	—
Investment in notes receivable	—	(2,000,000)	—	—	(16,000,000)
Proceeds from notes receivable	—	—	2,000,000	—	—
Investment in unconsolidated subsidiary	—	(350,000)	—	—	—
Contributions from minority interests	—	—	—	997,000	3,093,000
Distributions to minority interests	—	(509,000)	—	(45,000)	(459,000)
Payment of acquisition fees and costs	(2,644,534)	(16,132,000)	(53,126,000)	(73,124,000)	(20,575,000)
Payment of deferred leasing costs	—	—	—	(864,000)	(1,039,000)
Increase in restricted cash	(17,797)	(1,650,000)	(13,127,000)	(9,448,000)	6,082,000
Proceeds from borrowings on line of credit	—	—	71,370,000	—	115,000,000
Repayments on line of credit	(3,795,000)	—	(51,370,000)	—	(60,000,000)
Proceeds from borrowings on mortgages payable	—	32,620,000	170,800,000	315,045,000	305,485,000
Principal payments on mortgages payable	—	(268,000)	(13,832,000)	(28,964,000)	(66,219,000)
Proceeds from construction loans payable	—	—	7,402,000	73,618,000	63,367,000
Repayments of construction loans payable	—	—	—	—	(1,315,000)
Proceeds from term loan	—	—	—	60,000,000	—
Repayment of term loan	—	—	—	—	(60,000,000)
Proceeds from issuance of bonds payable	—	—	8,203,000	12,063,000	12,622,000
Retirement of bonds payable	—	—	(6,589,000)	(7,736,000)	(9,057,000)
Payment of loan costs	—	(1,309,000)	(7,523,000)	(10,149,000)	(11,707,000)
Retirement of shares of common stock	(13,020)	(174,000)	(1,117,000)	(3,933,000)	(40,303,000)

Cash generated (deficiency) after cash distributions and special items	26,543,223	14,079,000	126,290,000	(115,309,000)	43,121,000

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 8)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 9)	41	42	48	42	48

- from recapture	—	—	—	—	—

Capital gain (Note 10)	—	—	—	—	—

Past performance is not necessarily indicative of future performance.

	2001 (Note 2)	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)
Cash distributions to investors Source (on GAAP basis)
- from investment income	38	52	66	56	55
- from capital gain	—	—	—	—	—
- from investment income from prior period	—	—	—	—	—
- from return of capital (Note 11)	25	13	1	14	16

Total distributions on GAAP basis (Note 12)	63	65	67	70	71

Source (on cash basis)
- from sales	—	—	—	—	—
- from refinancing	—	—	—	—	—
- from operations (Note 6)	63	65	67	66	71
- from cash flow from prior period	—	—	—	2	—
- from return of capital (Note 11)	—	—	—	2	—

Total distributions on cash basis (Note 12)	63	65	67	70	71

Total cash distributions as a percentage of original $1,000 investment (Note 8)	7.0%	7.0%	7.1%	7.1%	7.1%
Total cumulative cash distributions per $1,000 investment from inception	134	199	266	336	407
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of December 31, 2005, $106,527,910 was raised pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering.

Note 5:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering, the 2003 Offering and the 2004 Offering.

Note 6:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 7:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 8:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 9:	Taxable income presented is before the dividends paid deduction.

Note 10:	For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, approximately 67%, 60%, 71%, 65% and 65%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, approximately 33%, 40%, 29%, 35% and 35%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 11:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Past performance is not necessarily indicative of future performance.

TABLE III – CNL RETIREMENT PROPERTIES, INC. – CONTINUED

Note 12:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 10.

Note 13:	Certain data for columns representing less than 12 months have been annualized.

[Intentionally left blank]

Past performance is not necessarily indicative of future performance.